                              EXHIBIT 1 TO FORM CB

                                 Offer Document

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000, IF YOU ARE IN THE UNITED KINGDOM, OR FROM ANOTHER APPROPRIATELY AUTHORISED INDEPENDENT FINANCIAL ADVISER.

If you have sold or otherwise transferred all of your shares in Drew Scientific Group PLC please forward this Document, together with the accompanying documents, at once to the purchaser or transferee, or to the bank, stockbroker or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. The distribution of this Document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this Document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction. This Document should be read in conjunction with the accompanying Drew Listing Particulars and Form of Acceptance.

                                      OFFER

                                       BY

                                  ATLANTIC LAW

                                  ON BEHALF OF

                              ESCALON MEDICAL CORP.

                                       FOR

                            DREW SCIENTIFIC GROUP PLC

TO ACCEPT THE OFFER CONTAINED IN THIS DOCUMENT, THE FORM OF ACCEPTANCE SHOULD BE COMPLETED, SIGNED AND RETURNED, WHETHER OR NOT YOUR SHARES IN DREW SCIENTIFIC GROUP PLC ARE IN CREST, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY POST OR (DURING NORMAL BUSINESS HOURS ONLY) BY HAND AT CAPITA IRG PLC, CORPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH NO LATER THAN 3.00 P.M. ON 4 JUNE 2004. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT IN PARAGRAPH 14 OF PART 1 OF THIS DOCUMENT AND IN THE ACCOMPANYING FORMS OF ACCEPTANCE.

To the best of the knowledge and belief of the Escalon Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Document so far as it relates to Escalon is in accordance with the facts and does not omit anything likely to affect the import of such information. The Escalon Directors accept responsibility accordingly. Atlantic Law, which is regulated by the Financial Services Authority, is acting exclusively for Escalon and no one else in connection with the Offer and will not be responsible to anyone other than Escalon for providing the protections afforded to customers of Atlantic Law nor for providing advice in relation to the Offer.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails, or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Accordingly, copies of this Document and any related documents are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa and the Offer cannot be accepted by any such use, instrument or facility or from within Canada, Australia, New Zealand, Japan, Ireland or South Africa and persons receiving this Document (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send it in or into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa as doing so may render invalid any purported acceptance of the Offer. The availability of the Offer to persons who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Further information for overseas shareholders is set out in paragraph 6 of Part B of Appendix I to this Document. Any person (including, without limitation, any nominee, trustee or custodian) who would, or otherwise intends to, or who may have a contractual or legal obligation to, forward this Document and/or any related document to any jurisdiction outside the United Kingdom should read that paragraph before taking any action.

The Escalon Shares will be issued pursuant to the exemptions afforded under Rule 802 of the United States Securities Act 1933 (as amended). The New Escalon Shares have not been and will not be registered under the US Securities Act, or under the securities laws of any state, district or other jurisdiction of the Unites States, the relevant clearances have not been, nor will they be, obtained from the securities commission of any province or territory of Canada, no prospectus has been lodged with, or registered by the Australian Securities and Investments Commission or the Japanese Ministry of Finance; and the New Escalon Shares have not been, nor will they be, registered under or offered in compliance with applicable securities laws of any state, province, territory or jurisdiction of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Accordingly, the New Escalon Shares may not (unless an exemption under relevant securities laws is applicable) be offered, sold, resold or delivered, directly or indirectly, in or into Canada, Australia, New Zealand, Japan, Ireland or South Africa, or any other jurisdiction if to do so would constitute a violation of the relevant laws of, or require registration thereof in such jurisdiction, or for the account or benefit of any Canadian, Australian, New Zealander, Japanese, Irish or South African person.

ATTENTION OF UNITED STATES DREW SHAREHOLDERS IS DRAWN TO PARAGRAPH 21 OF PART 1 OF THIS DOCUMENT.

                                TABLE OF CONTENTS

                                                                  Page
PART 1            LETTER FROM ATLANTIC LAW                           3

APPENDIX I        CONDITIONS AND FURTHER TERMS OF THE OFFER
                  PART A - CONDITIONS OF THE OFFER                  15
                  PART B - FURTHER TERMS OF THE OFFER               19
                  PART C - FORM OF ACCEPTANCE                       26

APPENDIX II       ADDITIONAL INFORMATION
                  PART A - ADDITIONAL INFORMATION                   30
                  PART B - MATERIAL CONTRACTS                       35
                  PART C - RISK FACTORS                             37

APPENDIX III      FINANCIAL INFORMATION
                  PART A - FINANCIAL INFORMATION ON ESCALON         42
                  PART B - FINANCIAL INFORMATION ON DREW            88

APPENDIX IV       DEFINITIONS                                      113

                                     PART 1

                            LETTER FROM ATLANTIC LAW

                                  Atlantic Law
                            SOLICITORS AND ATTORNEYS

                   ONE GREAT CUMBERLAND PLACE, LONDON W1H 7AL

                                                                     14 May 2004

To Drew Shareholders and, for information only, to holders of Drew Options

Dear Sir or Madam

OFFER FOR DREW SCIENTIFIC GROUP PLC BY ATLANTIC LAW ON BEHALF OF ESCALON MEDICAL
                                     CORP.

Initially capitalised terms used in this Document shall, save where the context otherwise requires, have the meanings ascribed to such terms in Appendix IV of this Document.

1.       INTRODUCTION

On 8 April 2004, Atlantic Law on behalf of Escalon announced the terms of an offer which it was proposed be made by Escalon for the entire issued and to be issued share capital of Drew.

This Document and the accompanying Form(s) of Acceptance contain the formal terms and conditions of the Offer for your Drew Shares. This Document and the accompanying Drew Listing Particulars contain certain financial and other information on Escalon and Drew. Further information on Escalon and Drew is set out in Appendix II and III to this Document, and should be read in conjunction with this Document.

2.       THE OFFER

On behalf of Escalon, Atlantic Law hereby offers to acquire, on the terms and subject to the conditions set out in this Document and in the Form of Acceptance, all of the Drew Shares, issued and to be issued.

Under the terms of the Offer:

(i)      Drew Shareholders will be offered:

           FOR EACH DREW SHARE                 0.0051 NEW ESCALON SHARES

(ii) The Offer is made on the basis of 0.0051 Escalon Shares for 1 Drew Share which represents a premium of approximately 0.55 per cent. on the Drew share price. This is based on an Escalon Share price of $21.00 or L11.83 (at a conversion rate of $1.7752 to L1, which represents the closing price of Escalon Shares on close of regular trading on 12 May
         2004).

(iii) Escalon will seek the recommendation of the board of directors of Drew but the Offer is not conditional upon such recommendation.

(iv) The Offer will be kept open for 21 days from the date it is declared unconditional in all respects to enable the holders of Drew Options to exercise their rights and accept the Offer.

(v) Full acceptance of the Offer by existing Drew Shareholders would involve the issue of approximately 454,010 new Escalon Shares, which would represent 8.30 per cent. of the enlarged issued share capital of Escalon, assuming that the holders of Drew Options do not accept the Offer.

(vi) The exercise of the Drew Options and the acceptance of the Offer by the holders of Drew Options, would involve the issue of up to a further 3,978 new Escalon Shares.

(vii) The total Escalon Shares issued pursuant to this Offer would represent up to approximately 8.37 per cent. of the enlarged issued share capital of Escalon, assuming full acceptance of the Offer and that the holders of Drew Options exercise and accept the Offer.

(viii) Fractions of New Escalon Shares will not be allotted or issued to holders of Drew Shares who accept the Offer and entitlements thereto will be rounded down to the nearest whole number.

IF YOU ARE CONSIDERING ACCEPTING THE OFFER, YOUR ATTENTION IS DRAWN TO THE "RISK FACTORS" SET OUT IN PART C OF APPENDIX II. IN ADDITION, YOU ARE STRONGLY ADVISED TO CONSULT A STOCKBROKER, BANK MANAGER, ACCOUNTANT OR OTHER INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 WHO SPECIALISES IN ADVISING ON THE ACQUISITION OF SHARES OR OTHER SECURITIES.

3.       VALUE OF THE OFFER

(i) On the last practicable date prior to announcement of the Offer, being 7 April 2004, the issued share capital of Drew was valued at L3,264,125 based on 59,347,729 Drew Shares in issue and a share price of 5.5 pence for each Drew Share.

(ii) The value of the Offer on 7 April 2004, being the last practicable date prior to the date of the announcement of the Offer, based on the issue of 0.0048 New Escalon Shares for each Drew Share and an Escalon Share price of L12.62 at a conversion rate of $1.842 to L1, was L3,595,047.

(iii) On the last practicable date prior to the publication of this Document, being 12 May 2004, the issued share capital of Drew was valued at L5,341,296 based on 89,021,593 Drew Shares in issue and a share price of 6.0 pence for each Drew Share.

(iv) THE VALUE OF THE OFFER ON 12 MAY 2004, BEING THE LAST PRACTICABLE DATE PRIOR TO THE PUBLICATION OF THIS DOCUMENT, BASED ON THE ISSUE OF 0.0051 NEW ESCALON SHARES FOR EACH DREW SHARE AND AN ESCALON SHARE PRICE OF $21.00 OR L11.83 AT A CONVERSION RATE OF $1.7752 TO L1 WAS L5,370,782.

(v) The value of the Offer on the above basis represents a premium of 0.55 per cent. over the closing mid-market price of a Drew Share on 12 May 2004, being the last practicable date prior to the date of the publication of this Document.

(vi) Assuming acceptance of the Offer in full and based on the shares in Escalon and Drew in issue as at the date of this Document, existing Escalon Shareholders will hold approximately 91.70 per cent. of the Enlarged Group and Drew Shareholders will hold approximately 8.30 per cent. of the ordinary issued share capital of the Enlarged Group.

4.       GENERAL TERMS OF THE OFFER

(i) The Drew Shares will be acquired under the Offer fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them after 8 April 2004 (the day of the original announcement by Escalon of its intention to make an offer for the Drew Shares), including the right to receive all dividends declared, made or paid thereafter.

(ii) The Offer will be subject to the terms and conditions set out in Appendix I to this Document and in the Form of Acceptance. The Offer can only become effective if all conditions to the Offer have been satisfied or waived.

5.       BACKGROUND TO AND REASONS FOR THE OFFER

Escalon operates in the medical device market currently specialising in the development, manufacture, marketing and distribution of ophthalmic medical devices, vascular access devices and pharmaceuticals. Escalon Shares are traded on NASDAQ SmallCap Market under the ticker symbol ESMC.

Drew, based in the United Kingdom and with manufacturing operations in Texas and Connecticut, is a diagnostics company specialising in the design, manufacture, sale and distribution of analytical systems for laboratory testing worldwide. Drew provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as Veterinary hematology and blood chemistry. Based upon Drew's 31 March 2003 Annual Report, approximately seventy percent of Drew's sales are in the US. Escalon considers Drew's US sales and operations as an expansion and cost saving opportunity.

In March 2004 Escalon completed a private placement of 800,000 Escalon Shares and warrants, entitling the holders to purchase 120,000 new Escalon Shares, to certain accredited and institutional investors. Pursuant to this private placement Escalon raised net proceeds of approximately $9,800,000. This private equity financing has provided Escalon with the flexibility to invest in a broader range of expansion opportunities.

Escalon Medical Corp. has achieved its growth since January 1999 primarily through acquisitions. Escalon has sought acquisitions that satisfy Escalon's criteria that the acquired company has a strong position within a niche medical device market. Escalon's Sonomed and Vascular Access divisions are prime examples of successful acquisitions using this criteria.

Escalon desires to acquire Drew to establish a strong position in the market for diagnostic laboratory equipment and supplies. Escalon believes that Drew meets Escalon's criteria for acquisition because Drew has the potential to be a strong player in what Escalon believes is a niche and high-margin market.

The acquisition would provide Drew with needed working capital and provide Escalon with another vehicle for growth. Following the successful completion of the Offer it is intended that Drew should operate as a separate division of Escalon.

Escalon considers that it has achieved its success through the commitment, knowledge and skills of its employees. Escalon believes that to achieve the same success with regards to Drew, Escalon will rely on many of Drew's key current employees who share the same attributes.

Over the last few years, Escalon's financial results have been based upon the application of a consistent strategy to optimise shareholder return. Escalon intends to apply the same strategy to Drew: a focus on effective research and development, efficient manufacturing, sales effectiveness and the elimination of non-value adding costs.

Upon the successful completion of the Offer, Escalon intends promptly to provide Drew with working capital reasonably sufficient to support its operations, and ensure that its customers' orders are satisfied.

Escalon intends to manage Drew to grow market share and achieve profitability in order to attempt to attain the same growth that Escalon has achieved through Sonomed and Vascular Access divisions.

6.       INFORMATION ON ESCALON

Information on Escalon is set out below and in Appendix II and III.

The market capitalisation of Escalon based on the closing price of an Escalon Share on 12 May 2004 (being the last practicable date prior to the publication of this Document) of $21.00 or L11.83 is approximately $105,333,312 or L59,336,025, based on an exchange rate of $1.7752 to L1.

No financial information relating to Escalon has been published since 8 April 2004, being the date of publication of its announcement of an intention to make an offer for Drew.

Financial information on Escalon set out in Appendix III has been extracted from its forms 10Q, 10K and 10K/A filed with the SEC. Drew Shareholders can view Escalon's published information on the EDGAR document retrieval system located at www.sec.gov.

7.       INFORMATION ON DREW

Information on Drew is set out below, Appendix II and III and the Drew Listing Particulars.

The market capitalisation of Drew based on the closing mid-market price of a Drew Share on 12 May 2004 (being the last practicable date prior to the publication of this Document) of 6.0p is approximately L5,341,296.

The Drew Listing Particulars dated 18 March 2004 sought shareholder approval of a 1 for 2 rights issue of 29,673,864 rights shares at 5 pence per share to qualifying Drew Shareholders, in order to raise approximately L1.48 million before expenses. The Rights Issue was fully underwritten. The number of new Drew Shares issued pursuant to the Rights Issue increased the issued shares of Drew from 59,347,729 to 89,021,593. Further details of the Rights Issue are contained in the Drew Listing Particulars.

Drew Shareholders approved resolutions in connection with the Rights Issue at an Extraordinary General Meeting of Drew on 15 April 2004.

The Rights Issue is fully underwritten by a group of underwriters pursuant to an underwriting agreement dated 16 March 2004 between Union Investment Management Limited, the underwriters and Drew.

On 7 May 2004, Drew announced that it had received valid acceptances in respect of 16,173,936 new Drew Shares pursuant to the Rights Issue representing 54.51 per cent. of the new Drew Shares offered under the Rights Issue. Drew also announced that the underwriters of the Rights Issue will, therefore, be subscribing for the remaining 13,499,928 new Drew Shares under the Rights Issue.

Additional Information on Drew is set out in Appendix II and III and the Drew Listing Particulars.

8.       BOARD AND MANAGEMENT

The Escalon Board is expected to remain unchanged.

9.       CURRENT TRADING AND PROSPECTS

Escalon's interim results for the six months ending 31 December 2003, as set out in Part A of Appendix III, show the growth of revenue in the Escalon businesses.

In the first six months of the current financial year ending 30 June 2004, Escalon reported a 138 per cent. gain in net income to $1,444,117, or $0.357 per diluted share from net income of $606,831, or $0.178 per diluted share in the first six months of the financial year ending 30 June 2003. Net revenue for the first six months of the current financial year ending 30 June 2004 was $7,169,567 compared to $6,275,518 in the prior year period, a 14.2 per cent. gain.

Escalon believes that the Enlarged Group can achieve cost savings by the delisting of Drew and the integration of both the businesses to the extent feasible which should contribute to a positive trend for the Enlarged Group.

Escalon intends to apply to list Escalon Shares for trading on the NASDAQ National Market, transferring from the NASDAQ SmallCap Market. Escalon cannot assure that this transfer will be approved by NASDAQ or that such transfer will occur promptly, if at all.

DREW SHAREHOLDERS SHOULD REVIEW CAREFULLY THE "RISK FACTORS" SET OUT IN PART C OF APPENDIX II PRIOR TO ACCEPTING THE OFFER.

10.      FINANCIAL EFFECTS OF THE OFFER

The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects on the capital value and income for an accepting Drew Shareholder holding 10,000 Drew Shares if the Offer becomes or is declared unconditional in all respects:

(a)      Capital value for Drew Shareholders


                                                           Note
Market value of 51 Escalon Shares on 12 May 2004        L603.31 (1)
Market value of 10,000 Drew Shares 12 May 2004          L   600 (2)
Increase in capital value per 10,000 Drew Shares        L  3.31

         Notes:

         (1) The market value of the Escalon Shares is based on the closing quotation of $21.00 (L11.83) per Escalon Share (as derived from the NASDAQ SmallCap Market) as at the close of business on 12 May 2004 (being the last practicable date prior to the publication of this Document).

         (2) The market value of the Drew Shares is based on the closing middle market quotation of 6.0 pence per Drew Share (as derived from the Daily Official List) as at the close of business on 12 May 2004 (being the last practicable date prior to the publication of this Document).

The values set above reflect market conditions at the last practicable date prior to the publication of this Document.

(b)      Income

Since neither Escalon nor Drew currently pay nor propose to pay dividends there will be no impact on income.

(c)      Effects of Full Acceptance of the Offer on Escalon

The Escalon Board anticipates that the full acceptance of the Offer is unlikely to have any significant negative effect on Escalon's assets, profits and business.

(d)      Enlarged Group 5 per cent. Shareholders

On the basis that the Offer becomes unconditional, no shareholders will hold an interest in the Enlarged Group of 5 per cent. or more of the issued share capital.

11.      MANAGEMENT AND EMPLOYEES

Escalon attaches great importance to the skills and experience of the existing management and employees of Drew and considers that they may have greater opportunities in the Enlarged Group.

Escalon expects to retain many of Drew employees within the United States who are involved in manufacturing, research and development and sales. However, the future retention of any Drew employees involved in administration and support services will be reviewed by Escalon to determine whether any of these functions can be performed at Escalon's corporate offices. For example, Escalon anticipates that financial support functions such as responsibility for the management of debtors and creditors are likely to be transferred to Escalon's corporate offices in the United States. Escalon intends to review the need for continuing the UK manufacturing operation according to the needs for capacity and specific expertise.

Escalon intends to consider whether any of the existing Drew Directors could play a useful role either as an employee or consultant to the Enlarged Group.

The management of the Enlarged Group will be undertaken by the Escalon Board.

The pension obligations of Drew will be honoured in accordance with existing agreements.

12.      ACCOUNTING AND YEAR-END

The Enlarged Group will use Escalon's year-end and accounting policies.

13.      RIGHTS ATTACHING TO NEW ESCALON SHARES

Escalon does not currently pay dividends on Escalon Shares. The Escalon Board does not anticipate the Enlarged Group paying any dividends in the foreseeable future. Drew Shareholders who accept the Offer shall be entitled to receive all dividends and distributions attributable to their New Escalon Shares as may in future be declared or made pari passu with other holders of Escalon Shares.

New Escalon Shares will rank pari passu in all respects with the existing issued Escalon Shares including in respect of rights of participation in dividends and capital.

The rights attaching to the New Escalon Shares in connection with entitlement to dividends and participation in capital are as follows:

(a) Dividends may be paid to the holders of New Escalon Shares when and if declared by the Escalon Board from funds legally available for dividends. Under the Pennsylvania Business Corporation Law, the Escalon Board may authorise distributions, including dividends, unless: (i) Escalon would be unable to pay its debts as they become due in the usual course of its business; or (ii) as a result of making such distributions the total assets of Escalon would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

(b) In the event of any liquidation, dissolution or winding-up of the affairs of Escalon, the holders of New Escalon Shares will be entitled to share pro-rata in Escalon's assets remaining after provision for payment of creditors and for the payment of any liquidation preference to the holders of any outstanding series of preferred stock that Escalon may issue from time to time.

Holders of New Escalon Shares will not have any rights to interest payments or redemption rights on account of their ownership of New Escalon Shares.

14.      PROCEDURE FOR ACCEPTANCE OF THE OFFER

This section should be read together with Part C of Appendix I and the notes to the relevant Form of Acceptance.

(a)      Completion of the Form of Acceptance in respect of Drew Shares

If you hold Drew Shares in uncertificated form (that is to say, in CREST), you should complete a separate Form of Acceptance for each holding. In addition, you should complete separate Forms of Acceptance for Drew Shares held in uncertificated form but under different member account IDs and for Drew Shares held in certificated form but under different designations. Additional Forms of Acceptance are available from the offices of Atlantic Law at One Great Cumberland Place, London W1H 7AL or from Capita by telephoning 0870 162 3100 or if you are calling from overseas +44 208 639 2157.

(i)      To accept the Offer

         To accept the Offer in respect of all your Drew Shares, you must complete Boxes 1 and 3 on the Form of Acceptance and, where appropriate, Boxes 5 and 6. If your Drew Shares are in CREST you must complete Box 4. In all cases you must sign Box 2 on the Form of Acceptance IN THE PRESENCE OF A WITNESS, WHO SHOULD ALSO SIGN IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED THEREON.

(ii)     To accept the Offer in respect of less than all your Drew Shares

         To accept the Offer in respect of less than all your Drew Shares you must insert in Box 1 on the Form of Acceptance such lesser number of Drew Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in (i) above in respect of such lesser number of Drew Shares. If you do not insert a number in Box 1, but otherwise complete and return a Form of Acceptance a valid acceptance will be deemed to be made in respect of all the Drew Shares held by you.

IF YOU HAVE ANY QUESTIONS AS TO HOW TO COMPLETE THE FORM OF ACCEPTANCE, PLEASE TELEPHONE CAPITA ON 0870 162 3100 OR IF YOU ARE CALLING FROM OVERSEAS +44 208 639 2157.

This section should be read together with Part C of Appendix I.

(b)      Return of Form(s) of Acceptance

To accept the Offer, the completed signed and witnessed Form(s) of Acceptance should be returned (whether or not your Drew Shares are in CREST) by post or by hand to Capita at The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH together (subject to paragraphs (c) and (d) below) with the relevant share certificate(s) and/or other document(s) of title as soon as possible, BUT IN ANY EVENT SO AS TO ARRIVE NO LATER THAN 3.00 P.M. ON 4 JUNE 2004. NO ACKNOWLEDGEMENT OF RECEIPT OF DOCUMENTS WILL BE GIVEN BY OR ON BEHALF OF ESCALON. THE INSTRUCTIONS PRINTED ON THE FORM OF ACCEPTANCE ARE DEEMED TO FORM PART OF THE TERMS OF THE OFFER.

Any Form of Acceptance received in an envelope postmarked in Canada, Australia, Japan, Ireland or South Africa or otherwise appearing to Escalon or its agents to have been sent from Canada, Australia, Japan, Ireland or South Africa may be rejected as an invalid acceptance of the Offer. For further information on overseas shareholders, see sub-paragraph (g) below.

(c)      Documents of title

If your Drew Shares are in certificated form, a completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason the relevant share certificate(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form(s) of Acceptance, as stated above, so as to be received by Capita by no later than 3 p.m. on 4 June 2004. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available and a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. No acknowledgement of receipt of documents will be given. If you have lost your share certificate(s) and/or other document(s) of title, you should contact Drew's registrars, Capita Registrars, The Registry, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TU for a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post to Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

(d) Additional procedures for Drew Shares in uncertificated form (that is in CREST)

If your Drew Shares are in uncertificated form, you should insert in Box 4 of the Form of Acceptance the participant ID and member account ID under which such Drew Shares are held by you in CREST and otherwise complete and return the respective Form(s) of Acceptance, as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the Drew Shares in respect of which you wish to accept the Offer to an escrow balance (that is, a TTE instruction) specifying Capita (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible AND IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NO LATER THAN 3.00 P.M. ON 4 JUNE 2004.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Drew Shares are held. In addition, only your CREST sponsor will be able to send the required TTE instruction to CRESTCo in relation to your Drew Shares.

You should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

-        the number of Drew Shares to be transferred to an escrow balance;

- your member account ID. This must be the same member account ID as that inserted in Box 4 of the Form of Acceptance;

- your participant ID. This must be the same participant ID as that inserted in Box 4 of the Form of Acceptance;

- for the Drew Shareholders accepting the Offer, the member account ID of the escrow agent which is DREW;

- the participant ID of the escrow agent, Capita, in its capacity as CREST receiving agent which is RAIO;

- the Form of Acceptance reference number. This is the reference number that appears beside Box 4 on the Form of Acceptance. This reference number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita to match the TTE to your Form of Acceptance. YOU SHOULD KEEP A SEPARATE RECORD OF THIS REFERENCE NUMBER FOR FUTURE REFERENCE;

- the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. on 4 June 2004;

- the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST;

- for the Drew Shareholders accepting the Offer the Corporate Action ISIN is GB0002815263 in respect of the Offer;

-        input with standard TTE instruction of priority 80.

After settlement of the TTE instruction, you will not be able to access the Drew Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the escrow agent will transfer the Drew Shares concerned to itself in accordance with paragraph (f) of Part C of Appendix I to this Document.

You are recommended to refer to the CREST manual published by CRESTCo for further information on the CREST procedures outlined above. For ease of processing, you are requested, wherever possible, to ensure that a Form of Acceptance relates to only one TTE instruction.

If no Form of Acceptance reference number, or an incorrect Form of Acceptance reference number, is included in the TTE instruction, Escalon may treat any amount of Drew Shares transferred to an escrow balance in favour of the escrow agent specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form(s) of Acceptance which relate(s) to the same member account ID and participant ID (up to the amount of Drew Shares inserted or deemed to be inserted on the Form(s) of Acceptance concerned).

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES IN CREST FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO YOUR DREW SHARES TO SETTLE PRIOR TO 3.00 P.M. ON 4 JUNE 2004. IN THIS REGARD, YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

Escalon will make an appropriate announcement if any of the details contained in this paragraph (d) alter for any reason in any respect that is material to Drew Shareholders

(e)      Deposits of Drew Shares into and withdrawals of Drew Shares from CREST

Normal CREST procedures (including timings) apply in relation to any Drew Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Drew Shares or otherwise). Holders of Drew Shares who are proposing so to convert any such Drew Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Drew Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. on 4 June 2004.

(f)      Validity of acceptance

Without prejudice to Parts B and C of Appendix I, Escalon reserves the right (subject to the terms of the Offer and the City Code) to treat as valid in whole or in part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant TTE instruction or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no allotment of New Escalon Shares under the Offer will be made until after the relevant TTE instruction has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Escalon or Atlantic Law have been received.

(g)      Overseas shareholders

The attention of Drew Shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 6 of Part B and paragraph (c) of Part C of Appendix I and to the relevant provisions of the Form(s) of Acceptance.

The availability of the Offer to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about and observe any applicable requirements.

The Offer is not being made, directly or indirectly, in or into Canada, Australia, Japan, Ireland or South Africa. Accordingly, any accepting Drew Shareholder who is unable to give the warranties set out in paragraph (c) of Part C of Appendix I may be deemed not to have accepted the Offer.

All Drew Shareholders (including nominees, trustees or custodians) who would, or otherwise intend to, forward this document and/or the Form of Acceptance, should read the further details in this regard which are contained in paragraph 6 of Part B and in paragraph (c) of Part C of Appendix I before taking any action.

IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT CAPITA BY TELEPHONE ON 0870 162 3100 OR IF YOU ARE CALLING FROM OVERSEAS +44 208 639 2157. YOU ARE REMINDED THAT, IF YOU ARE A CREST SPONSORED MEMBER IN RESPECT OF YOUR DREW SHARES, YOU SHOULD CONTACT YOUR CREST SPONSOR BEFORE TAKING ANY ACTION.

15.      SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects, settlement of the consideration to which any Drew Shareholder is entitled under the Offer (except as provided in paragraph 6 of Part B of Appendix I in the case of certain overseas Drew Shareholders) will be effected (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date, or (ii) in the case of acceptances received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt, in the following manner:

(a) Drew Shares in certificated form and uncertificated form (that is in CREST)

Where an acceptance relates to Drew Shares in certificated form or uncertificated form, any New Escalon Shares to which the accepting Drew Shareholder is entitled in consequence of the Offer will be issued to such person in certificated form. Definitive certificates for the New Escalon Shares will be despatched by first class post (or by such other method as the Panel may approve) to accepting Drew Shareholders or their appointed agents (but not in or into Canada, Australia, Japan, Ireland or South Africa).

Temporary documents of title will not be issued pending the despatch by post of new definitive share certificates. Holders wishing to register transfers of the New Escalon Shares prior to the issue of the new share certificates will be required to produce their existing certificates for Drew Shares to Capita. On the issue of the definitive share certificates for the New Escalon Shares, the certificates for the relevant Drew Shares will cease to be of value. Every holder of Drew Shares who has not already produced his or her existing certificate(s) to Capita will be bound on the request of Drew to deliver up to Drew, or to any person appointed by Drew, the existing certificate(s) for cancellation.

(c)      General

If the Offer does not become or is not declared unconditional in all respects
(i) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing, to the person or agent whose name and address is set out in Box 3 (or Box 6 as applicable) of the Form(s) of Acceptance or, if none is set out, to the first named holder at his or her registered address and (ii) Capita will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapses, as the Panel may approve), give TFE instructions to CRESTCo to transfer all relevant Drew Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Drew Shareholders concerned. All documents and remittances sent by, to or from Drew Shareholders or their appointed agents will be sent at their own risk.

All mandates, instructions and other instruments in force relating to holdings in Drew Shares will, unless and until amended or revoked, continue in force and be deemed to relate to payments and notices to or by Escalon in respect of New Escalon Shares issued. If a Drew Shareholder holds existing Escalon Shares, the mandates, instructions and instruments in force for Escalon Shares shall supersede the mandates, instructions and instruments of the Drew Shares.

16.      LISTINGS AND DEALINGS

Applications will be made to NASDAQ for the New Escalon Shares to be admitted to trading on NASDAQ SmallCap Market or the NASDAQ National Market, depending on the market on which Escalon Shares are trading on the completion of the Offer. It is expected that listing will become effective and that dealings will commence on the first business day following the day on which the Offer becomes or is declared unconditional in all respects (save for any condition relating to Admission). Applications will not be made to the London Stock Exchange for the New Escalon

Shares to be admitted to trading on its market for listed securities or to the UK Listing Authority for the New Escalon Shares to be admitted to the Official List.

Escalon intends to apply to list Escalon Shares for trading on the NASDAQ National Market, transferring from the NASDAQ SmallCap Market. Escalon cannot assure that this transfer will be approved by NASDAQ or that such transfer will occur promptly, if at all.

Certificates for New Escalon Shares to be issued to Drew Shareholders will be despatched no later than 14 days after the Offer becomes or is declared unconditional in all respects.

Escalon Shareholders who hold their shares in certificated form will retain their existing share certificates, which will remain valid.

17.      COMPULSORY ACQUISITION, CANCELLATION OF LISTING AND RE-REGISTRATION

Escalon intends, assuming it becomes so entitled, to use the procedures set out in sections 428 to 430F of the Companies Act to acquire compulsorily any remaining Drew Shares following the Offer becoming or being declared unconditional in all respects.

If the Offer becomes or is declared unconditional in all respects, Escalon intends to procure the making of an application by Drew to the UK Listing Authority for the cancellation of the listing of Drew Shares on the Official List of the UK Listing Authority and for the cancellation of the admission to trading of Drew Shares on the London Stock Exchange's market for listed securities. It is anticipated that cancellation of listing and trading will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects.

The cancellation of the listing of Drew Shares will significantly reduce the liquidity and marketability of any Drew Shares not assented to the Offer and their value may be affected in consequence.

18.      DREW OPTIONS AND RIGHTS ISSUE

The Offer extends to any Drew Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) while the offer is open for acceptance, or such earlier date as Escalon may, subject to the Code, decide, including any Drew Shares which are unconditionally allotted or issued pursuant to the exercise of Drew Options or any Drew Shares issued pursuant to the Rights Issue. All of the Drew Options were granted at exercise prices higher than the Offer Price. Therefore no proposals will be made to holders of Drew Options.

19.      UNITED KINGDOM TAXATION

THE ESCALON BOARD HAS BEEN ADVISED AS FOLLOWS, ON THE BASIS OF UNITED KINGDOM LAW PRESENTLY IN FORCE AND CURRENT PUBLISHED UNITED KINGDOM INLAND REVENUE PRACTICE. THE FOLLOWING PARAGRAPHS SUMMARISE CERTAIN LIMITED ASPECTS OF THE UK TAXATION CONSEQUENCES OF ACCEPTANCE OF THE OFFER AND THEY RELATE ONLY TO THE POSITION OF CERTAIN CLASSES OF TAXPAYER AND ONLY THOSE DREW SHAREHOLDERS WHO HOLD THEIR DREW SHARES BENEFICIALLY AS AN INVESTMENT, OTHERWISE THAN UNDER A PERSONAL EQUITY PLAN OR AN INDIVIDUAL SAVINGS ACCOUNT, AND WHO ARE RESIDENT OR ORDINARILY RESIDENT IN THE UK FOR TAXATION PURPOSES. IF YOU ARE IN ANY DOUBT AS TO YOUR TAXATION POSITION OR IF YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UNITED KINGDOM, YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER IMMEDIATELY.

(a)      UK taxation of chargeable gains

Liability to UK taxation of chargeable gains will depend on the individual circumstances of the Drew Shareholders.

A Drew Shareholder who (either alone or together with persons connected with him or her) does not hold more than 5 per cent. of, or any class of, shares in or debentures of Drew should not be treated as having made a disposal of his or her Drew Shares for the purposes of UK taxation of chargeable gains to the extent that he or she receives New Escalon Shares in exchange for his or her Drew Shares under the Offer. Any gain or loss which would otherwise have arisen on a disposal of his or her Drew Shares will be "rolled-over" into the New Escalon Shares, and the New Escalon Shares will be treated as the same asset as his or her Drew Shares acquired at the same time and for the same consideration as he or she acquired their Drew Shares.

Any Drew Shareholder who, either alone or together with persons connected with him or her, holds more than 5 per cent. of, or any class of, shares in or debentures of Drew is advised that clearance has not been been obtained from the Inland Revenue under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer, which means that the Inland Revenue has not confirmed that any such shareholder will be treated in the manner described in the preceding paragraph. Any such shareholder who may be concerned as to the likely treatment arising from a decision to accept the Offer in the absence of such confirmation from the Inland Revenue should take independent professional advice.

A Drew Shareholder which is a company and which would on a disposal of its Drew Shares qualify for an exemption from corporation tax on chargeable gains under
Schedule 7AC TCGA 1992 (exemption for disposals by companies with substantial shareholdings) shall not be treated as set out in the two preceding paragraphs. Instead, such a shareholder shall be treated as disposing of its Drew Shares as a result of the Offer becoming or being declared unconditional but any gain or loss arising on the disposal will not be a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains and the shareholder shall be treated as acquiring its New Escalon Shares for an amount equal to the market value of Drew Shares given up.

A disposal of New Escalon Shares by a shareholder who is resident or ordinarily resident in the UK for taxation purposes may, depending on the shareholder's circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains.

A disposal of New Escalon Shares by a shareholder who is not UK resident but who carries on a trade, profession or vocation in the UK through a branch or agency and who has used the New Escalon Shares in or for the purposes of such trade, profession or vocation or who has used, held or acquired the New Escalon Shares for the purposes of such branch or agency may, depending on the shareholder's circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains. In addition, individuals who dispose of New Escalon Shares during a period of temporary non-residence may be liable to UK tax on chargeable gains in respect of those shares in the year of return.

Assuming that the draft legislation dealing with the Taxation of UK Branches of Foreign Companies published on 27 November 2002 is enacted in its current form, then the position as set out in the previous paragraph will no longer apply to a company not resident in the UK. Instead, if such draft legislation is (as is expected) enacted, then a A disposal of New Escalon Shares in an accounting period beginning on or after 1 February 2003 by a company not resident in the UK but which carries on a trade in the UK through a permanent establishment and which used the New Escalon Shares in or for the purposes of the trade or which used, held or acquired the New Escalon Shares for the purposes of such permanent establishment may, depending on the shareholder's circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of UK taxation of chargeable gains.

Individuals who dispose of New Escalon Shares during a period of temporary non-residence may be liable to UK tax on chargeable gains in respect of those shares in the year of return.

(b)      Taxation of dividends

Individuals resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received.

In the case of dividends received from UK companies a UK resident individual will receive the gross amount of the dividend less a tax credit equal to 10 per cent. of the gross dividend (or one ninth of the dividend received). For example, on a dividend received of L90 the tax credit would be L10, and an individual would be liable to income tax in respect of the gross dividend of L100.

UK resident individuals who are liable to income tax at a rate less than the higher rate (currently 40 per cent.) will be charged to tax on gross dividends at the rate of 10 per cent. Accordingly, the tax credit is treated as satisfying the shareholder's income tax liability in respect of the dividend and no further income tax should be payable in respect of the dividend.

UK resident individuals who are liable to income tax at the higher rate will be charged to tax on the gross dividend at the rate applicable to dividends (currently 32.5 per cent.) but are entitled to offset the 10 per cent. tax credit against such liability. After taking into account the 10 per cent. tax credit such an individual will be liable to pay additional income tax at the rate of 22.5 per cent. of the gross dividend (which is equivalent to 25 per cent. of the dividend received). For example, on a dividend received of L90 such a taxpayer would have to pay additional tax of L22.50
(representing 32.5 per cent. of the gross dividend less the 10 per cent. credit). For this purpose, dividends are treated as the top slice of an individual's income such that they are liable to tax at the individual's highest marginal tax rate.

UK resident companies (other than dealers in securities and certain insurance companies) are not liable to corporation tax or income tax in respect of dividends paid to them by UK companies. Escalon is not required to withhold tax at source from dividends paid in respect of its shares.

Individuals resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any dividend received and a tax credit equal to 10 per cent. of the gross dividend (or one-ninth of the dividend received). For example, on a dividend received of L90 the tax credit would be L10, and an individual would be liable to income tax in respect of the gross dividend of L100. UK resident individuals who are liable to income tax at a rate less than the higher rate (currently 40 per cent.) will be charged to tax on the gross dividend at the rate of 10 per cent. Accordingly, the tax credit is treated as satisfying the shareholder's income tax liability in respect of the dividend and no further income tax should be payable in respect of the dividend. UK resident individuals who are liable to income tax at the higher rate will be charged to tax on the gross dividend at the rate applicable to dividends (currently 32.5 per cent.) but are entitled to offset the 10 per cent. tax credit against such liability. After taking into account the 10 per cent. tax credit such an individual will be liable to pay additional income tax at the rate of 22.5 per cent. of the gross dividend (which is equivalent to 25 per cent. of the dividend received). For example, on a dividend received of L90 such a taxpayer would have to pay additional tax of L22.50 (representing 32.5 per cent. of the gross dividend less the 10 per cent. credit). For this purpose, dividends are treated as the top slice of an individual's income such that they are liable to tax at the individual's highest marginal tax rate.

No repayment of the tax credit in respect of dividends can be claimed by a UK resident Escalon Shareholder except where the New Escalon Shares are held in an individual savings account or personal equity plan. In such a case, a claim can be made for repayment of the credit in respect of dividends paid.

UK resident companies which become holders of New Escalon Shares (other than dealers in securities and certain insurance companies) are not liable to corporation tax or income tax in respect of dividends paid by Escalon.

Tax exempt pension funds and charities cannot reclaim from the Inland Revenue tax credits attaching to dividends received on New Escalon Shares, although charities may be entitled to limited compensation in lieu of repayable tax credits until 5 April 2004.

Holders of Escalon Shares who are resident for tax purposes in countries other than the United Kingdom are not generally entitled to claim any part of the tax credit, subject to certain exemptions which may be provided in any double taxation convention which exists between the United Kingdom and such countries. Holders of Escalon Shares who are resident for tax purposes in countries other than the United Kingdom may also be subject to tax on dividend income under any law to which they are subject outside the UK. Such holders of Escalon Shares should consult their own tax advisers concerning their tax liabilities.

US companies paying dividends to UK resident individuals are Escalon will be required to withhold US tax at source from any such dividends paid. in respect of its shares. The rate of withholding tax will generally, and in the absence of relief under a double tax treaty, be 30 per cent. for dividends paid to non-US residents.

Individuals resident in the UK may be able to claim under the US:UK double tax treaty to reduce the rate of withholding tax to, generally, 15 per cent. The net dividend plus the tax credit will, in most circumstances, be treated as income for UK tax purposes, taxed at the recipient's marginal rate, with credit for US tax deducted.

Companies resident in the UK will be subject to corporation tax on the dividends received with credit for withholding taxes, which, under the double tax treaty, will be reduced, generally, to 15 per cent. If the company holds more than 10 per cent. of the shares of Escalon, credit would be available for withholding taxes (which under the treaty would be reduced to 5 per cent.) and for underlying taxes. Specific advice must be sought in connection with the reliefs that are available for US taxes, and in connection with claims for treaty relief.

Tax exempt pension funds may be able to claim exemption from US withholding taxes on dividends.

Holders of Drew Shares who are resident for tax purposes in countries other than the United Kingdom may also be subject to tax on dividend income under any law to which they are subject outside the UK. Such shareholders should consult their own tax advisers concerning their tax liabilities.

(c) Stamp duty and stamp duty reserve tax ("SDRT")

No stamp duty or SDRT will be payable by Drew Shareholders as a result of accepting the Offer.

THE ABOVE STATEMENTS ARE INTENDED AS A GENERAL GUIDE TO THE CURRENT LAW AND PUBLISHED PRACTICE IN THE UNITED KINGDOM. THE ABOVE STATEMENTS ASSUME THAT DREW SHAREHOLDERS DO NOT HOLD THEIR DREW SHARES AND WILL NOT HOLD THEIR NEW ESCALON SHARES IN A DEPOSITARY RECEIPT SCHEME OR A CLEARANCE SERVICES SCHEME. IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT YOUR INDEPENDENT PROFESSIONAL ADVISER IMMEDIATELY.

20.      OVERSEAS SHAREHOLDERS

As regards persons resident in, or citizens of, jurisdictions outside the United Kingdom ("overseas shareholders"), the Offer may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Overseas shareholders should also read paragraph 6 of Part B of Appendix I to this Document. This

Document has been prepared for the purposes of complying with English law and the City Code and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of the jurisdictions outside the United Kingdom.

21.      TO US DREW SHAREHOLDERS ONLY

The Offer is an offer for the securities of a UK company. The Offer will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements of Drew included in this Document have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since Drew is located in the UK, and some or all of its officers and directors are residents outside of the US. You may not be able to sue a UK company or its officers or directors in a non-US court for violations of the U.S. securities laws. It may be difficult to compel a UK company and its affiliates to subject themselves to a US court's judgment.

22.      FURTHER INFORMATION

THE CONDITIONS AND FURTHER TERMS OF THE OFFER ARE SET OUT IN FULL IN APPENDIX I TO THIS DOCUMENT. FURTHER INFORMATION REGARDING ESCALON, DREW AND THE ENLARGED GROUP IS SET OUT IN APPENDIX II AND III TO THIS DOCUMENT. DETAILS OF THE DOCUMENTS AVAILABLE FOR INSPECTION ARE GIVEN IN PARAGRAPH 10 OF PART A OF APPENDIX II TO THIS DOCUMENT.

23.      OTHER INFORMATION

(i)      Escalon does not own any Drew Shares.

(ii) Atlantic Law has entered into a confidentiality agreement with AGI Corporate Finance Limited as agents of Drew dated 14 April 2004 with respect to information provided to Atlantic Law.

(iii) Atlantic Law is the financial adviser to Escalon and is authorised by the Financial Services Authority.

(iv) Atlantic Law is authorised by the Financial Services Authority and considers that the terms of the Offer are fair and reasonable in so far as the present Escalon Shareholders are concerned. In providing its advice to the Escalon Board, Atlantic Law has taken into account the Escalon Board's commercial assessments.

(v) To the best of the knowledge and belief of the Escalon Directors, who have taken all reasonable care to ensure that such is the case, the information contained in this Document so far as it relates to Escalon is in accordance with the facts and does not omit anything likely to affect the import of such information. The Escalon Directors accept responsibility accordingly.

24.      ACTION TO BE TAKEN

TO ACCEPT THE OFFER, THE FORM(S) OF ACCEPTANCE MUST BE COMPLETED AND RETURNED IN RESPECT OF YOUR DREW SHARES, WHETHER OR NOT YOUR DREW SHARES ARE IN CREST. FORMS OF ACCEPTANCE SHOULD BE RETURNED BY POST OR BY HAND TO CAPITA IRG PLC, COPORATE ACTIONS, PO BOX 166, THE REGISTRY, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH, AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED NO LATER THAN 3.00 P.M. ON 4 JUNE 2004.

Yours truly,

Atlantic Law

                                   APPENDIX I

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A - CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on 4 June 2004 (or such later time(s) and/or date(s) as Escalon may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage as Escalon may decide) of Drew Shares to which the Offer relates, provided that, unless agreed by the Panel, this condition will not be satisfied unless Escalon and/or its wholly-owned subsidiaries have acquired or agreed to acquire (pursuant to the Offer or otherwise), directly or indirectly, Drew Shares carrying, in aggregate, over 50 per cent. of the voting rights then normally exercisable at general meetings of Drew on such basis as may be required by the Panel (including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of conversion or subscription rights or otherwise); and for this purpose (i) the expression "Drew Shares to which the Offer relates" shall be construed in accordance with sections 428-430F of the Companies Act 1985; and (ii) shares which have been unconditionally allotted shall be deemed to carry the voting rights which they will carry on issue;

(b) no government or governmental, quasi-governmental, supranational, statutory or regulatory body or any court, institution, investigative body, association, trade agency or professional or environmental body or (without prejudice to the generality of the foregoing) any other person or body in any jurisdiction (each, a "Relevant Authority") having decided to take, instituted, implemented or threatened any action, proceedings, suit, investigation or enquiry or enacted, made or proposed any statute, regulation or order or otherwise taken any other step or done anything, and there not being outstanding any statue, legislation or order, that would or might:

         (i) make the Offer void, illegal or unenforceable in or under the laws of any jurisdiction, or otherwise directly or indirectly restrain, prevent, prohibit, restrict or delay the same or impose additional conditions or obligations with respect to the Offer or otherwise materially impede, challenge or interfere with the Offer or the implementation of the same (or any matter arising therefrom) or require amendment or alteration to the terms of the Offer;

         (ii) restrict, restrain, prohibit, impose additional conditions or obligations with respect to, or otherwise materially interfere with or delay the implementation of, the Offer or the acquisition of any Drew Shares by Escalon or any matters arising therefrom;

         (iii) require, prevent, delay, alter the terms envisaged for any proposed divestiture or otherwise affect the divestiture by Drew of any portion of its businesses, assets or property or of any Drew Shares or other securities in Drew or impose any limitation on the ability of Drew to conduct its business or own its assets or properties or any part thereof which is material to Escalon;

         (iv) impose any limitation on the ability of Drew to conduct, integrate or co-ordinate its business, or any part of it, with the business of Escalon which is materially adverse to Escalon;

         (v) result in Drew ceasing to be able to carry on business under any name under which it presently does so, to an extent which is material to Escalon;

         (vi) otherwise adversely affect any or all of the businesses, assets, profits, financial or trading position or prospects of Drew or the exercise of rights of shares in Drew in a way which is material to Escalon;

         and all applicable waiting periods during which such Relevant Authority could take, institute, implement or threaten any such action, proceeding, suit, investigation or enquiry or otherwise intervene having expired, lapsed or been terminated;

(c) all authorisations, orders, grants, consents, clearances, licences, permissions and approvals, in any jurisdiction, necessary or appropriate for or in respect of the Offer or the carrying on the business of any member of Drew, the issue of the New Escalon Shares or any matters arising therefrom, being obtained in a form and on terms satisfactory to Escalon from all appropriate Relevant Authorities or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any members of Drew has entered into contractual arrangements and such authorisations, orders, grants, consents, clearances, licences, permissions and approvals remaining in full force and effect and there being no intimation of any intention to revoke or not to renew the same and all necessary filings in connection with the Offer having been made, all appropriate waiting and other time periods (including extensions thereto) under any applicable legislation and regulations in any jurisdiction having expired, lapsed or been terminated and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Offer or any matters arising therefrom having been complied with, in each case where the direct consequence of a failure to make such a notification or filing or to wait for the expiry, termination or lapsing of any waiting period or to comply with any such obligation or obtain any necessary authorisation would have a material adverse effect on Escalon;

(d) except as publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document, there being no provisions of any material agreement, instrument, permit, lease or other instrument, licence or other arrangement to which Drew is a party or by or to which it or any of its assets may be bound or subject which may as a consequence of the Offer, or the implementation of the same, or because of a change in the control or management of Drew or any member of Drew (or any matters arising therefrom) or otherwise, could or might have the result that:

         (i) any monies borrowed by, or other indebtedness or liabilities, actual or contingent, of, or grant available to, Drew becomes or is capable of being declared repayable immediately or earlier than the repayment date stated in such agreement, instrument or other arrangement or the ability of Drew to borrow monies or incur indebtedness is withdrawn or materially adversely affected;

         (ii) any mortgage, charge or other security interest is created over the whole or any part of the business, property, assets or interests of Drew or any such security (whenever arising) becomes enforceable which is material to Escalon;

         (iii) the financial or trading position, prospects or value of Drew is prejudiced or adversely affected in a way which is material to Escalon;

         (iv) any asset(s) or interest(s) of, or any asset the use of which is enjoyed by, Drew which is material to Drew, being or falling to be disposed of or ceasing to be available to Drew or any right arising under which any such asset or interest could be required to be disposed of or could cease to be available to Drew otherwise than in the ordinary course of business;

         (v) the rights, liabilities, obligations or interests or business of Drew in or with any other person, firm or company (or any arrangement relating to such interest or business) is terminated or adversely modified or affected in a way which is material to Escalon; or

         (vi) Drew ceases to be able to carry on business which is material to Escalon under any name under which it currently does so,

         and no event having occurred which, under any provision of any such arrangement, agreement, licence, permit or other instrument, could result in any of the events or circumstances which are referred to in paragraphs (i) to (vi) of this condition (d);

(e) since 18 March 2004, being the date on which the Drew Listing Particulars were published and except as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document, Drew not having:

         (i) issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities other than by Drew and other than any options granted as disclosed by Drew to Escalon prior to the date of this Document;

         (ii) purchased or redeemed or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

         (iii)    made or authorised any change in its share or loan capital;

         (iv) other than any acquisition or disposal in the ordinary course of business or a transaction by Drew, merged with, demerged or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any assets (including shares in any undertaking and trade investments) or authorised the same which in any such case, involves or could involve an obligation of a nature or magnitude which is material in the context of the Offer;

         (v) issued or authorised the issue of, or made any change in or to, any debentures or incurred or increased any indebtedness or liability (actual or contingent) of an aggregate amount which might materially and adversely affect the financial or trading position or the prospects of Drew;

         (vi) entered into, varied, or authorised any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

                  (A) is of a long-term, onerous or unusual nature or magnitude or which is or could involve an obligation of such nature or magnitude; or

                  (B)      could materially restrict the business of Drew; or

                  (C)      is other than in the ordinary course of business;

         (vii) (other than in the ordinary course of business) entered into, implemented, effected or authorised or announced its intention to propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement of a material nature to Escalon;

         (viii) entered into or varied the terms of any contract, agreement or arrangement with any of the directors or senior executives of Drew;

         (ix) taken or proposed any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntarily or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, trustee or similar officer of all or any material part of its assets and revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

         (x) been unable, or admitted that it is unable, to pay its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

         (xi) waived or compromised any claim which is material in the context of Drew other than in the ordinary course of business;

         (xii) made any material alteration or any alteration to its memorandum or articles of association (or equivalent constitutional documents in respect of overseas jurisdiction of incorporation); or

         (xiii) entered into any agreement, commitment or arrangement or passed any resolution or made any offer (which remains open for acceptance) or proposed or announced any intention with respect to any of the transactions, matters or events referred to in this condition (e);

(f) since 18 March 2004, being the date on which the Drew Listing Particulars were published or as otherwise publicly announced by Drew (by the delivery of an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this
         Document:

         (i) no litigation, arbitration, prosecution or other legal proceedings having been instituted, announced or threatened or become pending or remained outstanding by or against Drew or to which Drew is or may become a party (whether as claimant, defendant or otherwise);

         (ii) no adverse change having occurred or deterioration in the business, assets, financial or trading position, profits or prospects of Drew;

         (iii) no enquiry or investigation by or complaint or reference to, any Relevant Authority having been threatened, announced, implemented or instituted or remaining outstanding against or in respect of Drew; or

         (iv) no contingent or other liability of Drew having arisen or become apparent or increased;

         and which, in each case, adversely affects Drew, to an extent which is material to Escalon;

(g)      Escalon not having discovered:


       (i) that any financial or business or other information concerning Drew disclosed at any time by or on behalf of Drew, whether publicly, to Escalon or otherwise, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make any information contained therein not misleading and which was not subsequently corrected before the date of this Document by disclosure either publicly or otherwise to Escalon where the misrepresentation or omission is material in the context of the Offer;

         (ii) that Drew is subject to any liability (actual or contingent) which is not disclosed in the Drew Listing Particulars or as otherwise publicly announced by Drew (by the delivery or an announcement to a Regulatory Information Service) prior to the date of this Document or as otherwise fairly disclosed to Escalon by or on behalf of Drew prior to the date of this Document and which is material to Drew; or

         (iii) any information which materially affects the import of any material information disclosed to Escalon at any time by or on behalf of Drew.

WAIVER OF CONDITIONS

Subject to the requirements of the Panel, Escalon reserves the right to waive in whole or in part, all or any of conditions (b) to (g).

Conditions (b) to (g) (inclusive) must be satisfied as at, or waived on or before, 21 days after 4 June 2004 and on the date on which condition (a) is fulfilled (or in each case such later date as the Panel may agree) provided that Escalon shall be under no obligation to waive or treat as satisfied any of conditions (b) to (g) (inclusive) by a date earlier than the latest date specified above from the satisfaction thereof notwithstanding the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

OBLIGATIONS UNDER RULE 9 OF THE CITY CODE

If Escalon is required by the Panel to make an offer for Drew Shares under the provisions of Rule 9 of the Code, Escalon may make such alterations to the terms and conditions of the Offer as are necessary to comply with the provisions of that Rule.

RESTRICTED SECURITIES

The New Escalon Shares to be issued pursuant to the Offer are intended to be issued pursuant to the exemption afforded under Rule 802 under the US Securities Act.

Under the circumstances contemplated by the Offer, including the satisfaction of the conditions set out in Appendix I, it is not necessary to register the New Escalon Shares to be issued pursuant to the Offer under the US Securities Act in reliance upon an exemption from registration thereunder, except that certain Escalon Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the US Securities Act to the same extent and proportion that the securities of Drew that are tendered or exchanged by the Drew Shareholders in this transaction are "restricted securities" under such rule. In effect any Escalon Shares that are issued under the Offer for the acquisition of Drew Shares which are restricted under the US Securities Act will also be restricted in the same manner.

PART B - FURTHER TERMS OF THE OFFER

The following further terms apply, unless the context requires otherwise, to the Offer. Except where the context requires otherwise, any reference in Part B and in Part C of this Appendix I and in the Form of Acceptance to:

(a) the "acceptance condition" means the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I;

(b) "acceptance of the Offer" shall include deemed acceptances of the Offer;

(c) the "Offer" shall include any revision, variation or renewal of the Offer or extension thereto;

(d) "Offer period" shall mean, in relation to the Offer, the period commencing on 8 April 2004 until whichever of the following dates shall be the later of: (i) 4 June 2004; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional;

(e) the "Offer becoming unconditional" shall mean (unless the context expressly otherwise requires): (i) where made in this Document (other than in this Part B of Appendix I) or in the Form of Acceptance, the Offer being declared unconditional in all respects and (ii) where made in this Part B of Appendix I, the acceptance condition becoming or being declared satisfied, whether or not any other condition thereof remains to be fulfilled;

(f) the "Offer Document" means this document and any other document containing the Offer;

(g) "Drew Shareholders" means holders of Drew Shares and shall include reference to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of Part B and of Part C of Appendix I shall apply to them jointly and to each of them. References to the masculine gender shall include the feminine; and

(h) an "extension of the Offer" shall include an extension of the date by which the acceptance condition has to be fulfilled.

1.       ACCEPTANCE PERIOD

(a) The Offer will initially be open for acceptance until 3.00 p.m. on 4 June 2004. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days following the date on which written notification of the revision is posted to Drew Shareholders. Except with the consent of the Panel, no such written notification of the revision of the Offer may be posted to Drew Shareholders after 29 June 2004 or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

(b) The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 13 July 2004 (or any earlier time and/or date beyond which Escalon has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) nor of being kept open after that time and/or date unless it has previously become unconditional. However, Escalon reserves the right, with the consent of the Panel, to extend the Offer to (a) later time(s) and/or date(s). Except with the consent of the Panel, Escalon may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received, or purchases of Drew Shares made, in respect of which relevant documents have been received by Capita after 1.00 p.m. on 13 July 2004 (or any earlier time and/or date beyond which Escalon has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time and/or date as Escalon may, with the permission of the Panel, decide. If the Offer is extended beyond midnight on 13 July 2004, acceptances received and purchases made in respect of which relevant documents have been received by Capita after 1.00 p.m. on the relevant date may (except where the City Code otherwise permits) only be taken into account with the consent of the Panel.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days' notice will be given prior to the closing of the Offer in writing to those Drew Shareholders who have not accepted.

(d) If a competitive situation (as determined by the Panel) arises after Escalon has made a "no extension" statement or a "no increase" statement, Escalon may (if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel) withdraw such statement provided that it complies with the requirements of the City Code and in particular that (i) it announces the withdrawal as soon as possible and in any event within four business days after the announcement of the competing offer or other competitive situation and notifies Drew Shareholders to that effect in writing at the earliest opportunity or, in the case of Drew Shareholders with registered addresses outside the United Kingdom or whom Escalon reasonably believes to be nominees, custodians or trustees holding Drew Shares for such persons, by announcement in the United Kingdom at the earliest opportunity; and (ii) and Drew Shareholders who accepted the Offer after the date of such statement are given a right of withdrawal as described in paragraph 3(b) below. Escalon may (if it has reserved the right to do so) choose not to be bound by the terms of a "no increase" statement or a "no extension" statement if it would otherwise prevent the posting of an increased or improved Offer which is recommended for acceptance by the board of Drew, or in other circumstances permitted by the Panel.

(e) For the purpose of determining at any particular time whether the acceptance condition has been satisfied, Escalon shall not be bound (unless otherwise required by the Panel) to take into account any Drew Shares which have been unconditionally allotted or issued or which arise as a result of the exercise of conversion rights before such determination takes place, unless Capita on behalf of Escalon has received written notice of the relevant details of such allotment or issue or conversion (including the price thereof) before that time. Notification by telex, facsimile or other electronic transmission will not be sufficient for this purpose.

2.       ANNOUNCEMENTS

(a) Without prejudice to paragraph 3(a) below, by 8.00 a.m. on the business day ("the relevant day") next following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, or such later time and/or date as the Panel may agree, Escalon will make an appropriate announcement and simultaneously inform a Regulatory Information Service of the position. Such announcement will (unless otherwise permitted by the Panel) also state (as nearly as practicable) the total number of Drew Shares and rights over Drew Shares:

         (i) for which acceptances of the Offer have been received (showing the extent , if any, to which such acceptances have been received from any person acting or deemed to be acting in concert with Escalon);

         (ii) acquired or agreed to be acquired by or on behalf of Escalon or any other person acting or deemed to be acting in concert with Escalon during the Offer period; and

         (iii) held by or on behalf of Escalon or any person acting or deemed to be acting in concert with Escalon prior to the Offer period,

         and the announcement will specify the percentage of the share capital or Drew represented by these figures. Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is unconditional in which case a statement may be made that the Offer will remain open until further notice). In computing the number of Drew Shares represented by acceptances and/or purchases there may, at the discretion of Escalon, be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or are subject to verification provided that such acceptances or purchases of Drew Shares shall not be included unless they could be counted towards fulfilling the acceptance condition in accordance with paragraphs 5(h) and (i) below.

(b) References in this Part B of Appendix I to the making of an announcement by Escalon include the release of an announcement by public relations consultants or by Atlantic Law to the press, and the delivery by hand or telephone, telex, facsimile or other electronic transmission of an announcement to a Regulatory information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously to a Regulatory Information Service.

(c) Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made by Escalon at any time up to, and will be announced not later than 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will also state the next expiry time and/or date (unless the Offer is then unconditional in which case the announcement may state that the Offer will remain open until further notice.

3.       RIGHTS OF WITHDRAWAL

(a) If Escalon, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the other relevant requirements specified in paragraph 2(a) above, an accepting Drew Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance by written notice (signed by the accepting shareholder or his agent duly appointed in writing and evidence of whose appointment in a form reasonably satisfactory to Escalon is produced with the notice) given by post or by hand to Capita on behalf of Escalon. Subject to paragraph 1(b) above, this right of withdrawal may be terminated not less than eight days after the relevant day by Escalon confirming, if that be the case, that the Offer is still unconditional and complying with the other requirements specified in paragraph 2(a) above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1(c) above will run from the date of such confirmation and compliance.

(b) If by 3.00 p.m. on 25 June 2004 (or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Drew Shareholder may withdraw his acceptance at any time thereafter by written notice received by Capita on behalf of Escalon at the address and in the manner referred to in paragraph 3(a) above before the earlier of (i) the time when the Offer becomes unconditional and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1(b) above. If Escalon withdraws a "no extension" statement or a "no increase" statement in accordance with paragraph 1(d) above, any Drew Shareholder who accepts the Offer after the date of such statement may withdraw his acceptance thereafter in the manner referred to in paragraph 3(a) above not later than the eighth day after the date on which notice of the withdrawal of such statement is posted to Drew Shareholders.

(c) Except as provided by this paragraph 3 and paragraph 4(e) below, acceptances and elections shall be irrevocable. In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Drew Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Escalon is produced with the notice). Telex, facsimile or other electronic transmission, or copies, will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Escalon, its agents or advisers to have been sent from, Canada, Australia, New Zealand, Japan, Ireland or South Africa will be treated as valid.

4.       REVISED OFFER

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised (either in its terms or conditions or in the value or nature of the consideration offered or otherwise) (which Escalon reserves the right to do) and such revision represents on the date on which such revision is announced (on such basis as Atlantic Law may consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the value of the consideration previously offered, the benefit of the revised Offer will (subject to this paragraph 4 and paragraph 5 below) be made available to Drew Shareholders who have accepted the Offer in its original or any previously revised form(s) (hereinafter called "Previous Acceptor(s)"). The acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided in this paragraph 4 and paragraph 5 below, be deemed to be an acceptance of the Offer as so revised and shall also constitute the separate appointment of Atlantic Law or of any director of Escalon as his attorney and/or agent with authority to accept any such revised Offer on behalf of such Previous Acceptor.

(b) Although no such revision is envisaged, if any revised Offer provides for Drew Shareholders who accept it to elect for (or accept) alternative forms of consideration, the acceptance by or on behalf of a Previous Acceptor of the Offer (in its original or any previously revised form(s)) shall, subject as provided below, also constitute the appointment of Atlantic Law or any of director of Escalon as his attorney and/or agent to make on his behalf elections and/or to accept such alternative forms of consideration on his behalf as such attorney and/or agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such acceptance or election, such attorney and/or agent shall take into account the nature of any previous acceptances and/or elections made by or on behalf of the Previous Acceptor and such facts or matters as he may reasonable consider relevant.

(c)      The deemed acceptances and elections referred to in paragraphs 4(a) and
         (b) above shall not apply and the authorities conferred by paragraphs 4(a) and (b) above shall not be exercised if as a result thereof a Previous Acceptor would (on such basis as Atlantic Law may consider appropriate) receive less in aggregate consideration than he would have received as a result of his acceptance of the Offer in the form in which it was originally accepted by him unless such Previous Acceptor has previously otherwise agreed in writing.

(d)      The deemed acceptances and elections referred to in paragraph 4(a) and
         (b) above shall not apply and the authorities conferred in paragraphs 4(a) and (b) above shall be ineffective to the extent that a Previous Acceptor shall lodge with Capita, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraphs 4(a) and (b) above is made available to Drew Shareholders, a Form of Acceptance or some other form issued by or on behalf of Escalon in which he validly elects to receive the consideration receivable by him under the revised Offer in some other manner.

(e) The powers of attorney and authorities referred to in this paragraph 4 and any acceptance of a revised Offer and/or election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly and validly does so.

(f) Escalon reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or previously revised form(s)) which is received after the announcement or the issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or election pursuant thereto and such acceptance shall constitute an authority and request in the terms of this paragraph 4 mutatis mutandis on behalf of the relevant Drew Shareholders.

5.       GENERAL

(a) Except with the consent of the Panel, the Offer will lapse unless all the conditions to the Offer have been fulfilled by or (if capable of waiver) waived by or (where appropriate) have been determined by Escalon to be or remain satisfied as at midnight on 25 June 2004 or within 21 days after the date on which the Offer becomes unconditional (whichever is the later) or such later date as Escalon may, with the consent of the Panel, decide provided that Escalon shall be under no obligation to waive or treat as satisfied any condition by a date earlier than the latest date specified above for the satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment. If the Offer is referred to the Competition Commission before 4 June 2004 or the date when the Offer becomes unconditional (whichever is the later) the Offer will lapse. If the Offer lapses, for any reason, it shall cease to be capable of acceptance and Escalon, Atlantic Law and Drew Shareholders shall thereupon cease to be bound by prior acceptances.

(b) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificates or other documents will be given. All communications, notices, certificates, documents of title, other documents and remittances to be delivered by or to or sent to or from Drew Shareholders (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such Drew Shareholders (or their designated agent(s)) at their risk.

(c) All references in this Document and in the Form of Acceptance to 4 June 2004, shall (except in the definition of "Offer period" above and where the context otherwise requires), if the expiry date of the Offer shall be extended, be deemed to refer to the expiry date of the Offer as so extended.

(d) Except with the consent of the Panel, settlement of the consideration to which any Drew Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Escalon may otherwise be, or claim to be, entitled as against such Drew Shareholder, and the consideration due to a Drew Shareholder who validly accepts the Offer will (subject to paragraph 6 below, and except with the consent of the Panel) be made in full not later than 14 days after the later (i) the date on which the Offer becomes or is declared unconditional in all respects and (ii) the date of receipt of a valid and complete Form of Acceptance from such Drew Shareholder. No consideration will be sent to an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa.

(e) The instructions, terms, provisions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Document shall, unless the context otherwise requires, have the same meanings when used in the Form of Acceptance. The provisions of this Appendix I shall be deemed to be incorporated in the Form of Acceptance.

(f) The Offer, this Document, the Form of Acceptance and all acceptances thereof and all acceptances thereof and all elections thereunder or pursuant thereto and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a Drew Shareholder of a Form of Acceptance with constitute his submission, in relation to all matters arising out of or in connection with the Offer, this Document and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the rights of Escalon or Atlantic Law to bring any action, suit or proceeding arising out of or in connection with the Offer, this Document and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(g) Any omission to despatch this Document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person.

(h) Subject to paragraph 5(i) below, and without prejudice to any other provision of this Appendix I, Escalon and Atlantic Law reserve the right to treat acceptances of the Offer and/or elections pursuant thereto as valid if received by or on behalf of either of them at any place or places or in any manner determined by them otherwise than as stated herein or in the Form of Acceptance.

(i) Notwithstanding the right reserved by Escalon to treat a Form of Acceptance as valid even though not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title, except with the consent of the Panel, an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable,
         Note 6 on Rule 10 of the City Code are satisfied in respect of it. Except with the consent of the Panel, a purchase of Drew Shares by Escalon or its nominee(s) (or, if Escalon is required to make an offer or offers under the provisions of Rule 9 of the City Code, by a person acting in concert with Escalon or its nominee(s) for the purpose of such offer(s)) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it. The Offer may not be accepted otherwise than by means of a Form of Acceptance.

(j) Except with the consent of the Panel, the Offer will not become unconditional until Capita has issued a certificate to Escalon or Atlantic Law (or their respective agents) which states the number of Drew Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the City Code and the number of Drew Shares otherwise acquired (whether before or during the Offer period) which meet the requirements of Note 5 on Rule 10 of the City Code and, in each case, if applicable, Note 6 on Rule 10 of the City Code. Copies of such certificate will be sent to the Panel and to the financial advisers of Drew as soon as possible after it is used.

(k) All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Part B or in Part C of Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Drew Shareholders concerned and are irrevocable in accordance with section 4 of the Powers of Attorney Act 1971, except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

(l) The Offer extends to any Drew Shareholders to whom this Document, the Form of Acceptance and any related documents may not have been despatched or by whom such documents may not be received and such Drew Shareholders may collect copies of those documents from Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Escalon and Atlantic Law reserve the right to notify any matter, including the making of the Offer, to all or any Drew Shareholders with a registered address outside the United Kingdom (or whom Escalon or Atlantic Law know to be nominees, trustees or custodians for such persons) by announcement in the United Kingdom or paid advertisement in a daily newspaper published and circulated in the United Kingdom, in which event such notice shall be deemed to have been sufficiently given not withstanding any failure by a Drew Shareholder to receive such notice and all references in this Document to notice, or the provision of information in writing, by Escalon, Atlantic Law and/or their respective agents and/or public relations consultants shall be construed accordingly.

(m) The Offer is made at 11.59 p.m. on 14 May 2004 and is capable of acceptance from and after that time. Forms of Acceptance are available for collection from Atlantic Law at One Great Cumberland Place, London W1H 7AL and from Capita at Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH from that time. The Offer is being made by means of this Document.

(n)      If the Offer does not become unconditional in all respects:

         (i) Forms of Acceptance, share certificates and other documents of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the Canada, Australia, New Zealand, Japan, Ireland or South Africa is set out in Box 3 (or Box 6 as applicable) on the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside Canada, Australia, New Zealand, Japan, Ireland or South Africa. No such documents will be sent to an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa; and

         (ii) Capita will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer), give instructions to CRESTCo to transfer all the Drew Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of the Drew Shareholders concerned.

(o) If sufficient acceptances are received, Escalon intends to apply the provisions of sections 428 to 430F of the Companies Act to acquire compulsorily any outstanding Drew Shares.

(p) In relation to any acceptance of the Offer in respect of a holding of Drew Shares which are in uncertificated form, Escalon reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided that such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(q) Escalon intends, after the Offer is declared wholly unconditional, to procure the making of an application by Drew to the UK Listing Authority for the cancellation of the listing of Drew Shares and to the London Stock Exchange for the cancellation of the listing of admission to trading of the Drew Shares on the London Stock Exchange Market for listed securities not less than 20 business days after the date when the notice of its intention to seek the cancellation of its listing is given.

(r) All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

6.       DREW OVERSEAS SHAREHOLDERS

(a) The making of the Offer in, or to persons resident in, or citizens or nationals of, jurisdictions outside the United Kingdom or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of such jurisdictions ("overseas shareholders") may be prohibited or affected by the laws of the relevant overseas jurisdiction. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, the compliance with other necessary formalities and the payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any overseas shareholder will be responsible for any issue, transfer or other taxes or other requisite payments by whomsoever payable and Escalon, Atlantic Law and any person acting on their behalf shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or other requisite payments as Escalon, Atlantic Law and any person acting on their behalf may be required to pay.

(b) In particular, the Offer is not being made, directly or indirectly, in, or into, or by the use of mails of, or any means or instrumentality (including without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities or a national, state or other securities exchange of Canada, Australia, New Zealand, Japan, Ireland or South Africa and the Offer cannot be accepted by any such use, instrumentality or facility or from within Canada, Australia, New Zealand, Japan, Ireland or South Africa. New Escalon Shares to be issued pursuant to the Offer are intended to be issued by Escalon pursuant to the exemption afforded under Rule 802 under the US Securities Act and will not be registered under the US Securities Act, or under the securities laws of any state, district or other jurisdiction of the Unites States, the relevant clearances have not been and will not be obtained from the securities commission of any province or territory of Canada. No prospectus in relation to the New Escalon Shares has been, or will be, lodged with or registered by, the Australian Securities and Investments Commission or the Japanese Ministry of Finance. Accordingly New Escalon Shares may not (unless an exemption under relevant securities laws is applicable) be directly or indirectly offered, sold, resold or delivered in or into Canada, Australia, New Zealand, Japan, Ireland or South Africa or to or for the account or benefit of any Canadian, Australian, New Zealander, Japanese, Irish or South African person without compliance with applicable securities laws of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Escalon will not (unless otherwise determined by Escalon in its sole discretion and save as provided for in paragraph 6(e) below) mail or deliver, or authorise the mailing or delivery of, this Document, the Form of Acceptance, Drew Listing Particulars or any related offering document in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa, or to any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa including (without limitation) to Drew Shareholders with registered addresses in Canada, Australia, New Zealand, Japan, Ireland or South Africa or to persons whom Escalon knows to be trustees, nominees or custodians holding Drew Shares for such persons. Persons receiving such documents (including, without limitation, trustees, nominees or custodians) must not distribute, send or mail them in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or to any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa or use Canadian, Australian, New Zealander, Japanese, Irish or South African mails or any such means or instrumentality for any purpose directly or indirectly in connection with the Offer and so doing may invalidate any related purported acceptance of the Offer. Persons wishing to accept the Offer must not use the Canadian, Australian, New Zealand, Japanese, Irish or South African mails or any such means or instrumentality for any purpose directly or indirectly related to acceptance of the Offer or such election. Envelopes containing Forms of Acceptance should not be postmarked in Canada, Australia, New Zealand, Japan, Ireland or South Africa or otherwise despatched from Canada, Australia, New Zealand, Japan, Ireland or South Africa, and all acceptors must provide addresses outside Canada, Australia, New Zealand, Japan, Ireland or South Africa for the receipt of the New Escalon Shares, or for the return of the Forms of Acceptance, certificates for Drew Shares and/or other documents of title. A Drew Shareholder will be deemed not to have validly accepted the Offer if: (i) he puts "NO" in Box 5 of the Form of Acceptance and thereby does not give the representation and warranty set out in paragraph (c) of Part C of this Appendix I; (ii) having inserted in or having completed Box 3 of the Form of Acceptance with a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa or having a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside Canada, Australia, New Zealand, Japan, Ireland or South Africa to whom he wishes the consideration to which he is entitled under or in consequence of the Offer to be sent; (iii) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in Canada, Australia, New Zealand, Japan, Ireland or South Africa to whom he wishes the consideration to which he is entitled under or in consequence of the Offer to be sent; or (iv) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Escalon or its agents to have been sent from Canada, Australia, New Zealand, Japan, Ireland or South Africa or a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa. Escalon reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representation and warranty set out in paragraph (c) of Part C of this Appendix I could have been truthfully given by the relevant Drew Shareholder and, if such investigation is made and, as a result, Escalon cannot satisfy itself that such representation and warranty was true and correct, such acceptances shall not be valid. Escalon will not issue Escalon Shares or authorise the delivery of any documents of title in respect of Escalon Shares in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or to any person (i) who is, or who Escalon has reason to believe is, a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa or (ii) who is unable or fails to give the representation and warranty set out in paragraph (c) of Part C of this Appendix I or (iii) with a registered address in Canada, Australia, New Zealand, Japan, Ireland or South Africa. The receipt of any Form of Acceptance from a person who puts "No" in Box 5 of the Form of Acceptance and thereby does not give the representations and warranties set out in paragraph
         (c) of Part C of this Appendix I and/or who appears, or whom Escalon believes, to be a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and/or who completes Box 3 of the Form of Acceptance with an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa (or who has an address in Canada, Australia, New Zealand, Japan, Ireland or South Africa) but who inserts in Box 6 of the Form of Acceptance an address outside Canada, Australia, New Zealand, Japan, Ireland or South Africa shall at the discretion of Escalon and Atlantic Law, constitute, in respect of any New Escalon Shares to which such acceptor of the Offer may become entitled, an irrevocable and unconditional request and authority to Escalon and/or its respective agents at their absolute discretion in respect of the New Escalon Shares to which such person(s) thereby become(s) entitled, as agent(s) of such shareholders:

         (i) to sell such New Escalon Shares on behalf of such acceptor in the market on an arm's length basis within 21 days of such shares being allotted;

         (ii) to receive share certificate(s) and/or other document(s) of title in respect of such New Escalon Shares and to execute instruments of transfer in respect of such shares; and

         (iii) to remit the net proceeds of such sale(s) (after deducting therefrom the expenses of sale) as soon as reasonably practicable to the person or agent whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) as set out in Box 6 of the Form of Acceptance, or, if none is set out, to the first-named holder at his registered address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa).

         Neither Escalon nor Atlantic Law nor any agent or adviser or director of Escalon or principal of Atlantic Law nor any person acting on behalf of either or both of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer, or from the price, the timing or the manner of any sale made, pursuant to the provisions of this paragraph 6 or Part B of this Appendix I or otherwise in connection therewith.

(c) If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this Document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa or uses the mails of or any means or instrumentality (including without limitation telephonically or electronically) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, Canada, Australia, New Zealand, Japan, Ireland or South Africa in connection with such forwarding, such person should: (i) inform the recipient of such fact; (ii) explain to the recipient that such action may (subject to paragraph 6(c) below) invalidate any purported acceptance by the recipient; and (iii) draw the attention of the recipient to this paragraph 6.

(d) The availability of New Escalon Shares to overseas shareholders may be affected by the laws of the relevant jurisdictions. Such overseas shareholders should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas shareholder acquiring New Escalon Shares to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental or other consents which may be required, compliance with other formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction.

(e) The provisions of this paragraph 6 and/or other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards (a) specific Drew Shareholder(s) or on a general basis at Escalon may in its absolute discretion determine. References in this paragraph 6 to a Drew Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this paragraph 6 shall apply to them jointly and severally.

(f) The provisions of this paragraph 6 supersede any terms of the Offer inconsistent therewith.

PART C - FORM OF ACCEPTANCE

Without prejudice to the terms of the Form of Acceptance and the provisions of Parts A and B of Appendix I, each Drew Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Escalon and Atlantic Law and their respective agents (so as to bind him, his personal representatives and his heirs, successors and assigns) that:

(a) whether or not any other boxes on the Form of Acceptance are completed, the execution of a Form of Acceptance shall:

         (i) constitute an acceptance of the Offer in respect of the number of Drew Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance on and subject to the terms and conditions set out or referred to in this Document and the Form of Acceptance; and

         (ii) an undertaking to execute any further document, take any further action and give any further assurances which may be required in connection with his acceptance of the Offer;

         in each case on and subject to the terms and conditions set out or referred to in this Document and in the Form of Acceptance and that, subject to the rights of withdrawal set out or referred to in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable provided that (i) if no number is inserted in Box 1; or
         (ii) if the total number of Drew Shares inserted in Box 1 is greater than the relevant Drew Shareholder's registered holding of Drew Shares; or (iii) if the Form of Acceptance is otherwise completed incorrectly but the Form of Acceptance is signed, it will be deemed to be an acceptance of the terms of the Offer in respect of all of the Drew Shares comprised in the Form of Acceptance; and

(b) the Drew Shares will be acquired under the Offer fully paid and free from all liens, equities, charges, encumbrances and other interests and together with all rights attaching to them after 8 April 2004 (the day of the announcement of the Offer), including the right to receive all dividends declared, made or paid thereafter;

(c)      unless "NO" is put in Box 5 of the Form of Acceptance, such Drew
         Shareholder:

         (i) (if such Drew Shareholder is a citizen, resident, or national of a jurisdiction outside the United Kingdom) has observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance and has not taken or omitted to take any action that will or may result in Escalon, Atlantic Law or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer or his acceptance thereof; and

         (ii)     (A)      is not a resident in Canada, Australia, New Zealand,
                           Japan, Ireland or South Africa, does not hold any Drew Shares in respect of which he has accepted the Offer on behalf of any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and is not acting on behalf a resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa and that he will not, directly or indirectly, hold or acquire
                           New Escalon Shares to or for the account or benefit of any resident of Canada, Australia, New Zealand, Japan, Ireland or South Africa with a view to the Offer, sale or delivery, directly or indirectly, of any New Escalon Shares in Canada, Australia, New
                           Zealand, Japan, Ireland or South Africa or to a resident of Canada, Australia, New Zealand, Japan,
                           Ireland or South Africa; and

                  (B) has not received or sent copies or originals of this Document, the Drew Listing Particulars, the Form of Acceptance or any related offering documents in, into or from Canada, Australia, New Zealand, Japan, Ireland or South Africa, or any other jurisdiction where such actions may constitute a breach of any legal or regulatory requirements, and has not utilised in connection with the Offer, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national, state or other securities exchange of, Canada, Australia, New Zealand, Japan, Ireland or South Africa or such other jurisdiction, is accepting the Offer from outside Canada, Australia, New Zealand, Japan, Ireland or South Africa and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside Canada, Australia, New Zealand, Japan, Ireland or South Africa;

(d) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of Escalon and Atlantic Law and/or any of their respective directors or agents as such shareholder's attorney and/or agent, and an irrevocable instruction to the attorney and/or agent, to complete and execute all or any form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent in relation to the Drew Shares referred to in paragraph (a)(i) in favour of Escalon or such other person or persons as Escalon may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the attorney and/or agent, together with the share certificate(s) and/or other document(s) relating to such Drew Shares, for registration within six months of the Offer becoming unconditional in all respects and to execute all such documents and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer to vest in Escalon or its nominee(s) or as it may direct such Drew Shares;

(e) the execution of the Form of Acceptance constitutes the irrevocable appointment of Capita as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent
         (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, to transfer to itself (or such other person or persons as Escalon or its agents may direct) by means of CREST all or any of the Relevant Drew Shares (but not exceeding the number of Drew Shares in respect of which the Offer are accepted or deemed to be accepted) and (ii), if the Offers do not become unconditional in all respects, to give instructions to CRESTCo immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer) to transfer all Relevant Drew Shares to the original available balance of the accepting Drew Shareholder. As used in this Part C of Appendix I, "Relevant Drew Shares" means Drew Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in paragraph 14 of the letter from Atlantic Law set out in this Document and where the transfer(s) to escrow was or were made in respect of Drew Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Drew Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

         (i) to Drew or its agents, to procure the registration of the transfer of Drew Shares referred to in paragraph (a)(i) in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Escalon or as it may direct;

         (ii) (subject to the provisions of paragraph 6 of Part B of this Appendix I) to Escalon or its agents, to procure that such Drew Shareholder's name is entered on the register of members of Escalon in respect of the New Escalon Shares (if any) to which such Drew Shareholder becomes entitled under the Offer (subject to the memorandum and articles of association of Escalon);

         (iii) if the Drew Shares are in certificated form or if either of the provisos to sub-paragraph (iv) applies to Escalon or Atlantic Law or their agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a certificate or other document(s) of title for any New Escalon Shares to which an accepting Drew Shareholder becomes entitled pursuant to his acceptance of the Offer (and at the risk of such person) to the person whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the person whose name and address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa) is set out in Box 3 of the Form of Acceptance or to the first-named holder at his registered address (outside Canada, Australia, New Zealand, Japan, Ireland or South Africa);

         (iv) if the Drew Shares concerned are in uncertificated form, to Escalon or Atlantic Law or their agents to issue any New Escalon Shares to which such Drew Shareholder is entitled in uncertificated form, provided that (aa) Escalon may (if, for any reason, it wishes to do so) determine that all or any such New Escalon Shares shall be issued in certificated form and
                  (bb) if the Drew Shareholder concerned is a CREST member whose registered address is in Canada, Australia, New Zealand, Japan, Ireland or South Africa, any New Escalon Shares to which such shareholder is entitled shall be issued in certificated form and, in either of such cases, sub-paragraph
                  (iii) above shall apply; and

         (v) to Escalon or its agents, to record and act, in respect of any New Escalon Shares to be received by such Drew Shareholder, upon any instructions with regard to payments or notices which have been recorded in the records of Drew in respect of such person's holding(s) of Drew Shares;

(g) the execution of the Form of Acceptance constitutes a separate authority to any director of Escalon and to the principal of Atlantic Law and/or their respective agents and the irrevocable appointment of any such director and/or agent as such person's attorney and/or agent within the terms of paragraph 4 of Part B of this Appendix I;

(h) after the Offer becomes or is declared unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

         (i) Escalon shall be entitled to direct the exercise of any votes attaching to any Drew Shares in respect of which the Offer has been accepted or is deemed to have been accepted (and in respect of which such acceptance has not been validly withdrawn) and any other rights and privileges attaching to such Drew Shares, including the right to requisition a general meeting or separate class meeting of Drew, such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

         (ii) the execution of the Form of Acceptance by a Drew Shareholder constitutes, with regard to the Drew Shares comprised in such acceptance and in respect of which such acceptance has not been validly withdrawn:

                  (a) an authority to Drew and/or its agents from such Drew Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Drew (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Drew Shares into certificated form) to Escalon at its registered office;

                  (b) the irrevocable appointment of Escalon or any of its Directors or agents to sign such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Drew Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Drew Shares appointing any person nominated by Escalon to attend general or separate class meetings of Drew or its members or any of them and to exercise the votes attaching to such Drew Shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                  (c) the agreement of such Drew Shareholder not to exercise any of such rights without the consent of Escalon and the irrevocable undertaking of such shareholder not to appoint a proxy or representative for or to attend any such meetings;

(i) he will deliver, or procure the delivery of, to Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TH his share certificate(s) and/or other document(s) of title in respect of the Drew Shares referred to in sub-paragraph (a)(i) above in certificated form, or an indemnity acceptable to Escalon in lieu thereof, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(j) he will take (or procure to be taken) the action set out in paragraph 14 of the letter from Atlantic Law set out in this Document to transfer all of the Drew Shares referred to in sub-paragraph (a)(i) above in uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(k) if, for any reason, any Drew Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 14 of the letter from Atlantic Law contained in this Document are converted to certificated form, he will (without prejudice to paragraph
         (h)(ii)(a) above) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Drew Shares so converted to Capita or to Escalon at its registered office or as Escalon or its agents may direct;

(l) the terms and conditions of the Offer shall be deemed to be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(m) if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Escalon or its nominees or such other persons as it may decide the Drew Shares as aforesaid and all such acts and things as may be necessary to enable Capita to perform its function as escrow agent for the purposes of the Offer;

(n) he agrees to ratify each and every act or thing which may be done or effected by Escalon, Atlantic Law or Capita or by any of their directors or agents or Drew or its agents, as the case may be, in the proper exercise of any of his or its powers and/or authorities conferred by or referred to in Part B or in this Part C of Appendix I and to indemnify each such person against any losses arising therefrom;


(o) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Escalon or Atlantic Law to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction; and

(p) if any provision of Part B or of this Part C of Appendix I shall be unenforceable or invalid or shall not operate so as to afford Escalon and Atlantic Law and/or any director or agent of either of them the full benefit of the authorities and powers of attorney expressed to be given therein, he shall with all practicable speed do all such acts and things and execute all such documents as may be required or desirable to enable Escalon and Atlantic Law and/or any director or agent of either of them to secure the full benefit of such authorities and powers of attorney.

On execution, the Forms of Acceptance shall take effect as a deed.

                                   APPENDIX II

                             ADDITIONAL INFORMATION

PART A - ADDITIONAL INFORMATION

1.       RESPONSIBILITY

The Escalon Directors, whose names are set out in paragraph 2 below, accept responsibility for the information contained in this Document. To the best of the knowledge and belief of the Escalon Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this Document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.       DIRECTORS AND OFFICERS

The Escalon Directors and their respective roles are:

       Name                                      Role
Anthony Coppola         Class I Director
William L. G. Kwan      Class I Director
Lisa A. Napolitano      Class II Director
Jeffrey F. O'Donnell    Class II Director
Richard J. DePiano      Class III Director; Chairman and Chief Executive Officer
Jay L. Federman         Class III Director

The Escalon Board consists of six directors. Each Escalon Director is elected for a term of three years and until his or her successor is elected and has qualified or until his or her earlier resignation or removal. The current three year terms of the Escalon Directors expire in 2004 for Class II, 2005 for Class III and 2006 for Class I Escalon Directors.

The Escalon Directors do not have any service contracts with the Escalon Group.

The Escalon Officers and their respective roles are:

       Name                                    Role
Richard J. DePiano      Chairman and Chief Executive Officer
Harry M. Rimmer         Senior Vice President, Finance, Secretary and Treasurer

3.       DISCLOSURE OF INTERESTS AND DEALINGS

In this Document "disclosure period" means the period commencing on 8 April 2003 (being the date 12 months prior to the commencement of the Offer Period) and ending on 12 May 2004, being the latest practicable date prior to the publication of this Document.

(a)      Shareholdings and dealings in Escalon Shares

         (i) The interests of the Escalon Directors and Escalon Officers their immediate families and connected persons (within the meaning of section 346 of the Companies Act), all of which are beneficial, unless otherwise stated and the existence of which interests is known or could with reasonable due diligence be ascertained by the relevant director or officer in the share capital of Escalon at 12 May 2004 (being the latest practicable date prior to the publication of this Document) are as follows:

Escalon Director/Officer    Escalon Shares    Escalon Shares under options
Richard J. DePiano              31,778                284,397
Harry M. Rimmer                  3,000                103,000
Jay L. Federman                  6,221                 25,000
William L. G. Kwan                   -                 30,000
Lisa A. Napolitano                   -                  2,000
Anthony Coppola                      -                  5,000
Jeffrey F. O'Donnell             1,000                 30,000

None of the Escalon Directors or Escalon Officers and their immediate families and connected persons (within the meaning of section 346 of the Companies Act) have any interest (whether beneficial or otherwise) in any of Escalon's preferred stock.

         (ii) During the disclosure period the dealings for value in Escalon Shares in which Escalon Directors or Escalon Officers were interested were as follows:

                                                                  Number of
                                                                   Escalon                    Total
  Date            Party                   Transaction              Shares      Price ($)     Value ($)
18/02/04     DePiano, Rich          Option exercise - Sale           7,200      10.3300      74,376.00
20/02/04     DePiano, Rich          Option exercise - Sale          12,780      10.1400     129,589.20
20/02/04     DePiano, Rich          Option exercise - Sale           2,220      10.1400      22,510.80
23/02/04     DePiano, Rich          Option exercise - Sale          30,000      10.5700     317,100.00
25/02/04     DePiano, Rich          Option exercise - Sale           7,000      10.1400      70,980.00
26/02/04     DePiano, Rich          Option exercise - Sale          10,800      10.1700     109,836.00
01/03/04     DePiano, Rich          Option exercise - Sale           9,980      13.8100     137,823.80
01/03/04     DePiano, Rich          Option exercise - Sale          20,020      13.8100     276,476.20
03/03/04     DePiano, Rich          Option exercise - Sale          30,000      14.7400     442,200.00
03/03/04     DePiano, Rich          Option exercise - Sale          30,000      14.5200     435,600.00
03/03/04     DePiano, Rich          Option exercise - Sale           9,980      15.0200     149,899.60
03/03/04     DePiano, Rich          Option exercise - Sale          15,020      15.0200     225,600.40
03/03/04     DePiano, Rich          Option exercise - Sale          15,000      16.1500     242,250.00
04/03/04     DePiano, Rich          Option exercise - Sale          16,000      17.4600     279,360.00
19/12/03     DePiano, Rich          Sale                             4,353       6.5300      28,425.09
19/12/03     DePiano, Rich          Option exercise - Purchase      19,603       1.4500      28,424.35
18/11/03     Rimmer, Harry          Option exercise - Sale           2,000       6.7000      13,400.00
24/11/03     Rimmer, Harry          Option exercise - Sale           2,000       6.8000      13,600.00
03/12/03     Rimmer, Harry          Option exercise - Sale           2,000       6.8000      13,600.00
19/12/03     Rimmer, Harry          Option exercise - Purchase         667       1.4500         967.15
19/12/03     Rimmer, Harry          Option exercise - Purchase       2,333       1.5625       3,645.31
01/03/04     Rimmer, Harry          Option exercise - Sale          23,000      13.5100     310,730.00
20/02/04     Coppola, Anthony       Option exercise - Sale           4,000      10.1400      40,560.00
23/02/04     Coppola, Anthony       Option exercise - Sale           6,000      10.5700      63,420.00
23/02/04     Coppola, Anthony       Option exercise - Sale           1,000      10.5700      10,570.00
25/02/04     Coppola, Anthony       Option exercise - Sale           4,000      10.1400      40,560.00
04/03/04     Coppola, Anthony       Option exercise - Sale          10,000      16.5400     165,400.00
04/03/04     Coppola, Anthony       Option exercise - Sale          10,000      16.5400     165,400.00
26/02/04     Federman, Jay          Sale                            20,000      10.0700     201,400.00
26/02/04     Federman, Jay          Option exercise - Sale          10,000      10.8600     108,600.00
27/02/04     Federman, Jay          Option exercise - Sale          10,000      11.1900     111,900.00
27/02/04     Federman, Jay          Option exercise - Sale          10,000      11.1900     111,900.00
03/03/04     Federman, Jay          Option exercise - Sale           5,000      16.6300      83,150.00
03/03/04     Federman, Jay          Option exercise - Sale          10,000      16.6300     166,300.00
03/03/04     Federman, Jay          Option exercise - Sale           5,000      16.6300      83,150.00
03/03/04     Federman, Jay          Sale                            10,000      16.5300     165,300.00
18/02/04     Kwan, William          Option exercise - Sale           2,100      10.3300      21,693.00
20/02/04     Kwan, William          Option exercise - Sale           4,500      10.1400      45,630.00
23/02/04     Kwan, William          Option exercise - Sale           5,600      10.5700      59,192.00
23/02/04     Kwan, William          Option exercise - Sale           3,400      10.5700      35,938.00
25/02/04     Kwan, William          Option exercise - Sale           4,400      10.1400      44,616.00
03/03/04     Kwan, William          Option exercise - Sale          10,000      17.3700     173,700.00
03/03/04     Kwan, William          Option exercise - Sale          10,000      17.3700     173,700.00
04/03/04     Napolitano, Linda      Option exercise - Sale           8,000      16.1400     129,120.00
18/02/04     O'Donnell, Jeff        Option exercise - Sale           2,100      10.3300      21,693.00
20/02/04     O'Donnell, Jeff        Option exercise - Sale           4,500      10.1400      45,630.00
23/02/04     O'Donnell, Jeff        Option exercise - Sale             600      10.5700       6,342.00
23/02/04     O'Donnell, Jeff        Option exercise - Sale           5,000      10.5700      52,850.00
23/02/04     O'Donnell, Jeff        Option exercise - Sale           3,400      10.5700      35,938.00
25/02/04     O'Donnell, Jeff        Option exercise - Sale           4,400      10.1400      44,616.00
04/03/04     O'Donnell, Jeff        Option exercise - Sale           5,000      16.4000      82,000.00

         (iii) Save as disclosed in paragraph 3(a)(ii) above, during the disclosure period there were no dealings for value in Escalon Shares in which the Escalon Directors or Escalon Officers were interested.

(b)      Shareholdings and dealings in Drew Shares

         (i) As at 12 May 2004 (being the latest practicable date prior to the publication of this Document), Escalon held no Drew Shares.

         (ii) As at 12 May 2004 (being the latest practicable date prior to the publication of this Document), none of the Escalon Directors or Escalon Officers nor their immediate families and connected persons (within the meaning of section 346 of the Companies Act) held any interests in Drew Shares.

         (iii) Save as disclosed below during the disclosure period there were no dealings for value by Escalon, the Escalon Directors or Escalon Officers or any persons deemed to be acting in concert with Escalon in Drew Shares.

(c)      General

         (i) Save as disclosed in this paragraph 3, neither Escalon, nor any subsidiary of Escalon, nor any of the Escalon Directors or Escalon Officers, nor their immediate families, nor any person acting in concert with Escalon (other than exempt market makers and exempt fund managers), nor any person with whom Escalon or any person acting in concert with Escalon has an arrangement of the kind referred to in paragraph (ii) below owned or controlled or (in the case of Escalon Directors and Escalon Officers and their immediate families) was interested in any relevant securities on 12 May 2004 (being the latest practicable date prior to the publication of this Document) nor has any such person dealt for value therein during the disclosure period.

         (ii) Save as disclosed neither Escalon nor any of its associates nor any person acting in concert with Escalon has any arrangement in relation to relevant securities. For these purposes "arrangement" includes any indemnity or option arrangements and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing.

         (iii)    References in this paragraph 3 to:

                  (A)      an "associate" are to:

                           (1) subsidiaries and associated companies of Escalon and companies of which any such subsidiaries or associated companies are associated companies. For this purpose, ownership of interests of 20 per cent. or more of the equity share capital of a company will make it an associate;

                           (2) banks, financial and other professional advisers (including stockbrokers) to Escalon or a company covered in paragraph A(1) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;

                           (3) the Escalon Directors and Escalon Officers and the directors of any company covered in paragraph (1) above (together in each case with their close relatives and related trusts);

                           (4) the pension funds of Escalon or any company covered in paragraph A(1) above;

                           (5) an investment company, unit trust or other person whose investments an associate (as otherwise defined in this paragraph (iii)) manages on a discretionary basis, in respect of the relevant investment accounts;

                           (6) a person who owns or controls 5 per cent. or more of any class of relevant securities (defined in paragraphs (a) to (d) in Note 2 on Rule 8 of the City Code) issued by Drew, including a person who as a result of the Offer owns or controls 5 per cent. or more; and

                           (7)      a company having a material trading
                                    arrangement with Escalon.

                  (B) a "bank" does not apply to a bank whose sole relationship with Escalon or a company covered in paragraph (A)(1) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

                  (C) "relevant securities" mean existing Escalon Shares and Drew Shares and securities convertible into, rights to subscribe for, options (including traded options) in respect thereof and derivatives referenced thereto; and

                  (D) for the purposes of this paragraph 3, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holding, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holdings gives de facto control.

4.       MARKET QUOTATIONS

The following table shows the closing quotations for Escalon Shares and for Drew Shares, as derived from NASDAQ SmallCap Market and the London Stock Exchange Daily Official List, respectively, on the first dealing day of each month from November 2003 to April 2004 inclusive, on 7 April 2004 (being the last dealing day prior to the announcement of the Offer) and on 12 May 2004 (being the last practicable dealing date prior to the publication of this Document):

                                         Closing Quotations
    Date          Escalon Shares ($)          (L)*             Drew Shares (L, in pence)
November 2003            6.999                (3.94)                      7.50
December 2003            6.990                (3.94)                      7.00
January 2004             6.740                (3.80)                      4.50
February 2004            7.200                (4.06)                     6.875
March 2004              13.900                (7.83)                      5.50
April 2004              20.570               (11.59)                      5.50
7 April 2004            23.250               (13.10)                      5.50
12 May 2004              21.00               (11.83)                      6.00

*Figures for Escalon Shares in L have been calculated at a conversion rate of $21.00 to L11.83 as at 12 May 2004, the last practicable date before publication of this Document. Conversion rates will have varied from the period November 2003 to 12 May 2004.

5.       ARRANGEMENTS WITH DREW DIRECTORS

It is the intention of Escalon not to compensate any directors of the current board of Drew who leave the employment of Drew other than in accordance with their service agreements.

6.       MATERIAL CONTRACTS

Details of contracts not being contracts entered into in the ordinary course of business entered into by Escalon or any member of the Escalon Group since 8 April 2002 that are or may be material are included in Part B of Appendix II.

7.       FINANCIAL AND TRADING POSITION

(a) Save as disclosed in this Document there has been no known material change in the financial or trading position of Escalon since 30 June 2003, being the date to which its last annual published audited accounts were prepared, and 31 December 2003, being the date to which its last interim published accounts were prepared.

(b) Save as publicly announced and as far as the Escalon Directors are aware there has been no material change in the financial or trading position of Drew since 31 March 2003, the date to which its last published audited accounts were prepared, or as provided in the Drew Listing Particulars.

8.       SOURCES OF INFORMATION AND BASES OF CALCULATION

In this Document:

(a) the market value of Escalon Shares on 12 May 2004 is based on the closing price of Escalon Shares on the close of regular trading on NASDAQ SmallCap Market of $21.00 or L11.83 (calculated at a conversion rate of $1.7752 to L1) on 12 May 2004 (being the last practicable date prior to the publication of this Document);

(b) the market values of Drew Shares on 7 April 2004 and 4 May 2004 are based on the closing middle market prices of 5.5 pence and 6.0 pence as derived from the Daily Official List on 7 April 2004 (being the date prior to the announcement of the Offer) and 12 May 2004 (being the last practicable date prior to the publication of this Document);

(c) the value of the Offer is based upon 89,021,593 Drew Shares in issue (and assuming none of the Drew Options capable of exercise are so exercised) on 12 May 2004;

(d) for the purposes of the financial comparisons contained in this Document, no account has been taken of any liability to taxation or the treatment of fractions of Drew Shares under the Offer; and

(e) unless otherwise stated: (i) information relating to Escalon has been extracted from the relevant published annual reports and accounts of Escalon; (ii) information relating to Drew has been extracted from the Drew Listing Particulars and from the relevant published reports and audited accounts of Escalon.

9.       OTHER INFORMATION

(a) Save as disclosed herein, no agreement, arrangement or understanding (including any compensation arrangement) exists between Escalon or any party acting in concert with Escalon and any of the Directors, or recent Directors, shareholders or recent shareholders of Drew having any connection with or dependence upon the Offer.

(b) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Drew Shares acquired by Escalon in pursuance of the Offer will be transferred to any other person, save that Escalon reserves the right to transfer any such shares to any of its subsidiaries.

(c) Save as disclosed in this Document, neither Escalon nor, so far as Escalon is aware, any person acting in concert with Escalon, owns or controls any Drew Shares or has any option to acquire Drew Shares or has entered into any derivative contract referenced to Drew Shares which remain outstanding.

(d) Save as disclosed in this Document, Escalon is not a party to any agreements or arrangements which relate to the circumstances in which it may or may not invoke or seek to invoke a pre-condition or a condition to the Offer.

(e) The Enlarged Group will have the financial capacity to develop the business.

(f) The emoluments of the current Escalon Directors will not be affected as a consequence of the Offer or by any other associated transaction.

(g) All information and reports contained in the Drew Listing Particulars are deemed to be incorporated herein.

(h) The Offer is based on the exchange of securities and is not dependent on any source of finance or subject to any financing arrangements. Escalon does not intend to make the payment of any interest on, repayment of or security for any liability (contingent or otherwise) depend to any significant extent on the business of Drew.

10.      DOCUMENTS AVAILABLE FOR INSPECTION

         Copies of the following documents will be available for inspection at the offices of Atlantic Law, One Great Cumberland Place, London, W1H 7AL during normal business hours on any weekday (Saturdays and public holidays excepted) throughout the period during which the Offer remains open for acceptance:

(a)      the articles of incorporation (as amended) and by-laws of Escalon;

(b) Escalon's Forms 10Q, 10K, 10K/A which include the audited consolidated accounts for the three financial years ended 30 June 2003 and the financial report for the six months ended 31 December 2003;

(c) the audited consolidated accounts of Drew for the two financial years ended 31 March 2003 and the interim results for the six months ended 30 September 2003;

(d)      the Drew Listing Particulars;

(e) the material contracts referred to in paragraph 6 above, brief details of which are set out in Part B of Appendix II;

(f)      this Document and the Form of Acceptance.

Dated: 14 May 2004

PART B - MATERIAL CONTRACTS

Details of contracts not being contracts entered into in the ordinary course of business entered into by Escalon or any member of the Escalon Group since 8 April 2002 that are or may be material are as follows:

(1)      SECURITIES PURCHASE AGREEMENT

Securities purchase agreement dated 16 March 2004 between Escalon and multiple purchasers (the "Purchaser" or "Purchasers") whereby Escalon issued and sold to each Purchaser Escalon shares of common stock and warrants. The purchase price per share as defined therein was $13.00 per share, subject to adjustment. The aggregate amount of shares to be issued under the agreement was 800,000 plus shares to be issued pursuant to warrants granted at the rate of 15% of the shares purchased, and exercisable at $15.60.

(2)      REGISTRATION RIGHTS AGREEMENT

Registration rights agreement dated 16 March 2004 between Escalon and multiple purchasers (the "Purchaser" or "Purchasers") made pursuant to the securities purchase agreement at item 1 above, regarding planned registration requirements with the Securities and Exchange Commission and a plan of distribution by selling shareholders of Escalon common stock.

(3)      FORM OF WARRANT TO PURCHASE COMMON STOCK

Form of warrant to purchase Escalon common stock at $15.60 per share, in relation to the securities purchase agreement at item 1 above.

(4)      MANUFACTURING, SUPPLY AND DISTRIBUTION AGREEMENT

Manufacturing, supply and distribution agreement dated 11 March 2004 between Sonomed, Inc ("Sonomed") and Ophthalmic Technologies, Inc. ("OTI"), whereby Sonomed agrees to purchase, market and sell certain products manufactured by OTI subject to the terms of the agreement, and whereby OTI appoints Sonomed as exclusive distributor throughout the US, subject to Sonomed's obligations to market.

(5)      2003 AMENDMENTS TO LOAN AGREEMENTS

Amendment dated 13 February 2003 between Escalon, Escalon Vascular Access, Inc., Escalon Pharmaceutical, Inc., Sonomed, Inc., Escalon Digital Vision, Inc. (collectively, the "Guarantors"; together with Escalon, the "Obligors") and Spring Street Capital, L.L.C. (the "Lender" or "Bank") to loan agreements dated 16 November 2001. The Lender purchased various agreements, including a letter of agreement dated 16 November 2001 (the "Loan Agreements") from PNC Bank, National Association ("PNC"), whereby PNC had extended to Escalon a line of credit and a term note. See item 8) below for more detail on the letter of agreement. Furthermore the Lender and Escalon, by way of this amendment, amended certain terms and conditions of the Loan Agreements. The total debt outstanding to the Lender at the date of this amendment was $7,325,000; $1,475,000 for the line of credit and $5,850,000 for the term note.

(6)      FURTHER AMENDMENT TO AMENDED AND RESTATED TERM/TIME NOTE

Further amendment to the amended and restated term/time note dated 13 February 2003 between Escalon and Spring Street Capital, L.L.C. ("Payee"). This document sets out amendments to the amended and restated term/time note of 16 November 2001, including right of set off in the event of default and payment schedules. The principal amount payable by Escalon under the term note at the date of the document was $7,900,000.

(7)      FURTHER AMENDMENT TO AMENDED AND RESTATED LINE OF CREDIT NOTE

Further amendment to the amended and restated line of credit note dated 13 February 2003 between Escalon and Spring Street Capital, L.L.C. ("Payee"). This document sets out amendments to the amended and restated line of credit note of 16 November 2001, including right of set off in the event of default. The principal amount payable by Escalon under the line of credit note at the date of the document was $2,000,000.

(8) LETTER OF AGREEMENT, RE: $2,000,000 COMMITTED LINE OF CREDIT; $7,900,000 TERM LOAN

Letter of agreement dated 16 November 2001 between Escalon, Escalon Vascular Access, Inc., Escalon Pharmaceutical, Inc., Sonomed, Inc., Escalon Digital Vision, Inc. (collectively, the "Guarantors"; together with the Borrower, the "Obligors") and PNC Bank, National Association (the "Bank"), whereby the Bank superseded its previous letter agreement and offered two credit facilities, the first a committed revolving line of credit for $2,000,000, the second a $7,900,000 term loan. The facilities are subject to various interest rate, fees, security, stock warrants and payments at closing provisions from Escalon to the Bank.

(9)      AMENDED AND RESTATED TERM/TIME NOTE

Amended and restated term/time note dated 16 November 2001 between Escalon and PNC Bank, National Association (the "Bank"). Under this document, and in connection with the letter agreement of 16 November 2001, Escalon agreed to pay the principal sum of $7,900,000 to the Bank, subject to the terms and conditions therein.

(10)     AMENDED AND RESTATED COMMITTED LINE OF CREDIT NOTE

Amended and restated committed line of credit note dated 16 November 2001 between Escalon and PNC Bank, National Association (the "Bank"). Under this document, and in connection with the letter of agreement of 16 November 2001, Escalon agreed to pay the principal sum of $2,000,000 to the Bank, subject to the terms and conditions therein.

(11)     CONFIDENTIALITY AGREEMENT

Confidentiality agreement dated 14 April 2004 made between Escalon and AGI Corporate Finance Limited (acting as agents for Drew) in connection with the provision of information by Drew.

(12)     FINDER'S FEE AGREEMENT

Agreement between Escalon and Mr. W. Alex Charlton dated 29 March 2004. Pursuant to this agreement Mr Charlton will introduce to Escalon potential targets for acquisition by Escalon, including Drew and assist in the acquisition of any such targets. Under this agreement Escalon has agreed to pay Mr Charlton a finder's fee of the greater of: (i) $150,000; and (ii) 2 per cent of the aggregate consideration for a transaction introduced by Mr Charlton if the aggregate consideration of the transaction is less than or equal to $25m plus 1.5 per cent of the aggregate consideration in excess of $25m. Mr Charlton will also be entitled to a monthly fee for any time, effort and expertise he applies in the planning and execution of any transaction introduced by him save that any such payment will be off-set by $15,000 per month against any finder's fee payable to him under this agreement.

PART C - RISK FACTORS

ESCALON'S PRODUCTS ARE SUBJECT TO STRINGENT ONGOING REGULATION BY THE FOOD AND DRUG ADMINISTRATION, KNOWN AS THE FDA, AND SIMILAR HEALTH AUTHORITIES, AND IF THE FDA'S APPROVALS OR CLEARANCES OF ESCALON'S PRODUCTS ARE RESTRICTED OR REVOKED ESCALON COULD FACE DELAYS THAT WOULD IMPAIR ITS ABILITY TO GENERATE FUNDS FROM OPERATIONS.

The FDA and similar health authorities in foreign countries extensively regulate Escalon's activities. Escalon must obtain either 510(K) clearances or pre-market approvals and new drug application approvals prior to marketing a product in the United States. Foreign regulation also requires that Escalon obtain other approvals from foreign government agencies prior to the sale of products in those countries. Also, Escalon may be required to obtain FDA approval before exporting a product or device that has not received FDA marketing clearance or approval.

Escalon has received the necessary FDA approvals for all products that it currently markets. Any restrictions on or revocation of the FDA approvals and clearances that Escalon obtained, however, would prevent the continued marketing of the affected products and other devices. The restrictions or revocations could result from the discovery of previously unknown problems with the product. Consequently, the FDA revocation would impair Escalon's ability to generate funds from operations.

The FDA and comparable agencies in state and local jurisdictions and in foreign countries impose substantial requirements upon the manufacturing and marketing of pharmaceutical and medical device equipment and related disposables, including the obligation to adhere to the FDA's Good Manufacturing Practice regulations. Compliance with these regulations requires time-consuming detailed validation of manufacturing and quality control processes, FDA periodic inspections and other procedures. If the FDA finds any deficiencies in the validation processes, for example, the FDA may impose restrictions on marketing the affected products until such deficiencies are corrected.

Escalon has received CE approval on several of its products that allows it to sell the products in the countries comprising the European Community. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. Escalon cannot assure Drew Shareholders that it will be able to obtain regulatory clearances for other products in the United States or foreign markets.

The process for obtaining regulatory clearances and approvals and underlying clinical studies for any new products or devices and for multiple indications for existing products is lengthy and will require substantial commitments of Escalon's financial resources and management's time and effort. Any delay in obtaining clearances or approvals or any changes in existing regulatory requirements would materially adversely affect Escalon's business.

A failure to comply with applicable regulations would subject Escalon to fines, delays or suspensions of approvals or clearances, seizures or recalls of products, operating restrictions, injunctions or civil or criminal penalties, which would affect adversely Escalon's business, financial condition and results of operations.

FAILURE OF THE MARKET TO ACCEPT ESCALON'S PRODUCTS COULD ADVERSELY IMPACT ESCALON'S BUSINESS AND FINANCIAL CONDITION

Escalon's business and financial condition will depend upon the market acceptance of its products. Escalon cannot assure Drew Shareholders that its products will achieve market acceptance. Market acceptance depends upon a number of factors:

-        the price of the products;

-        the receipt of regulatory approvals for multiple indications;

- the establishment and demonstration of the clinical safety and efficacy of Escalon's products; and

- the advantages of Escalon's products over those marketed by its competitors.

Any failure to achieve significant market acceptance of Escalon's products will have a material adverse effect on its business.

THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE EFFECT ON ESCALON'S BUSINESS

Escalon faces intense competition in the medical device and pharmaceutical markets, which are characterised by rapidly changing technology, short product life cycles, cyclical oversupply and rapid price erosion. Many of Escalon's competitors have substantially greater financial, technical, marketing, distribution and other resources. Escalon's strategy is to compete primarily on the basis of technological innovation, reliability, quality and price of Escalon's products. Without timely introductions of new products and enhancements, Escalon products will become technologically obsolete over time, in which case Escalon's revenues and operating results would suffer. The success of Escalon's new product offerings will depend on several factors, including its ability to:

-        properly identify customer needs;

-        innovate and develop new technologies, services and applications;

-        establishing adequate product distribution coverage;

- obtain and maintain required regulatory approvals from the FDA and other regulatory agencies;

-        protect Escalon's intellectual property;

-        successfully commercialise new technologies in a timely manner;

- manufacture and deliver Escalon's products in sufficient volumes on time;

-        differentiate Escalon's offerings from its competitors' offerings;

-        price Escalon's products competitively;

- anticipate competitors' announcements of new products, services or technological innovations; and

-        general market and economic conditions.

Escalon cannot assure Drew Shareholders that it will be able to compete effectively in this competitive environment.

ESCALON'S PRODUCTS EMPLOY PROPRIETARY TECHNOLOGY, AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

Escalon holds several United States and foreign patents for its products. Other parties, however, hold patents relating to similar products and technologies. Escalon believes that it is not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, the court or agency could deem them to cover one or more aspects of Escalon's products or procedures. Any claims for patent infringement or claims by Escalon for patent enforcement would consume time, result in costly litigation, divert technical and management personnel or require Escalon to develop non-infringing technology or enter into royalty or licensing agreements.

Escalon cannot be certain that it will not be subject to one or more claims for patent infringement, that it would prevail in any such action or that its patents will afford protection against competitors with similar technology.

If a court determines that any of Escalon's products, including its products used for the cannulation of blood vessels used in its vascular business segment, infringes, directly or indirectly, a patent in a particular market, the court may enjoin it from making, using and selling the product. Furthermore, Escalon may be required to pay damages or obtain a royalty-bearing license, if available, on acceptable terms.

A SIGNIFICANT DECREASE IN THE SALE OF SILICON OIL BY BAUSCH & LOMB WOULD HAVE A NEGATIVE IMPACT ON ESCALON'S FINANCIAL POSITION, RESULTS OF OPERATIONS AND CASH FLOWS

Escalon realized 14.43 per cent. and 14.24 per cent. of its net revenue during the six-month periods ended 31 December, 2003 and 2002, respectively, from Bausch & Lomb's sales of Silicone Oil. Escalon is entitled to receive this revenue from Bausch & Lomb, in varying amounts, through August 2005. The agreement with Bausch & Lomb, which commenced on 13 August, 2000, is structured so that Escalon receives consideration from Bausch & Lomb based on its adjusted gross profit from its sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

From 13/8/00 to 12/8/01                   100%
From 13/8/01 to 12/8/02                    82%
From 13/8/02 to 12/8/03                    72%
From 13/8/03 to 12/8/04                    64%
From 13/8/04 to 12/8/05                    45%

The revenue associated with sale of Silicon Oil by Bausch & Lomb has no associated expenses and consequently provides a gross margin of 100 per cent. Any significant reduction in this revenue can have a significant negative impact on gross margin. Any significant decrease in Silicone Oil revenue received by Escalon would have an impact on Escalon's financial position, results of operations and cash flows and its stock price could be negatively impacted.

LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS OR COSTLY REDESIGN OF ESCALON'S PRODUCTS.

Although some of the parts and components used to manufacture Escalon's products are available from multiple sources, Escalon currently purchases most of its components from single sources in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of its products. Any loss of availability of an essential component could result in a material adverse change to Escalon's business, financial condition and results of operations. Some of Escalon's suppliers are also subject to the FDA's Good Manufacturing Practice regulations. Failure of these suppliers to comply with these regulations could result in the delay or limitation of the supply of parts or components to Escalon, which would adversely affect its financial condition and results of operations.

ESCALON'S ABILITY TO MARKET AND SELL ITS PRODUCTS MAY BE ADVERSELY AFFECTED BY LIMITATIONS ON REIMBURSEMENTS BY GOVERNMENT PROGRAMS, PRIVATE INSURANCE PLANS AND OTHER THIRD PARTY PAYORS

Escalon's customers bill various third party payors, including government programs and private insurance plans, for the health care services provided to their patients. Third party payors may reimburse the customer, usually at a fixed rate based on the procedure performed, or may deny reimbursement if they determine that the use of Escalon's products was elective, unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Third party payors may deny reimbursement notwithstanding FDA approval or clearance of a product and may challenge the prices charged for the medical products and services. Escalon's ability to sell its products on a profitable basis may be adversely impacted by denials of reimbursement or limitations on reimbursement, compared with reimbursement available for competitive products and procedures.

New legislation that further reduces reimbursements under the capital cost pass-through system utilised in connection with the US Medicare program could also adversely affect the marketing of Escalon's products.

FUTURE LEGISLATION OR CHANGES IN GOVERNMENT PROGRAMS MAY ADVERSELY AFFECT THE MARKET FOR ESCALON'S PRODUCTS

In the past several years, the federal government and Congress in the US have made proposals to change aspects of the delivery and financing of health care services in the US. Escalon cannot predict what form any future legislation may take or its effect on Escalon's business. Legislation that sets price limits and utilisation controls may adversely affect the rate of growth of ophthalmic and vascular access product markets. If any future health care legislation were to adversely affect those markets, Escalon's product marketing could also suffer, which could adversely impact its business.

ESCALON MAY BECOME INVOLVED IN PRODUCT LIABILITY LITIGATION, WHICH MAY SUBJECT IT TO LIABILITY AND DIVERT MANAGEMENT ATTENTION

The testing and marketing of Escalon's products for applications in ophthalmology and vascular access, Escalon's pharmaceutical products and vascular access products entail an inherent risk of product liability, resulting in claims based upon injuries or alleged injuries associated with a defect in the product's performance. Some of these injuries may not become evident for a number of years. Although Escalon is not currently involved in any product liability litigation, it may be a party to litigation in the future as a result of an alleged claim. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of Escalon's time and money and would divert management time and attention away from its core business. Escalon maintains limited product liability insurance coverage of $1,000,000 per occurrence and $2,000,000 in the aggregate, with umbrella policy coverage up to $5,000,000 in excess of such amounts. A successful product liability claim in excess of any insurance coverage may adversely impact Escalon's financial condition and results of operations.

Escalon cannot assure Drew Shareholders that product liability insurance coverage will continue to be available to it in the future on reasonable terms or at all.

ESCALON'S INTERNATIONAL SALES OPERATIONS COULD BE ADVERSELY IMPACTED BY CHANGES IN LAWS OR POLICIES OF FOREIGN GOVERNMENTAL AGENCIES AND SOCIAL AND ECONOMIC CONDITIONS IN THE COUNTRIES IN WHICH ESCALON OPERATES.

Escalon derive a portion of its revenues from sales outside the United States. Changes in the laws or policies of governmental agencies, as well as social and economic conditions, in the countries in which it operates could affect its business in these countries and its results of operations. Also, economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates, and competitive factors, such as price competition, business combinations of competitors or a decline in industry sales from continued economic weakness, both in the United States and other countries in which Escalon conduct business, could adversely affect its results of operations.

ESCALON IS DEPENDENT ON ITS MANAGEMENT AND KEY PERSONNEL TO SUCCEED

Escalon's principal executive officers and technical personnel have extensive experience with its products, research and development efforts, the development of marketing and sales programs and the necessary support services to be provided to Escalon's customers. Also, Escalon competes with other companies, universities, research entities and other organisations to attract and retain qualified personnel. The loss of the services of any of Escalon's executive officers or other technical personnel, or its failure to attract and retain other skilled and experienced personnel, could have a material adverse effect on its ability to manufacture, sell and market its products and its ability to maintain or expand its business.

ANY ACQUISITIONS, STRATEGIC ALLIANCES, JOINT VENTURES AND DIVESTITURES THAT ESCALON EFFECTS COULD RESULT IN FINANCIAL RESULTS THAT DIFFER FROM MARKET EXPECTATIONS.

In the normal course of business, Escalon engages in discussions with third parties regarding possible acquisitions, strategic alliances, joint ventures and divestitures. As a result of any such transactions, Escalon's financial results may differ from the investment community's expectations in a given quarter. In addition, acquisitions and alliances may require Escalon to integrate a different company culture, management team and business infrastructure. Escalon may have difficulty developing, manufacturing and marketing the products of a newly acquired company in a way that enhances the performance of its combined businesses or product lines to realise the value from expected synergies.

Depending on the size and complexity of an acquisition, Escalon's successful integration of the entity depends on a variety of factors including the retention of key employees and the management of facilities and employees in separate geographical areas. These efforts require varying levels of management resources, which may divert Escalon's attention from other business operations. If Escalon does not realise the expected benefits or synergies of such transactions, its consolidated financial position, results of operations and stock price could be negatively impacted.

THE MARKET PRICE OF ESCALON'S STOCK HAS HISTORICALLY BEEN VOLATILE, AND IT HAS NOT PAID CASH DIVIDENDS

The volatility of Escalon Shares imposes a greater risk of capital losses on shareholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of Escalon Shares. The following factors have and may continue to have a significant impact on the market price of Escalon Shares:

-        announcements of technological innovations;

- changes in marketing, product pricing and sales strategies or new products by Escalon's competitors;

- any acquisitions, strategic alliances, joint ventures and divestitures that Escalon effects;

- changes in domestic or foreign governmental regulations or regulatory requirements; and

- developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which Escalon's products are used.

Moreover, the possibility exists that the stock market, and in particular the securities of technology companies such as Escalon, could experience extreme price and volume fluctuations unrelated to operating performance.

Escalon has not paid any cash dividends on Escalon Shares and does not anticipate paying any cash dividends in the foreseeable future.

ESCALON RESULTS FLUCTUATE FROM QUARTER TO QUARTER

Escalon has experienced quarterly fluctuations in operating results and anticipate continued fluctuations in the future. A number of factors contribute to these fluctuations:

-        changes in the mix of products sold;

- the timing and expense of new product introductions by Escalon or its competitors;

-        fluctuations in royalty income;

- announcements of new strategic relationships by Escalon or its competitors;

-        the cancellation or delays in the purchase of its products;

-        the gain or loss of significant customers;

-        fluctuations in customer demand for Escalon's products; and

-        competitive pressures on prices at which Escalon can sell its products.

Escalon sets spending levels in advance of each quarter based, in part, on its expectations of product orders and shipments during that quarter. A shortfall in revenue, therefore, in any particular quarter as compared to its plan could have a material adverse effect on its results of operations and cash flows. Also, its quarterly results could fluctuate due to general conditions in the healthcare industry or global economy generally, or market volatility unrelated to its business and operating results.

THE IMPACT OF TERRORISM OR ACTS OF WAR COULD HAVE A MATERIAL ADVERSE EFFECT ON ESCALON'S BUSINESS

Terrorist acts or acts of war, whether in the United States or abroad, could cause damage or disruption to Escalon's operations, its suppliers, channels to market or customers, or could cause costs to increase, or create political or economic instability, any of which could have a material adverse effects on its business.

ESCALON'S CHARTER DOCUMENTS AND PENNSYLVANIA LAW MAY INHIBIT A TAKEOVER

Certain provisions of Pennsylvania law and Escalon's Bylaws could delay or impede the removal of incumbent directors and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of Escalon. These provisions could limit the price that certain investors might be willing to pay in the future for Escalon Shares.

The Escalon Board is divided into three classes, with directors in each class elected for three-year terms. Escalon's Bylaws impose various procedural and other requirements that could make it more difficult for Escalon shareholders to effect certain corporate actions.

ISSUE OF PREFERRED STOCK

The Escalon Board may issue shares of preferred stock without shareholder approval on such terms and conditions, and having such rights, privileges and preferences, as the Escalon Board may determine. The rights of the holders of Escalon Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The Escalon Board has no current plans to issue any shares of preferred stock.

                                  APPENDIX III

                              FINANCIAL INFORMATION

PART A - FINANCIAL INFORMATION ON ESCALON

FULL PUBLISHED FINANCIAL INFORMATION ON ESCALON CAN BE VIEWED ON THE EDGAR DOCUMENT RETRIEVAL SYSTEM WHICH CAN BE FOUND AT WWW.SEC.GOV

(1) INTERIM RESULTS FOR THE SIX MONTHS ENDED 31 DECEMBER 2003 (EXTRACTS FROM FORM 10Q)

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                    December 31,        June 30,
                                                                                        2003              2003
                                                                                     (Unaudited)       (Audited)
                                                                                    ------------       ---------
ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                                                       $      422,600    $      298,390
   Accounts receivable, net                                                             2,038,567         2,364,370
   Inventory, net                                                                       1,854,658         1,785,480
   Other current assets                                                                   150,513           310,420
                                                                                   --------------    --------------
Total current assets                                                                    4,466,338         4,758,660
                                                                                   --------------    --------------
Long-term note receivable                                                                 150,000           150,000
Furniture and equipment, net                                                              462,773           516,686
Goodwill                                                                               10,591,795        10,591,795
Trademarks and trade names, net                                                           616,906           616,906
License and distribution rights, net                                                        1,877            13,138
Patents, net                                                                              177,445           182,811
Other assets                                                                               50,398            60,235
                                                                                   --------------    --------------
   TOTAL ASSETS                                                                    $   16,517,532    $   16,890,231
                                                                                   ==============    ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

   Line of credit                                                                  $      250,000    $      975,000
   Current portion of long-term debt                                                    1,631,350         1,510,344
   Accounts payable                                                                       274,813           454,711
   Accrued compensation                                                                   498,827           708,231
   Other current liabilities                                                              223,528           222,036
                                                                                   --------------    --------------
Total current liabilities                                                               2,878,518         3,870,322
Long-term debt, net of current portion                                                  3,196,019         4,080,461
                                                                                   --------------    --------------
     Total liabilities                                                                  6,074,537         7,950,783
Shareholders' equity:
   Preferred stock, $0.001 par value; 2,000,000 shares authorized; no shares issued Common stock, $0.001 par value; 35,000,000 shares authorized;
   3,408,271 and 3,365,359 shares issued and outstanding at December 31, 2003
   and June 30, 2003, respectively                                                          3,408             3,365
Additional paid-in capital                                                             46,321,798        46,262,411
Accumulated deficit                                                                   (35,882,211)      (37,326,328)
                                                                                   --------------    --------------
     Total shareholders' equity                                                        10,442,995         8,939,448
                                                                                   --------------    --------------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $   16,517,532    $   16,890,231
                                                                                   ==============    ==============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                   Three Months Ended                 Six Months Ended
                                                      December 31,                      December 31,
                                                 2003             2002             2003             2002
                                                 ----             ----             ----             ----
Product revenue                              $  3,144,034     $  2,749,368     $  5,985,160     $  5,262,887
Other revenue                                     613,891          517,810        1,184,407        1,012,631
                                             ------------     ------------     ------------     ------------
Revenues, net                                   3,757,925        3,267,178        7,169,567        6,275,518
                                             ------------     ------------     ------------     ------------
COSTS AND EXPENSES:
   Cost of goods sold                           1,249,660        1,279,044        2,462,459        2,357,963
   Research and development                       225,992          183,736          433,122          374,053
Marketing, general and administrative           1,321,653        1,278,014        2,535,285        2,566,142
                                             ------------     ------------     ------------     ------------
Total costs and expenses                        2,797,305        2,740,794        5,430,866        5,298,158
                                             ------------     ------------     ------------     ------------

Income from operations                            960,620          526,384        1,738,701          977,360
                                             ------------     ------------     ------------     ------------

OTHER INCOME AND EXPENSES:

   Interest income                                    282              828              961            1,478
   Interest expense                              (107,880)        (179,540)        (226,439)        (372,007)
                                             ------------     ------------     ------------     ------------
Total other income and expenses                  (107,598)        (178,712)        (225,478)        (370,529)
                                             ------------     ------------     ------------     ------------
Income before income taxes                   $    853,022     $    347,672     $  1,513,223     $    606,831
Income taxes                                       32,061               --           69,106               --
                                             ------------     ------------     ------------     ------------
Net income                                   $    820,961     $    347,672     $  1,444,117     $    606,831
                                             ============     ============     ============     ============

Basic net income per share                   $      0.243     $      0.104     $      0.429     $      0.181
                                             ============     ============     ============     ============

Diluted net income per share                 $      0.196     $      0.103     $      0.357     $      0.178
                                             ============     ============     ============     ============

Weighted average shares - basic                 3,371,920        3,345,851        3,368,643        3,345,851
                                             ============     ============     ============     ============

Weighted average shares - diluted               4,187,117        3,390,122        4,046,118        3,409,933
                                             ============     ============     ============     ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                        Six Months Ended
                                                                          December 31,
                                                                     2003             2002
                                                                     ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                       $  1,444,117          606,831
Adjustments to reconcile net income to net cash
     provided by in operating activities:
        Depreciation and amortization                                 128,422          176,332
        Disposal of furniture and equipment                                --              927
        Change in operating assets and liabilities:
          Accounts receivable, net                                    325,803          117,006
          Inventory, net                                              (69,178)        (234,518)
          Other current and long-term assets                          169,744          136,132
          Accounts payable, accrued and other liabilities            (387,810)         103,490
                                                                 ------------     ------------
Net cash provided by operating activities                           1,611,098          906,200
                                                                 ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchase of fixed assets                                           (36,876)         (25,397)
                                                                 ------------     ------------
Net cash used in investing activities                                 (36,876)         (25,397)
                                                                 ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Line of credit borrowing                                              153,981          625,000
Line of credit repayment                                             (878,981)        (400,000)
Principal payments on term loans                                     (784,442)      (1,030,466)
Issuance of common stock, net of retirement                            59,430               --
                                                                 ------------     ------------
Net cash used in financing activities                              (1,450,012)        (805,466)
                                                                 ------------     ------------

Net increase in cash and cash equivalents                             124,210           75,337
Cash and cash equivalents, beginning of period                        298,390          220,826
                                                                 ------------     ------------
Cash and cash equivalents, end of period                         $    422,600     $    296,163
                                                                 ============     ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid                                                    $    222,696     $    377,053
                                                                 ============     ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

The Company operates in the healthcare market, specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, ophthalmic pharmaceuticals and vascular devices.

The accompanying unaudited condensed consolidated financial statements include accounts of Escalon Medical Corp. and its subsidiaries Sonomed, Inc. ("Sonomed"), Escalon Vascular Access, Inc. ("Vascular"), Escalon Digital Vision, Inc. ("EMI"), Sonomed EMS, Sr1 ("Sonomed EMS") and Escalon Pharmaceutical, Inc. ("Pharmaceutical") (collectively referred to as "Escalon" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying condensed consolidated financial statements are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, these condensed consolidated financial statements should be read in conjunction with consolidated financial statements and notes thereto contained in the Company's 2003 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair presentation of the financial position, results of operations and cash flows for interim periods presented. The results of operations are not necessarily indicative of the results that may be expected for the full fiscal year.

2.       SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sonomed, Vascular, EMI, Sonomed EMS and Pharmaceutical. All intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For the purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties and highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

REVENUE RECOGNITION

The Company recognizes revenue from the sale of its products at the time of shipment, when title and risk of loss transfer. The Company provides products to its distributors at agreed wholesale prices and to the balance of its customers at set retail prices. Distributors can receive discounts for accepting high volume shipments. The discounts are reflected immediately in the net invoice price, which is the basis for revenue recognition. No further material discounts or sales incentives are given.

The Company's considerations for recognizing revenue upon shipment of products to a distributor are based on the following:

         -- Persuasive evidence that an arrangement (purchase order and sales invoice) exists between a willing buyer (distributor) and the Company that outlines the terms of the sale (company information, quantity of goods, purchase price and payment terms). The buyer (distributor) does not have an immediate right of return, as the Company must first consent in writing and is not required to do so.

         -- Shipping terms are ex-factory shipping point. At this point the buyer (distributor) takes title to the goods and is responsible for all risks and rewards of ownership, including insuring the goods as necessary.

         -- The Company's price to the buyer (distributor) is fixed and determinable as specifically outlined on the sales invoice. The sales arrangement does not have customer cancellation or termination clauses.

         -- The buyer (distributor) places a purchase order with the Company; the terms of the sale are cash, COD or credit. Customer credit is determined based on the Company's policies and procedures related to the buyer's (distributor's) creditworthiness. Based on this determination, the Company believes that collectibility is reasonably assured.

Provision has been made for estimated sales returns based on historical experience.

With respect to additional consideration related to the sale of Silicone Oil by Bausch & Lomb and the licensing of the Company's intellectual laser technology, revenue is recognized upon notification from the licensees of amount earned or upon receipt of royalty payments.

SHIPPING AND HANDLING REVENUES AND COSTS

Shipping and handling revenues are included in product revenue and the related costs are included in cost of goods sold.

INVENTORIES

Raw materials/work in process and finished goods are recorded at lower of cost (first-in, first-out) or market.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at net realizable value. The Company performs ongoing credit evaluations of customers' financial condition and does not require collateral for accounts receivable arriving in the normal course of business. The Company maintains allowances for potential credit losses based on the Company's historical losses and upon periodic review of individual balances. Accounts are written off when they are determined to be uncollectible based on management's assessment of individual accounts. Credit losses, when realized, have been within the range of management's expectations. Allowance for doubtful accounts was $121,904 and $261,351 at December 31, 2003 and June 30, 2003, respectively.

FURNITURE AND EQUIPMENT

Furniture and equipment is recorded at cost. Depreciation is computed using the straight-line method over the economic useful life of the related assets, which are estimated to be over three to ten years. Depreciation for the three-month periods ended December 31, 2003 and 2002 was $45,230 and $46,542, respectively. Depreciation for the six-month periods ended December 31, 2003 and 2002 was $90,789 and $92,548, respectively.

LONG-LIVED ASSETS

Management assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its estimated fair value.

INTANGIBLE ASSETS

The Company follows Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which discontinues the amortization of goodwill and identifiable intangible assets that have indefinite lives. In accordance with SFAS 142, these assets are tested for impairment on an annual basis.

STOCK-BASED COMPENSATION

The Company reports stock-based compensation through the disclosure-only requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," as amended by Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment to FASB No. 123." Compensation expense for options is measured using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, because the exercise price of the Company's employee stock options is generally equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

SFAS 123 establishes an alternative method of expense recognition for stock-based compensation awards based on fair values. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123.

                                                             Three Months Period Ended      Six Months Period Ended
                                                                  December 31,                     December 31,
                                                              2002            2003            2002            2003
                                                              ----            ----            ----            ----
Net Income, as reported                                   $   820,961     $   347,672     $  1,444,117    $   606,831
Deduct: Total stock-based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects                (292,554)        (23,658)        (310,657)       (78,980)
                                                          -----------     -----------     ------------    -----------
Pro forma net income                                      $   528,407     $   324,014     $  1,133,460    $   527,851
                                                          ===========     ===========     ============    ===========
Earnings per share:

   Basic - as reported                                    $     0.243     $     0.104     $      0.429    $     0.181
                                                          ===========     ===========     ============    ===========
   Basic - pro forma                                      $     0.157     $     0.097     $      0.336    $     0.158
                                                          ===========     ===========     ============    ===========
   Diluted - as reported                                  $     0.196     $     0.103     $      0.357    $     0.178
                                                          ===========     ===========     ============    ===========
   Diluted - pro forma                                    $     0.126     $     0.096     $      0.280    $     0.155
                                                          ===========     ===========     ============    ===========

The Company has followed the guidelines of SFAS 123 to establish the valuation of its stock options. The commonly accepted method of valuing these options is the Black-Sholes option valuation model that requires assumptions for the expected holding period and the expected volatility. The Company does not have a reliable history of employee stock options being exercised and consequently cannot estimate the expected holding period. For the sake of this valuation, the expected holding period is assumed to be the life of the stock option as defined in the stock option plan (10 years). The volatility assumption is based on the volatility seen in the Company's stock over the last five years. This assumption was made according to the guidance of SFAS 123. There is no reason to believe that future volatility will compare with the historical volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the value of its options.

RESEARCH AND DEVELOPMENT

All research and development costs are charged to operations as incurred.

ADVERTISING EXPENSES

Advertising costs are charged to operations as incurred. Advertising expense for the three-month periods ended December 31, 2003 and 2002 was $12,525 and $6,294, respectively. Advertising expense for the six-month periods ended December 31, 2003 and 2002 was $14,760 and $13,464, respectively.

EARNINGS PER SHARE

The Company follows Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," in presenting basic and diluted earnings per share. The following table sets forth the computation of basic and diluted earnings per share:

                                                              Three Months Period Ended        Six Months Period Ended
                                                                     December 31,                     December 31,
                                                                 2002            2003           2002            2003
                                                                 ----            ----           ----            ----
Numerator:
Numerator for basic and diluted earnings per share:
   Net income                                                $   820,961     $   347,672     $ 1,444,117     $   606,831
                                                             -----------     -----------     -----------     -----------
Denominator:
   Denominator for basic earnings per share
   - weighted average shares                                   3,371,920       3,345,851       3,368,643       3,345,851
Effect of dilutive securities:
   Employee stock options                                        815,197          44,271         677,475          64,082
                                                             -----------     -----------     -----------     -----------
   Denominator for diluted earnings earnings per share
   - weighted average and assumed conversion                   4,187,117       3,390,122       4,046,118       3,409,933
                                                             -----------     -----------     -----------     -----------
Basic earnings per share                                     $     0.243     $     0.104     $     0.429     $     0.181
                                                             ===========     ===========     ===========     ===========
Diluted earnings per share                                   $     0.196     $     0.103     $     0.357     $     0.178
                                                             ===========     ===========     ===========     ===========

As of December 31, 2003, options to purchase shares of Common Stock at $6.94 per share were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates, should a change occur, is recognized in income in the period that includes the enactment date.

3.       INVENTORIES

Inventories, stated at the lower of cost (determined on a first-in, first-out basis) or market, consisted of the following:

                                     December 31,       June 30,
                                         2003             2002
                                     ------------     ------------
Raw materials/Work in process        $  1,357,105     $  1,374,184
Finished goods                            560,678          475,316
                                     ------------     ------------
                                        1,917,783        1,849,500
Valuation allowance                       (63,125)         (64,020)
                                     ------------     ------------
   Total inventory                   $  1,854,658     $  1,785,480
                                     ============     ============

4.       INTANGIBLE ASSETS

ACQUIRED LICENSE AND DISTRIBUTION RIGHTS

In connection with the Company's acquisition of assets of Escalon Ophthalmics, Inc. ("EOI") in February 1996, a portion of the purchase price was allocated to certain license and distribution agreements. This cost allocation was based on an evaluation by management, with such costs being amortized over an eight-year period using the straight-line method. The value of these assets is reevaluated periodically to determine if the estimated lives continue to be appropriate.

Accumulated amortization of license and distribution rights was $178,305 and $167,044 at December 31, 2003 and June 30, 2003, respectively. Amortization expense for the three-month periods ended December 31, 2003 and 2002 was $5,631 and $5,631, respectively. Amortization expense for the six-month periods ended December 31, 2003 and 2002 was $11,261 and $11,261, respectively.

PATENTS

It is the Company's practice to seek patent protection on processes and products in various countries. Patent application costs are capitalized and amortized over their estimated useful lives, not exceeding 17 years, on a straight-line basis from the date the related patents are issued. Costs associated with patents no longer being pursued are expensed. Accumulated patent amortization was $116,772 and $111,406 at December 31, 2003 and June 30, 2003, respectively. Amortization expense for the three-month periods ended December 31, 2003 and 2002 was $2,683 and $2,683, respectively. Amortization expense for the six-month periods ended December 31, 2003 and 2002 was $5,366 and $5,366, respectively.

The aggregate amortization expense for each of the next five years for acquired license and distribution rights and patents is as follows:

                                  Year Ending
                                   June 30,
                                  -----------
2004                              $    23,871
2005                                   10,733
2006                                   10,733
2007                                   10,733
2008                                   10,733
                                  -----------
                                  $    66,803
                                  ===========


GOODWILL, TRADEMARKS AND TRADE NAMES

Goodwill, trademarks and trade names represent intangible assets obtained from the EOI, Endologix, Inc. ("Endologix") and Sonomed acquisitions. Goodwill represents the excess of purchase price over the fair market value of net assets acquired.

In accordance with SFAS 142, effective July 1, 2001, Escalon discontinued the amortization of goodwill and identifiable intangible assets that have indefinite lives. Intangible assets that have finite lives will continue to be amortized over their useful lives. Management evaluated the carrying value of goodwill and its identifiable intangible assets that have indefinite lives during each of the fiscal years subsequent to July 1, 2001. Management concluded that the carrying value of goodwill and identifiable intangible assets did not exceed their fair values and therefore were not impaired. Management made this conclusion after evaluating the discounted cash flow of each of its business units. In accordance with SFAS 142, these intangible assets will continue to be assessed on an annual basis.

The following table presents intangible assets by business unit as of December 31, 2003:

                                                                           Adjusted
                                             Gross                           Gross                            Net
                                           Carrying                        Carrying       Accumulated      Carrying
GOODWILL                                    Amount         Impairment       Amount        Amortization       Value
                                         -------------     ----------    ------------     ------------    ------------
Sonomed                                  $  10,547,488     $       --    $ 10,547,488     $ (1,021,938)   $  9,525,550
Vascular                                     1,149,813             --       1,149,813         (208,595)   $    941,218
Medical/Trek                                   272,786             --         272,786         (147,759)   $    125,027
Sonomed EMS                                         --             --              --               --    $         --
                                         -------------     ----------    ------------     ------------    ------------
Balance as of December 31, 2003          $  11,970,087     $       --    $ 11,970,087     $(1,378,292)    $ 10,591,795
                                         =============     ==========    ============     ============    ============

                                                                           Adjusted
                                             Gross                           Gross                            Net
                                           Carrying                        Carrying       Accumulated      Carrying
PATENTS                                     Amount         Impairment       Amount        Amortization       Value
                                         -------------     ----------    ------------     ------------    ------------
Sonomed                                  $          --     $       --    $         --     $         --    $         --
Vascular (pending issuance)                     36,915             --          36,915               --    $     36,915
Medical/Trek                                   257,302             --         257,302         (116,772)   $    140,530
Sonomed EMS                                         --             --              --               --    $         --
                                         -------------     ----------    ------------     ------------    ------------
Balance as of December 31, 2003          $     294,217     $       --    $    294,217     $   (116,772)   $    177,445
                                         =============     ==========    ============     ============    ============

                                                                           Adjusted
                                             Gross                           Gross                            Net
                                           Carrying                        Carrying       Accumulated      Carrying
LICENSE AND DISTRIBUTION RIGHTS             Amount         Impairment       Amount        Amortization       Value
                                         -------------     ----------    ------------     ------------    ------------
Sonomed                                  $          --     $       --    $         --     $         --    $         --
Vascular                                            --             --              --               --    $         --
Medical/Trek                                   180,182             --         180,182         (178,305)   $      1,877
Sonomed EMS                                         --             --              --               --    $         --
                                         -------------     ----------    ------------     ------------    ------------
Balance as of December 31, 2003          $     180,182     $       --    $    180,182     $   (178,305)   $      1,877
                                         =============     ==========    ============     ============    ============

                                                                           Adjusted
                                             Gross                           Gross                            Net
                                           Carrying                        Carrying       Accumulated      Carrying
UNAMORTISED INTANGIBLE ASSETS               Amount         Impairment       Amount        Amortization       Value
                                         -------------     ----------    ------------     ------------    ------------
Sonomed                                  $     665,000     $       --    $    665,000     $    (63,194)   $    601,806
Vascular                                            --             --              --               --    $         --
Medical/Trek                                        --             --              --               --    $         --
Sonomed EMS                                     15,100             --          15,100               --    $     15,100
                                         -------------     ----------    ------------     ------------    ------------
Balance as of December 31, 2003          $     680,100     $       --    $    680,100     $    (63,194)   $    616,906
                                         =============     ==========    ============     ============    ============

5.       LONG-TERM RECEIVABLE

Escalon entered into an agreement with an individual who was involved in the development of the Company's Ocufit SR(R) drug delivery system. The Company holds a note receivable from the individual in the amount of $150,000 that is due May 2005.

6.       LINE OF CREDIT AND LONG-TERM DEBT

On December 23, 2002, a privately-held fund (the "lender") acquired the Company's bank debt, which consisted of outstanding term debt of $5,850,000 and $1,475,000 outstanding on a $2,000,000 available line of credit. On February 13, 2003, the Company entered into an Amended Agreement with the lender. The primary amendments of the Amended Loan Agreement were to reduce quarterly principal payments, extend the term of the repayments, and to alter the covenants of the original bank agreement.

As of December 31, 2003, the amounts outstanding under the term loan and the line of credit were $4,596,019 and $250,000, respectively. At December 31, 2003, the interest rates applicable to the term loan and line of credit were 5.75% (prime plus 1.75%) and 5.50% (prime plus 1.50%), respectively. The lender's prime rate at December 31, 2003 was 4.00%. The $4,596,019 term loan balance includes a $2,450,000 balloon payment that is due on September 1, 2005. The Company paid $100,000 in finance fees in January 2000 to the prior lender, when this debt was originally incurred. The finance fees are being amortized over the life of the loans using the effective interest method.

On January 21, 1999, the Company's Vascular subsidiary and Endologix entered into an Assets Sale and Purchase Agreement. Pursuant to this agreement, the Company acquired for cash the assets of Endologix's vascular access business in exchange for cash and also agreed to pay royalties to Endologix based on future sales of the vascular access business for a period of five years following the closing of the sale, with a guaranteed minimum royalty of $300,000 per year. On February 1, 2001, the parties amended the agreement to eliminate any future royalty payments to Endologix. Pursuant to the amendment, the Company paid $17,558 in cash to Endologix, delivered a short-term note in the amount of $64,884 that was satisfied in January 2002, a note in the amount of $717,558 payable in 11 quarterly installments that commenced on April 15, 2002, and the Company issued 50,000 shares of its Common Stock to Endologix.

As of December 31, 2003, the amount outstanding under the Endologix term loan was $260,927. At December 31, 2003, the interest rate applicable to the Endologix term loan was 5.00%.

The schedule below presents principal amortization for the next five years under each of the Company's loan agreements as of December 31, 2003.

Twelve-month period              Lender's         Endologix         Deferred
ending December 31,              Term Loan        Term Loan       Finance Fees        Total
-------------------              ---------        ---------       ------------        -----
2004                          $    1,400,000     $    261,000     $    (30,000)    $   1,631,000
2005                               3,196,000               --               --         3,196,000
2006                                      --               --               --                --
2007                                      --               --               --                --
2008                                      --               --               --                --
                              --------------     ------------     ------------     -------------
                              $    4,596,000     $    261,000     $    (30,000)    $   4,827,000
                              ==============     ============     ============     =============


7. SALE OF SILICONE OIL PRODUCT LINE, LICENSING OF LASER TECHNOLOGY AND OTHER REVENUE

In the first quarter of fiscal 2000, Escalon received $2,117,000 from the sale of its license and distribution rights for the Silicone oil productline. This sale resulted in a $1,864,000 gain after writing off the remainingnet book value of license and distribution rights associated with that productline. The Company will also continue to receive additional consideration basedon future sales of Silicone Oil through August 2005.

The agreement with Bausch & Lomb, which commenced on August 13, 2000, is structured so that the Company receives consideration from Bausch & Lomb based on its adjusted gross profit from its sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

From 8/13/00 to 8/12/01                100%
From 8/13/01 to 8/12/02                 82%
From 8/13/02 to 8/12/03                 72%
From 8/13/03 to 8/12/04                 64%
From 8/13/04 to 8/12/05                 45%

LICENSED TECHNOLOGY

The material terms of the license of the laser technology are that in exchange for licensing the Company's laser patents, which expire in 2014, the Company will receive a 2.5% royalty on future product sales that are based on the licensed laser patents, subject to deductions for royalties payable to third parties up to a maximum of 50% of royalties otherwise due and payable to the Company and a 1.5% royalty on product sales that are not based on the licensed laser patents. The Company receives a minimum annual license fee of $15,000 per year during the remaining term of the license. The minimum annual license fee is offset against the royalty payments.

The license was dated October 23, 1997 and was amended and restated in October 2000 and expires on the latest of the following events:

     1.   the last to expire of the laser patents;

     2. ten years from the effective date of the amended and restated agreement; or

     3.   the fifth anniversary date of the first commercial sale.

The material termination provisions of the license of the laser technology are as follows:

     1. the Company has the right to terminate if the licensee default in payment of any royalty;

     2. the Company has the right to terminate if the licensee default in the making of any required report;

     3. the Company has the right to terminate if the licensee make any false report;

     4. the commission of any material breach of any covenant or promise under the license agreement; or

     5. the termination of the license by the licensee after 90 days notice (if the licensee were to terminate, the licensee would not be permitted to utilize the licensed technology necessary to manufacture its current products).

OTHER REVENUE

Other revenue includes quarterly payments received from Bausch & Lomb in connection with the sale of the Silicone Oil product line as well as royalty payments received from a privately held entity related to the licensing of the Company's intellectual laser technology. For the three-month periods ended December 31, 2003 and 2002, Silicone Oil revenue totaled $526,000 and $450,000, respectively, and laser technology revenues totaled $88,000 and $67,000, respectively. For the six-month periods ended December 31, 2003 and 2002, Silicone Oil revenue totaled $1,034,000 and $894,000, respectively, and laser technology revenues totaled $150,000 and $119,000, respectively. Accounts receivable at December 31, 2003 and June 30, 2003 related to other revenue was $526,000 and $443,000, respectively.

8.   SEGMENTAL INFORMATION

During the six-month periods ended December 31, 2003 and 2002, the Company's operations were classified into four principal reportable segments that provide different products or services. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

               SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS)
                     THREE-MONTH PERIODS ENDED DECEMBER 31,

                                 Sonomed                Vascular          Medical/Trek         EMI              Total
                             2003        2002       2003      2002      2003      2002     2003   2002     2003        2002
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Product revenue            $  1,965    $  1,630    $   729   $   676   $   320   $   305   $130   $139   $  3,144    $  2,750
Other revenue                    --          --         --        --       613       518     --     --        613         518
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total revenue                 1,965       1,630        729       676       933       823    130    139      3,757       3,268
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Costs and expenses:
Cost of goods sold              698         727        284       293       215       194     53     65      1,250       1,279
Operating expenses              782         731        441       376       250       293     73     62      1,546       1,462
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total costs and expenses      1,480       1,458        725       669       465       487    126    127      2,796       2,741
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income from operations          485         172          4         7       468       336      4     12        961         527
Other income/expenses
Interest income                  --          --         --        --        --        --     --     --         --          --
Interest expense               (104)       (172)        (4)       (7)       --        --     --     --       (108)       (179)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total other income and
   expenses                    (104)       (172)        (4)       (7)       --        --     --     --       (108)       (179)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income before taxes             381          --         --        --       468       336      4     12        853         348
Income taxes                     --          --         --        --        32        --     --     --         32          --
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Net income (loss)          $    381    $     --    $    --   $    --   $   436   $   336   $  4   $ 12   $    821    $    348
                           ========    ========    =======   =======   =======   =======   ====   ====   ========    ========
Depreciation/
Amortization               $      6    $      4    $    11   $    10   $     4   $    68   $  5   $  6   $     26    $     88
Assets                     $ 12,027    $ 12,198    $ 2,211   $ 2,256   $ 2,113   $ 2,071   $167   $365   $ 16,518    $ 16,890
Expenditures for
   long - lived assets     $     --    $     --    $    --   $    --   $    21   $     7   $ --   $ --   $     21    $      7

               SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS) -
                      SIX-MONTH PERIODS ENDED DECEMBER 31,

                                 Sonomed               Vascular          Medical/Trek          EMI              Total
                             2003        2002        2003      2002      2003      2002    2003   2002     2003        2002
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Product revenue            $  3,670    $  3,019    $ 1,463   $ 1,342   $   677   $   650   $175   $252   $  5,985    $  5,263
Other revenue                    --          --         --        --     1,184     1,013     --     --      1,184       1,013
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total revenue                 3,670       3,019      1,463     1,342     1,861     1,663    175    252      7,169       6,276
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Costs and expenses:
Cost of goods sold            1,379       1,306        580       533       423       411     81    108      2,463       2,358
Operating expenses            1,494       1,357        875       793       456       646    143    144      2,968       2,940
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total costs and expenses      2,873       2,663      1,455     1,326       879     1,057    224    252      5,431       5,298
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income from operations          797         356          8        16       982       606    (49)    --      1,738         978
Other income/expenses:
Interest income                  --          --         --        --         1         1     --     --          1           1
Interest expense               (218)       (356)        (8)      (16)       --        --     --     --       (226)       (372)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total other income and
   expenses                    (218)       (356)        (8)      (16)        1         1     --     --       (225)       (371)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income before taxes             579          --         --        --       983       607    (49)    --      1,513         607
Income taxes                     --          --         --        --        69        --     --     --         69          --
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Net income (loss)          $    579    $     --    $    --   $    --   $   914   $   607   $(49)  $ --   $  1,444    $    607
                           ========    ========    =======   =======   =======   =======   ====   ====   ========    ========
Depreciation/
Amortization               $     12    $      9    $    22   $    20   $    46   $   135   $ 11   $ 12   $     91    $    176
Assets                     $ 12,027    $ 12,198    $ 2,211   $ 2,256   $ 2,113   $ 2,071   $167   $365   $ 16,518    $ 16,890
Expenditures for
   long - lived assets     $     --    $     --    $    --   $    --   $    37   $    25   $ --   $ --   $     37    $     25

(II) INTERIM RESULTS FOR THE THREE MONTHS ENDED 30 SEPTEMBER 2003 (EXTRACTS FROM FORM 10Q)

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                          September 30,       June 30,
                                                                                              2003              2003
                                                                                           (Unaudited)       (Audited)
                                                                                          ------------      ------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                            $     64,220      $    298,390
     Accounts receivable, net                                                                2,069,009         2,364,370
     Inventory, net                                                                          1,858,195         1,785,480
     Other current assets                                                                      317,051           310,420
                                                                                          ------------      ------------
Total current assets                                                                         4,308,475         4,758,660
                                                                                          ------------      ------------
Long-term note receivable                                                                      150,000           150,000
Furniture and equipment, net                                                                   486,813           516,686
Goodwill                                                                                    10,591,795        10,591,795
Trademarks and trade names, net                                                                616,906           616,906
License and distribution rights, net                                                             7,507            13,138
Patents, net                                                                                   180,128           182,811
Other assets                                                                                    60,235            60,235
                                                                                          ------------      ------------
TOTAL ASSETS                                                                              $ 16,401,859      $ 16,890,231
                                                                                          ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Line of credit                                                                       $    475,000      $    975,000
     Current portion of long-term debt                                                       1,570,849         1,510,344
     Accounts payable                                                                          513,039           454,711
     Accrued compensation                                                                      385,638           708,231
     Other current liabilities                                                                 229,501           222,036
                                                                                          ------------      ------------
Total current liabilities                                                                    3,174,027         3,870,322
Long-term debt, net of current portion                                                       3,665,228         4,080,461
                                                                                          ------------      ------------
        Total liabilities                                                                    6,839,255         7,950,783
Shareholders' equity:
     Preferred stock, $0.001 par value; 2,000,000 shares authorized; no shares issued                -                 -
     Common stock, $0.001 par value; 35,000,000 shares authorized;
     3,365,359 shares issued and outstanding at September 30, 2003 and June 30,
     2003, respectively                                                                          3,365             3,365
   Additional paid-in capital                                                               46,262,411        46,262,411
   Accumulated deficit                                                                     (36,703,172)      (37,326,328)
                                                                                          ------------      ------------
        Total shareholders' equity                                                           9,562,604         8,939,448
                                                                                          ------------      ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                           $ 16,401,859      $ 16,890,231
                                                                                          ============      ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                           Three Months Period Ended
                                                 September 30,
                                              2003             2002
                                          -----------      -----------
Product revenue                           $ 2,841,127      $ 2,513,518
Other revenue                                 570,515          494,822
                                          -----------      -----------
Revenues, net                               3,411,642        3,008,340
                                          -----------      -----------
Costs and expenses:
   Cost of goods sold                       1,212,799        1,078,919
   Research and development                   207,130          190,318
Marketing, general and administrative       1,214,196        1,288,128
                                          -----------      -----------
Total costs and expenses                    2,634,125        2,557,365
                                          -----------      -----------

Income from operations                        777,517          450,975
                                          -----------      -----------

Other income and expenses:
   Interest income                                679              650
   Interest expense                          (118,559)        (192,466)
                                          -----------      -----------
Total other income and expenses              (117,880)        (191,816)
                                          -----------      -----------

Income before income taxes                $   659,637      $   259,159
Income taxes                                   36,481               --
                                          ===========      ===========
Net income                                $   623,156      $   259,159
                                          ===========      ===========

Basic net income per share                $     0.185      $     0.077
                                          ===========      ===========

Diluted net income per share              $     0.154      $     0.076
                                          ===========      ===========

Weighted average shares - basic             3,365,359        3,345,851
                                          ===========      ===========

Weighted average shares - diluted           4,049,298        3,403,863
                                          ===========      ===========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                         Three Month Period Ended
                                                              September 30,
                                                            2003           2002
                                                         ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $ 623,156        259,159
Adjustments to reconcile net income to net cash
   provided by in operating activities:
     Depreciation and amortization                          64,377         87,899
     Disposal of furniture and equipment                        --            927
     Change in operating assets and liabilities:
     Accounts receivable, net                              295,361        (18,421)
     Inventory, net                                        (72,715)      (135,656)
     Other current and long-term assets                     (6,630)        65,751
     Accounts payable, accrued and other liabilities      (256,801)        67,938
                                                         ---------      ---------
Net cash provided by operating activities                  646,748        327,597
                                                         ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets                                   (15,685)       (18,348)
                                                         ---------      ---------
Net cash used in investing activities                      (15,685)       (18,348)
                                                         ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Line of credit borrowing                                     --        325,000
   Line of credit repayment                               (500,000)      (175,000)
   Principal payments on term loans                       (365,233)      (515,233)
   Issuance of common stock, net of retirement                  --             --
   Payments of financing fees                                   --             --
                                                         ---------      ---------
Net cash used in financing activities                     (865,233)      (365,233)
                                                         ---------      ---------

Net increase in cash and cash equivalents                 (234,170)       (55,984)
Cash and cash equivalents, beginning of period             298,390        220,826
                                                         ---------      ---------
Cash and cash equivalents, end of period                 $  64,220      $ 164,842
                                                         =========      =========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid                                            $ 130,670      $ 142,249
                                                         =========      =========
Income taxes                                             $  92,000      $      --
                                                         =========      =========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.   BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Escalon Medical Corp. and its subsidiaries Sonomed, Inc. ("Sonomed"), Escalon Vascular Access, Inc. ("Vascular"), Escalon Digital Vision, Inc. ("EMI"), Sonomed EMS, Srl ("Sonomed EMS") and Escalon Pharmaceutical, Inc.
("Pharmaceutical") (jointly referred to as "Escalon" or the "Company") have been prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (the "SEC").

Certain information and footnote disclosures normally included in financial statements presented in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods presented. Operating results are not indicative of the results that may be expected for the fiscal year ending June 30, 2004.

For more complete financial information, the accompanying condensed financial statements should be read in conjunction with the audited consolidated financial statements for the year ended June 30, 2003 included in the Company's annual report on Form 10-K.

2.   SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Sonomed, Vascular, EMI, Sonomed EMS and Pharmaceutical. All intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For the purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties and highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

REVENUE RECOGNITION

The Company recognizes revenue from the sale of its products at the time of shipment, when title and risk of loss transfer. The Company provides products to its distributors at agreed wholesale prices and to the balance of its customers at set retail prices. Distributors can receive discounts for accepting high volume shipments. The discounts are reflected immediately in the net invoice price, which is the basis for revenue recognition. No further material discounts or sales incentives are given.

The Company's considerations for recognizing revenue upon shipment of products to a distributor are based on the following:

     - Persuasive evidence that an arrangement (purchase order and sales invoice) exists between a willing buyer (distributor) and the Company that outlines the terms of the sale (company information, quantity of goods, purchase price and payment terms). The buyer (distributor) does not have an immediate right of return, as the Company must first consent in writing and is not required to do so.

     - Shipping terms are ex-factory shipping point. At this point the buyer (distributor) takes title to the goods and is responsible for all risks and rewards of ownership, including insuring the goods as necessary.

     - The Company's price to the buyer (distributor) is fixed and determinable as specifically outlined on the sales invoice. The sales arrangement does not have customer cancellation or termination clauses.

     - The buyer (distributor) places a purchase order with the Company; the terms of the sale are cash, COD or credit.

          Customer credit is determined based on the Company's policies and procedures related to the buyer's (distributor's) creditworthiness. Based on this determination, the Company believes that collectibility is reasonably assured.

Provision has been made for estimated sales returns based on historical experience.

With respect to additional consideration related to the sale of Silicone Oil by Bausch & Lomb and the licensing of the Company's intellectual laser technology, revenue is recognized upon notification from the licensees of amount earned or upon receipt of royalty payments.

SHIPPING AND HANDLING REVENUES AND COSTS

Shipping and handling revenues are included in product revenue and the related costs are included in cost of goods sold.

INVENTORIES

Raw materials/work in process and finished goods are recorded at lower of cost (first-in, first-out) or market.

ACCOUNTS RECEIVABLE

Accounts receivable are recorded at net realizable value. The Company performs ongoing credit evaluations of customers' financial condition and does not require collateral for accounts receivable arriving in the normal course of business. The Company maintains allowances for potential credit losses based on the Company's historical losses and upon periodic review of individual balances. Accounts are written off when they are determined to be uncollectible based on management's assessment of individual accounts. Credit losses, when realized, have been within the range of management's expectations. Allowance for doubtful accounts was $260,504 and $261,351 at September 30, 2003 and June 30, 2003, respectively.

FURNITURE AND EQUIPMENT

Furniture and equipment is recorded at cost. Depreciation is computed using the straight-line method over the economic useful life of the related assets, which are estimated to be over three to ten years. Depreciation for the three-month periods ended September 30, 2003 and 2002 was $45,558 and $46,003, respectively.

LONG-LIVED ASSETS

Management assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds its estimated fair value.

INTANGIBLE ASSETS

The Company follows Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which discontinues the amortization of goodwill and identifiable intangible assets that have indefinite lives. In accordance with SFAS 142, these assets are tested for impairment on an annual basis.

STOCK-BASED COMPENSATION

Effective December 31, 2002, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure." Since the Company does not plan to adopt the fair value method of accounting of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company does not expect any impact on its consolidated results of operations or financial condition in fiscal 2004. At September 30, 2003, the Company had five stock-based employee compensation plans. The Company accounts for these plans under the intrinsic value recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The following table illustrates the effect on net income and earnings per share if the Company applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation. SFAS 123 requires pro forma information regarding net income and earnings per share as if the Company has accounted for its employee stock options granted after December 31, 1994 under the fair value method of SFAS 123. The fair value of these equity awards was estimated at the date of grant using the Black-Scholes option pricing method with the following weighted average assumptions for the three-month periods ended September 30, 2003 and 2002: dividend yield of 0.0%; volatility of between .06 and .16; risk free interest rate of 4.0%; and expected lives of 10 years. For the purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options' vesting period. For the purposes of applying SFAS No. 123, the estimated per share value of options granted during the three-month periods ended September 30, 2003 and 2002 was $0 and $145,110, respectively.

                                                                                                     Three Month Period Ended
                                                                                                          September 30,
                                                                                                    2003                2002
                                                                                                -------------      --------------
Net Income, as reported                                                                         $     623,156      $      259,159
Deduct: Total stock - based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects                                                              --            (188,883)
                                                                                                -------------      --------------
Pro forma net income                                                                            $     623,156      $       70,276
                                                                                                =============      ==============
Earnings per share:
   Basic - as reported                                                                          $       0.185      $        0.077
                                                                                                =============      ==============
   Basic - pro forma                                                                            $       0.185      $        0.021
                                                                                                =============      ==============
   Diluted - as reported                                                                        $       0.154      $        0.076
                                                                                                =============      ==============
   Diluted - pro forma                                                                          $       0.154      $        0.021
                                                                                                =============      ==============

RESEARCH AND DEVELOPMENT

All research and development costs are charged to operations as incurred.

ADVERTISING EXPENSES

Advertising costs are charged to operations as incurred. Advertising expense for the three-month periods ended September 30, 2003 and 2002 was $2,236 and $7,170, respectively.

NET INCOME PER SHARE

The Company follows Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," in presenting basic and diluted earnings per share. The following table sets forth the computation of basic and diluted earnings per share:

                                                                                                   Three Month Period Ended
                                                                                                         September 30,
                                                                                                 2002                    2003
                                                                                           -----------------        ---------------
Numerator:
   Numerator for basic and diluted earnings per share:
   Net income                                                                              $         623,156        $       259,159
                                                                                           -----------------        ---------------
Denominator:
   Denominator for basic earnings per share
    - weighted average shares                                                                      3,365,359              3,345,851
   Effect of dilutive securities:
   Employee stock options                                                                            683,939                 58,012
                                                                                           -----------------        ---------------
Denominator for diluted earnings earnings per share
    - weighted average and assumed conversion                                                      4,049,298              3,403,863
                                                                                           -----------------        ---------------
Basic earnings per share                                                                   $           0.185        $         0.077
                                                                                           =================        ===============

Diluted earnings per share                                                                 $           0.154        $         0.076
                                                                                           =================        ===============

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

3.   INVENTORIES

Inventories, stated at the lower of cost (determined of basis) or market, consisted of the following:

                                                                                       September 30,          June 30,
                                                                                            2003                2003
                                                                                      ---------------     ----------------
Raw materials/Work in process                                                         $     1,377,466     $      1,374,184
Finished goods                                                                                538,717              475,316
                                                                                      ---------------     ----------------
                                                                                            1,916,183            1,849,500
Valuation allowance                                                                           (57,988)             (64,020)
                                                                                      ---------------     ----------------
Total inventory                                                                       $     1,858,195     $      1,785,480
                                                                                      ===============     ================

4.   INTANGIBLE ASSETS

ACQUIRED LICENSE AND DISTRIBUTION RIGHTS

In connection with the Company's acquisition of assets of Escalon Ophthalmics, Inc. ("EOI") in February 1996, a portion of the purchase price was allocated to certain license and distribution agreements. This cost allocation was based on an evaluation by management, with such cost being amortized over an eight-year period using the straight-line method. The value of these assets is reevaluated periodically to determine if the estimated lives continue to be appropriate.

Accumulated amortization of license and distribution rights was $172,675 and $167,044 at September 30, 2003 and June 30, 2003, respectively. Amortization expense for the three-month periods ended September 30, 2003 and 2002 was $5,631 and $10,756, respectively.

PATENTS

It is the Company's practice to seek patent protection on processes and products in various countries. Patent application costs are capitalized and amortized over their estimated useful lives, not exceeding 17 years, on a straight-line basis from the date the related patents are issued. Costs associated with patents no longer being pursued are expensed. Accumulated patent amortization was $114,089 and $111,406 at September 30, 2003 and June 30, 2003, respectively. Amortization expense for the three-month periods ended September 30, 2003 and 2002 was $2,683 and $2,683, respectively.

The aggregate amortization expense for each of the next five years for acquired license and distribution rights and patents are as follows:

                                  Year Ending
                                    June 30,
                                  -----------
2004                              $    23,871
2005                                   10,733
2006                                   10,733
2007                                   10,733
2008                                   10,733
                                  -----------
                                  $    66,803
                                  ===========

GOODWILL, TRADEMARKS AND TRADE NAMES

Goodwill, trademarks and trade names represent intangible assets obtained from EOI, Endologix, Inc. ("Endologix") and Sonomed acquisitions. Goodwill represents the excess of purchase price over the fair market value of net assets acquired.

In accordance with SFAS No. 142, effective July 1, 2001, Escalon discontinued the amortization of goodwill and identifiable intangible assets that have indefinite lives. Intangible assets that have finite lives will continue to be amortized over their useful lives. Management evaluated the carrying value of goodwill and its identifiable intangible assets that have indefinite lives during each of the fiscal years subsequent to July 1, 2001. Management concluded that the carrying value of goodwill and identifiable intangible assets did not exceed their fair values and therefore were not impaired. Management made this conclusion after evaluating the discounted cash flow of the business units. In accordance with SFAS No. 142, these intangible assets will continue to be assessed on an annual basis.

The following table presents intangible assets by business segment as of September 30, 2003:

                                                                                          Adjusted
                                                            Gross                          Gross                          Net
                                                           Carrying                      Carrying      Accumulated      Carrying
GOODWILL                                                    Amount          Impairment     Amount      Amortization      Value
                                                         -----------        ----------  -----------    ------------   -----------
Sonomed                                                  $10,547,488        $       --  $10,547,488    $(1,021,938)   $ 9,525,550
Vascular                                                   1,149,813                --    1,149,813       (208,595)   $   941,218
Medical/Trek                                                 272,786                --      272,786       (147,759)   $   125,027
Sonomed EMS                                                       --                --           --             --    $        --
                                                         -----------        ----------  -----------    -----------    -----------
Balance as of September 30, 2003                         $11,970,087        $       --  $11,970,087    $(1,378,292)   $10,591,795
                                                         ===========        ==========  ===========    ===========    ===========

                                                                                         Adjusted
                                                            Gross                          Gross                          Net
                                                           Carrying                      Carrying      Accumulated      Carrying
AMORTISED INTANGIBLE ASSETS                                 Amount          Impairment     Amount      Amortization      Value
                                                         -----------        ----------  -----------    ------------   -----------
Sonomed                                                  $        --        $       --  $        --    $        --    $        --
Vascular (pending issuance)                                   36,915                --       36,915             --    $    36,915
Medical/Trek                                                 257,302                --      257,302       (114,089)   $   143,213
Sonomed EMS                                                       --                --           --             --    $        --
                                                         -----------        ----------  -----------    -----------    -----------
Balance as of September 30, 2003                         $   294,217        $       --  $   294,217    $  (114,089)   $   180,128
                                                         ===========        ==========  ===========    ===========    ===========

                                                                                         Adjusted
                                                            Gross                          Gross                          Net
                                                           Carrying                      Carrying      Accumulated      Carrying
AMORTISED INTANGIBLE ASSETS                                 Amount          Impairment     Amount      Amortization      Value
                                                         -----------        ----------  -----------    ------------   -----------
Sonomed                                                  $        --        $       --  $        --    $        --    $        --
Vascular                                                          --                --           --             --    $        --
Medical/Trek                                                 180,182                --      180,182       (172,675)   $     7,507
Sonomed EMS                                                       --                --           --             --    $        --
                                                         -----------        ----------  -----------    -----------    -----------
Balance as of September 30, 2003                         $   180,182        $       --  $   180,182    $  (172,675)   $     7,507
                                                         ===========        ==========  ===========    ===========    ===========

                                                                                         Adjusted
                                                            Gross                          Gross                          Net
                                                           Carrying                      Carrying      Accumulated      Carrying
UNAMORTISED INTANGIBLE ASSETS                               Amount          Impairment     Amount      Amortization      Value
                                                         -----------        ----------  -----------    ------------   -----------
Sonomed                                                  $   665,000        $       --  $   665,000    $   (63,194)   $   601,806
Vascular                                                          --                --           --             --    $        --
Medical/Trek                                                      --                --           --             --    $        --
Sonomed EMS                                                   15,100                --       15,100             --    $    15,100
                                                         -----------        ----------  -----------    -----------    -----------
Balance as of September 30, 2003                         $   680,100        $       --  $   680,100    $   (63,194)   $   616,906
                                                         ===========        ==========  ===========    ===========    ===========

5.   LONG-TERM RECEIVABLE

Escalon entered into an agreement with an individual who was involved in the development of the Company's Ocufit SR(R) drug delivery system. The Company holds a note receivable from the individual in the amount of $150,000 that is due May 2005.

6.   LINE OF CREDIT AND LONG-TERM DEBT

On December 23, 2002, a privately held financial group acquired the Company's bank debt, which consisted of term debt of $5,850,000 and $1,475,000 outstanding on the $2,000,000 available line of credit. On February 13, 2003, the Company entered into an Amended Agreement with the privately held financial group. The primary amendments of the Amended Loan Agreement were to reduce quarterly principal payments and extend the term of the repayments, and to alter the covenants of the original bank agreement. Historically, the Company failed to meet the EBITDA to current maturities ratio covenant required under its loan agreements. The new loan agreement was amended to reduce the principal payments, significantly reducing current maturities, and also amended this required ratio from 1.05 to 1 to 1.00 to 1. Additionally, the calculation of this ratio has been amended such that only bank debt is used in the calculation. All subordinated debt is specifically excluded from the calculation.

As of September 30, 2003, the amounts outstanding under the term loan and the line of credit were $4,950,000 and $475,000, respectively. At September 30, 2003, the interest rates applicable to the term loan and line of credit were 5.75% (prime plus 1.75%) and 5.50% (prime plus 1.50%), respectively. The privately held financial group's prime rate at September 30, 2003 was 4.00%. The $4,950,000 term loan balance includes a $2,450,000 balloon payment that is due on September 1, 2005. The Company paid $100,000 in finance fees in on January 14, 2000, when this debt was originally incurred. The finance fees are being amortized over the life of the loans using the effective interest method.

On January 21, 1999, the Company's Vascular subsidiary and Endologix entered into an Assets Sale and Purchase Agreement. Pursuant to this agreement, Escalon acquired for cash the assets of Endologix's vascular access business, and also agreed to pay royalties based on future sales of the products of the vascular access business for a period of five years following the close of the sale, with a guaranteed minimum royalty of $300,000 per year. On February 1, 2001, the parties amended the agreement to provide an adjustment in the term of payment of the royalties. Pursuant to the amendment, Escalon paid $17,558 in cash to Endologix, delivered a short-term note in the amount of $64,884 that was satisfied in January 2002, and an additional note in the amount of $717,558, payable in eleven quarterly installments that commenced April 15, 2002, and Escalon issued 50,000 shares of its Common Stock to Endologix.

As of September 30, 2003, the amount outstanding under the Endologix term loan was $326,160. At September 30, 2003, the interest rate applicable to the Endologix term loan was 5.00%.

The schedule below presents principal amortisation for the next five years under each of the Company's loan agreements as of September 30, 2003.

Twelve-month period                 Lender's        Endologix         Deferred
ending September 30,               Term Loan        Term Loan       Finance Fees          Total
                                ---------------  ---------------  ---------------   ------------------
2004                            $     1,350,000  $       261,000  $       (40,000)  $        1,571,000
2005                                  3,600,000           65,000               --            3,665,000
2006                                         --               --               --                   --
2007                                         --               --               --                   --
2008                                         --               --               --                   --
                                ---------------  ---------------  ---------------   ------------------
                                $     4,950,000  $       326,000  $       (40,000)  $        5,236,000
                                ===============  ===============  ===============   ==================

7. SALE OF SILICONE OIL PRODUCT LINE, LICENSING OF LASER TECHNOLOGY AND OTHER REVENUE

SILICONE OIL

In the first quarter of fiscal 2000, Escalon received $2,117,000 from the sale of its license and distribution rights for the Silicone Oil product line. This sale resulted in a $1,864,000 gain after writing off the remaining net book value of license and distribution rights associated with that product line. The Company will also continue to receive additional consideration based on future sales of Silicone Oil through August 2005.

The agreement with Bausch & Lomb, which commenced on August 13, 2000, is structured so that the Company receives consideration from Bausch & Lomb based on Bausch & Lomb's sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

From 8/13/00 to 8/12/01                                            100%
From 8/13/01 to 8/12/02                                             82%
From 8/13/02 to 8/12/03                                             72%
From 8/13/03 to 8/12/04                                             64%
From 8/13/04 to 8/12/05                                             45%

LICENSED TECHNOLOGY

The material terms of the license of the laser technology are that in exchange for licensing the Company's laser patents, which expire in 2014, it will receive a 2.5% royalty on future product sales that are based on the licensed laser patents, subject to deductions for royalties payable to third parties up to a maximum of 50% of royalties otherwise due and payable to the Company and 1.5% royalty on product sales that are not based on the licensed laser patents. The Company receives a minimum annual license fee of $15,000 per year during the remaining term of the license. The minimum annual license fee is offset against the royalty payments.

The license was dated October 23, 1997 and was amended and restated in October 2000 and expires on the latest of the following events:

     1.   the last to expire of the laser patents;

     2. ten years from the effective date of the amended and restated agreement; or

     3.   the fifth anniversary date of the first commercial sale.

The material termination provisions of the license of the laser technology are as follows:

     1.   he default in payment of any royalty;

     2.   the default in the making of any required report;

     3.   making of any false report;

     4. the commission of any material breach of any covenant or promise under the license agreement; or

     5. the termination of the license by the licensee after 90 days notice (if the licensee were to terminate, the licensee would not be permitted to utilize the licensed technology necessary to manufacture its current products).

OTHER REVENUE

Other revenue includes quarterly payments received from Bausch & Lomb in connection with the sale of the Silicone Oil product line as well as royalty payment received from a privately held entity related to the licensing of the Company's intellectual laser technology. For the three-month periods ended September 30, 2003 and 2002, Silicone Oil revenue totaled $509,000 and $443,000, respectively, and laser technology revenues totaled $62,000 and $51,000, respectively. Accounts receivable related to other revenue was $508,000 and $443,000, respectively.

8.   SEGMENTAL INFORMATION

During the three-month periods ended September 30, 2003 and 2002, Escalon's operations were classified into four principal reportable segments that provide different product or services. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

                SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS)
                    THREE-MONTH PERIODS ENDED SEPTEMBER 30,

                                 Sonomed                Vascular          Medical/Trek         EMI              Total
                             2003        2002        2003      2002      2003      2002    2003    002     2003        2002
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Product revenue            $  1,705    $  1,389    $   734   $   666   $   357   $   345   $ 45   $113   $  2,841    $  2,513
Other revenue                    --          --         --        --       571       495     --     --        571         495
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total revenue                 1,705       1,389        734       666       928       840     45    113      3,412       3,008
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Costs and expenses:
Cost of goods sold              681         579        296       240       208       217     28     43      1,213       1,079
Operating expenses              712         626        434       417       206       354     70     82      1,422       1,479
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total costs and
expenses                      1,393       1,205        730       657       414       571     98    125      2,635       2,558
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income from operations          312         184          4         9       514       269    (53)   (12)       777         450
Other income and
   expenses:
Interest income                  --          --         --        --         1         1     --     --          1           1
Interest expense               (115)       (184)        (4)       (9)       --        --     --     --       (119)       (193)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Total other income and
   expenses                    (115)       (184)        (4)       (9)        1         1     --     --       (118)       (192)
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Income before taxes             197          --         --        --       515       270    (53)   (12)       659         258
Income taxes                     --          --         --        --        36        --     --     --         36          --
                           --------    --------    -------   -------   -------   -------   ----   ----   --------    --------
Net income (loss)          $    197    $     --    $    --   $    --   $   479   $   270   $(53)  $(12)  $    623    $    258
                           ========    ========    =======   =======   =======   =======   ====   ====   ========    ========

Depreciation and
   amortization            $      6    $      5    $    11   $    10   $    42   $    67   $  6   $  6   $     65    $     88
Assets                     $ 12,001    $ 12,198    $ 2,200   $ 2,256   $ 1,944   $ 2,071   $257   $365   $ 16,402    $ 16,890
Expenditures for
   long-lived assets       $     --    $     --    $    --   $    --   $    16   $    18   $ --   $ --   $     16    $     18

(III) CONSOLIDATED FINANCIAL STATEMENTS FOR THE FINANCIAL YEAR ENDED 30 JUNE 2003 (EXTRACTS FROM FORM 10K)

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                   JUNE 30,          JUNE 30,
                                                                                     2003              2002
                                                                                 ------------      ------------
                                   ASSETS

Current assets:
   Cash and cash equivalents ...............................................     $    298,390      $    220,826
   Accounts receivable, net ................................................        2,364,370         2,093,877
   Inventory, net ..........................................................        1,785,480         1,572,067
   Other current assets ....................................................          310,420           400,820
                                                                                 ------------      ------------
     Total current assets ..................................................        4,758,660         4,287,590
                                                                                 ------------      ------------
Long-term note receivable ..................................................          150,000           150,000
Furniture and equipment, net ...............................................          516,686           626,377
Goodwill ...................................................................       10,591,795        10,591,795
Trademarks and trade names, net ............................................          616,906           601,806
License and distribution rights, net .......................................           13,138           246,988
Patents, net ...............................................................          182,811           193,541
Other assets ...............................................................           60,235           214,344
                                                                                 ------------      ------------
     Total assets ..........................................................     $ 16,890,231      $ 16,912,441
                                                                                 ============      ============

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Line of credit ..........................................................     $    975,000      $  1,250,000
   Current portion of long-term debt .......................................        1,510,344         2,085,963
   Accounts payable ........................................................          454,711           531,665
   Accrued compensation ....................................................          708,231           498,954
   Other current liabilities ...............................................          222,036           161,115
                                                                                 ------------      ------------
     Total current liabilities .............................................        3,870,322         4,527,697
Long-term debt, net of current portion .....................................        4,080,461         5,191,393
                                                                                 ------------      ------------
     Total liabilities .....................................................        7,950,783         9,719,090
Shareholders' equity:
   Preferred stock, $0.001 Par value; 2,000,000 shares authorized; no shares
     issued ................................................................               --                --
   Common stock, $0.001 par value; 35,000,000 shares authorized; 3,365,359 and 3,345,851 shares issued and outstanding at June 30, 2003 and 2002,
     respectively ..........................................................            3,365             3,346
   Additional paid-in capital ..............................................       46,262,411        46,228,710
   Accumulated dencit ......................................................      (37,326,328)      (39,038,705)
                                                                                 ------------      ------------
     Total shareholders' equity ............................................        8,939,448         7,193,351
                                                                                 ------------      ------------
Total liabilities and shareholders' equity .................................     $ 16,890,231      $ 16,912,441
                                                                                 ============      ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                        FOR THE YEARS ENDED JUNE 30,
                                                              ------------------------------------------------
                                                                  2003              2002              2001
                                                              ------------      ------------      ------------
Product revenue .........................................     $ 11,191,493      $ 10,293,051      $  9,626,073
Other revenue ...........................................        2,174,537         1,780,881         2,253,944
                                                              ------------      ------------      ------------
Revenues, net ...........................................       13,366,030        12,073,932        11,880,017
                                                              ------------      ------------      ------------
Costs and expenses:
   Cost of goods sold ...................................        4,895,574         4,640,325         4,296,525
   Research and development .............................          780,333           554,760           491,582
   Marketing, general and administrative ................        5,033,852         5,096,994         5,430,813
   Write-down of Povidone Iodine license and distribution
     rights .............................................          195,950                --                --
                                                              ------------      ------------      ------------
     Total costs and expenses ...........................       10,905,709        10,292,079        10,218,920
                                                              ------------      ------------      ------------
Income from operations ..................................        2,460,321         1,781,853         1,661,097
                                                              ------------      ------------      ------------
Other income and expenses:
   Loss from termination of joint venture ...............               --           (23,434)               --
   Equity in income of unconsolidated joint venture .....               --             8,848           (19,164)
   Interest income ......................................            2,813             2,347             2,297
   Interest expense .....................................         (638,345)         (790,757)       (1,052,030)
                                                              ------------      ------------      ------------
     Total other income and expenses ....................         (635,532)         (802,996)       (1,068,897)
                                                              ------------      ------------      ------------
Income before income taxes ..............................        1,824,789           978,857           592,200
Income taxes ............................................          112,412                --                --
                                                              ------------      ------------      ------------
Net income ..............................................     $  1,712,377      $    978,857      $    592,200
                                                              ============      ============      ============
Basic net income per share ..............................     $      0.509      $      0.293      $      0.180
                                                              ============      ============      ============
Diluted net income per share ............................     $      0.479      $      0.291      $      0.179
                                                              ============      ============      ============
   Weighted average shares -- basic .....................        3,365,359         3,345,851         3,292,184
                                                              ============      ============      ============
   Weighted average shares -- diluted ...................        3,573,192         3,360,492         3,307,986
                                                              ============      ============      ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
                FOR THE YEARS ENDED JUNE 30, 2003, 2002 AND 2001

                                                   COMMON STOCK             ADDITIONAL                           TOTAL
                                           ---------------------------        PAID-IN        ACCUMULATED      SHAREHOLDERS
                                             SHARES          AMOUNT           CAPITAL          DENCIT            EQUITY
                                           ---------      ------------     ------------     ------------      ------------
Balance at June 30, 2000 ..............    3,242,184      $      3,242     $ 46,021,569     $(40,609,762)     $  5,415,049
Common stock issued in connection
   with restructuring of liabilities...       50,000                50           99,950               --           100,000
Net income ............................           --                --               --          592,200           592,200
                                           ---------      ------------     ------------     ------------      ------------
Balance at June 30, 2001 ..............    3,292,184      $      3,292     $ 46,121,519     $(40,017,562)     $  6,107,249
Exercise of stock options .............       53,667                54          107,191               --           107,245
Net income ............................           --                --               --          978,857           978,857
                                           ---------      ------------     ------------     ------------      ------------
Balance at June 30, 2002 ..............    3,345,851      $      3,346     $ 46,228,710     $(39,038,705)     $  7,193,351
Common stock issued in connection
   with acquisition of trade name......       10,000                10           15,090               --            15,100
Exercise of stock options .............        9,508                 9           18,611               --            18,620
Net income ............................           --                --               --        1,712,377         1,712,377
                                           ---------      ------------     ------------     ------------      ------------
Balance at June 30, 2003 ..............    3,365,359      $      3,365     $ 46,262,411     $(37,326,328)     $  8,939,448
                                           =========      ============     ============     ============      ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                   YEARS ENDED JUNE 30,
                                                                    -------------------------------------------------
                                                                        2003               2002              2001
                                                                    -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income .....................................................    $ 1,712,377        $   978,857        $   592,200
Adjustments to reconcile net income to net cash provided by
   operating activities:
   Depreciation and amortization ...............................        307,815            215,165          1,038,741
   Loss from termination of joint venture ......................             --             23,434                 --
   Equity in net income of unconsolidated joint venture ........             --             (8,848)            19,164
   Write-down of license and distribution rights ...............        195,950                 --                 --
   Disposal of furniture and equipment .........................            927                 --                 --
   Change in operating assets and liabilities:
     Accounts receivable, net ..................................       (270,493)           350,546           (985,693)
     Inventory, net ............................................       (213,413)           116,479             74,857
     Other current and long-term assets ........................        244,509            194,545            406,358
     Accounts payable, accrued and other liabilities ...........        193,244            159,012             64,701
                                                                    -----------        -----------        -----------
        Net cash provided by operating activities ..............      2,170,916          2,029,190          1,210,328
                                                                    -----------        -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from (advances to) unconsolidated joint venture, net...             --            204,247           (558,343)
Purchase of Sonomed, Inc., Net of cash acquired ................             --                 --            (70,662)
Payment for license and distribution rights ....................             --            (25,000)           (34,027)
Purchase of fixed assets .......................................        (76,040)           (96,054)          (187,477)
                                                                    -----------        -----------        -----------
        Net cash (used in)/provided by investing activities ....        (76,040)            83,193           (850,509)
                                                                    -----------        -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Line of credit borrowing .......................................        775,000          1,350,000          1,318,905
Line of credit repayment .......................................     (1,050,000)        (1,726,009)          (725,000)
Principal payments on term loans ...............................     (1,760,932)        (1,630,117)        (1,050,000)
Issuance of common stock .......................................         18,620            107,245                 --
Payments of financing fees .....................................             --            (73,506)                --
                                                                    -----------        -----------        -----------
        Net cash used in financing activities ..................     (2,017,312)        (1,972,387)          (456,095)
                                                                    -----------        -----------        -----------
        Net increase in cash and cash equivalents ..............         77,564            139,996            (96,276)
Cash and cash equivalents, beginning of period .................        220,826             80,830            177,106
                                                                    -----------        -----------        -----------
Cash and cash equivalents, end of period .......................    $   298,390        $   220,826        $    80,830
                                                                    ===========        ===========        ===========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                                                                               YEARS ENDED JUNE 30,
                                                                  --------------------------------------------
                                                                     2003             2002             2001
                                                                  ----------       ----------       ----------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Interest paid .............................................       $  544,155       $  793,005       $  962,275
                                                                  ==========       ==========       ==========
Income taxes ..............................................       $  112,412       $       --       $       --
                                                                  ==========       ==========       ==========
Issuance of Common Stock for EMS trade name ...............       $   15,100       $       --       $       --
                                                                  ==========       ==========       ==========
Restructure of line of credit to long-term debt ...........       $3,000,000       $       --       $       --
                                                                  ==========       ==========       ==========
Transfer of title to assets in settlement of due from joint
   venture ................................................
   Accounts receivable ....................................       $       --       $  126,947       $       --
                                                                  ==========       ==========       ==========
   Inventory ..............................................       $       --       $  188,725       $       --
                                                                  ==========       ==========       ==========
   Fixed assets ...........................................       $       --       $   62,253       $       --
                                                                  ==========       ==========       ==========
Long-term debt obligation incurred as a result of a royalty
   agreement ..............................................       $       --       $       --       $  717,558
                                                                  ==========       ==========       ==========
Accrued royalties converted to common stock ...............       $       --       $       --       $  100,000
                                                                  ==========       ==========       ==========
Accrued royalties converted to short-term debt ............       $       --       $       --       $   64,884
                                                                  ==========       ==========       ==========
Deposit on furniture and equipment reclassed from other
   assets .................................................       $       --       $       --       $  105,044
                                                                  ==========       ==========       ==========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND DESCRIPTION OF BUSINESS

     Escalon Medical Corp. ("Escalon") was incorporated in California in 1987 as Intelligent Surgical Lasers, Inc. Escalon's present name was adopted in August 1996. Escalon reincorporated in Delaware in November 1999, and then reincorporated in Pennsylvania in November 2001. Within this document, the "Company" collectively shall mean Escalon and its wholly owned subsidiaries:
Sonomed, Inc. ("Sonomed"), Sonomed EMS, Srl. ("Sonomed EMS"), Escalon Vascular Access, Inc. ("Vascular"), Escalon Digital Vision, Inc. ("EMI") and Escalon Pharmaceutical, Inc. ("Pharmaceutical"). The Company operates in the healthcare market, specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, pharmaceuticals and vascular access devices. The Company and its products are subject to regulation and inspection by the United States Food and Drug Administration ("FDA"). The FDA requires extensive testing of new products prior to sale and has jurisdiction over the safety, efficacy and manufacturing of products, as well as product labeling and marketing.

     In February 1996, the Company acquired substantially all of the assets and certain liabilities of Escalon Ophthalmics, Inc. ("EOI"), a developer and distributor of ophthalmic surgical products. Prior to this acquisition, the Company devoted substantially all of its resources to the research and development of ultrafast laser systems designed for the treatment of ophthalmic disorders. As a result of the EOI acquisition, Escalon changed its market focus and is no longer developing laser technology. In October 1997, the Company licensed its intellectual laser properties to a privately held company, in return for an equity interest and future royalties on sales of products relating to the laser technology. The privately held company undertook responsibility for funding and developing the laser technology through to commercialization. The privately held company began selling products related to the laser technology during fiscal 2002.

     To further diversify its product portfolio, in January 1999, the Company's Vascular subsidiary acquired the vascular access product line from Endologix, Inc. ("Endologix"), formerly Radiance Medical Systems, Inc. Vascular's products use Doppler technology to aid medical personnel in locating arteries and veins in difficult circumstances. Currently, this product line is concentrated in the cardiac catheterization market; however, the Company began marketing the products in the area of oncology, during fiscal 2002. In January 2000, the Company purchased Sonomed, a privately held manufacturer of ophthalmic ultrasound diagnostic equipment. In April 2000, EMI formed a joint venture, Escalon Medical Imaging, LLC with MegaVision, a privately held company, to develop and market a digital camera back for ophthalmic photography. The Company terminated its joint venture with Megavision and commenced operations within its EMI business unit on January 1, 2002. In September 2002, Escalon formed Sonomed EMS as a European marketing division of the Company's Sonomed business unit.

(2)  SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements included the accounts of the Company and its wholly-owned subsidiaries, Sonomed, Vascular, Pharmaceutical, EMI and Sonomed EMS. All intercompany accounts and transactions have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

  CASH AND CASH EQUIVALENTS

     For the purposes of reporting cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and highly liquid investments with original maturities of 90 days or less to be cash and cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, accounts receivable, line of credit, accounts payable and accrued liabilities approximate their fair value because of their short-term maturity. The carrying amounts of long-term debt approximate fair value since the Company's interest rates approximate current interest rates.

     The carrying amount and estimated fair values of the Company's financial instruments at June 30, 2003 and 2002 are as follows:

                                       JUNE 30, 2003                     JUNE 30, 2002
                                ---------------------------       ---------------------------
                                 CARRYING                          CARRYING
                                  AMOUNT         FAIR VALUE         AMOUNT         FAIR VALUE
                                ----------       ----------       ----------       ----------
Cash and cash equivalents...    $  298,390       $  298,390       $  220,826       $  220,826
Accounts receivable ........    $2,364,370       $2,364,370       $2,093,877       $2,093,877
Line of credit .............    $  975,000       $  975,000       $1,250,000       $1,250,000
Accounts payable ...........    $  454,711       $  454,711       $  531,665       $  531,665
Accrued liabilities ........    $  930,266       $  930,266       $  660,069       $  660,069
Long-term debt .............    $5,590,805       $5,590,805       $7,277,356       $7,277,356

  REVENUE RECOGNITION

     The Company recognizes revenue from the sales of its products at the time of shipment when title and risk of loss transfer. The Company provides products to its distributors at agreed wholesale prices and to the balance of its customers at set retail prices. Distributors can achieve discounts for accepting high volume shipments. The discounts are reflected immediately in the net invoice price, which is the basis for revenue recognition. No further material discounts or sales incentives are given.

     The Company's considerations for recognizing revenue upon shipment of product to a distributor are based on the following:

     - Persuasive evidence of an arrangement (purchase order and sales invoice) exists between a willing buyer (distributor) and the Company that outline the terms of the sale (company information, quantity of goods, purchase price and payment terms). The buyer does not have an immediate right of return, as the Company must first consent in writing and is not required to do so.

     - Shipping terms are ex-factory shipping point. At this point the distributor takes title to the goods and is responsible for all risks and rewards of ownership, including insuring the goods as necessary.

     - The Company's price to the buyer (distributor) is fixed and determinable as specifically outlined on the sales invoice. The sales arrangement does not have customer cancellation or termination clauses.

     - A customer (distributor) places a purchase order with the Company; the terms of the sale are cash, COD or credit. Customer credit is determined based on the Company's policy and procedures related to a customer's (distributor's) creditworthiness. Based on this determination, the Company believes that collectibility is reasonably assured.

Provision has been made for estimated sales returns based on historical experience.

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

     With respect to additional consideration related to the sale of the Company's Silicone Oil product line and the licensing of the Company's intellectual laser property, revenue is recognized upon notification from the licensees of amounts earned or upon receipt of royalty payment.

  SHIPPING AND HANDLING COSTS

     Shipping and handling revenues are included in product revenue and the related costs are included in cost of goods sold.

  INVENTORIES

     Raw materials/work in process and finished goods are recorded at lower of cost (first-in, first-out) or market. The composition of inventories is as follows:

                                      JUNE 30,           JUNE 30,
                                        2003              2002
                                    -----------        -----------
Raw Materials/Work in Process...    $ 1,374,184        $ 1,273,611
Finished Goods .................        475,316            343,409
                                    -----------        -----------
                                      1,849,500          1,617,020
Valuation Allowance ............        (64,020)           (44,953)
                                    -----------        -----------
   Total inventory .............    $ 1,785,480        $ 1,572,067
                                    ===========        ===========

  ACCOUNTS RECEIVABLE

     Accounts receivable are recorded at net realizable value. The Company performs ongoing credit evaluations of customers' financial condition and does not require collateral for accounts receivable arising in the normal course of business. The Company maintains allowances for potential credit losses based on the Company's historical losses and upon periodic review of individual balances. Accounts are written off when they are determined to be uncollectible based on management's assessment of individual accounts. Credit losses, when realized, have been within the range of management's expectations. Allowance for doubtful accounts was $261,351 and $216,836 at June 30, 2003 and 2002, respectively.

  FURNITURE AND EQUIPMENT

     Furniture and equipment is recorded at cost. Depreciation is computed using the straight-line method over the economic useful life of the related assets, which are estimated to be over three to ten years. Depreciation for the years ended June 30, 2003, 2002 and 2001 was $183,804, $163,807 and $139,663,
respectively.

     Furniture and equipment consist of the following at:

                                          JUNE 30,              JUNE 30,
                                            2003                  2002
                                        -----------           -----------
Equipment ........................      $ 1,127,444           $ 1,052,405
Furniture and fixtures ...........           53,934                58,000
Leasehold improvements ...........           95,101                95,101
                                        -----------           -----------
                                          1,276,479             1,205,506
Less: accumulated depreciation....         (759,793)             (579,129)
                                        -----------           -----------
                                        $   516,686           $   626,377
                                        ===========           ===========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

  LONG-LIVED ASSETS

     Management assesses the recoverability of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from its future undiscounted cash flows. If it is determined that an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value.

  INTANGIBLE ASSETS

     The Company follows Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which discontinues the amortization of goodwill and identifiable intangible assets that have indefinite lives. In accordance with SFAS 142, these assets are tested for impairment on an annual basis.

  STOCK-BASED COMPENSATION

     Effective December 31, 2002, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation -- Transition and Disclosure." Since the Company does not plan to adopt the fair value method of accounting of Statement No. 123, the Company does not expect any impact on consolidated results of operations or financial condition in 2003. At June 30, 2003, the Company has five stock-based employee compensation plans. The Company accounts for these plans under the intrinsic value recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The following table illustrates the effect on net income and earnings per share if the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation. Financial Accounting Standards Board Statement No. 123 ("SFAS No. 123") requires pro forma information regarding net income and earnings per share as if the Company has accounted for its employee stock options granted after December 31, 1994 under the fair value method of SFAS No. 123. The fair value of these equity awards was estimated at the date of grant using the Black-Scholes option pricing method. For all years presented, the expected option life of one year from vesting and an expected dividend rate of 0.0 percent were used. For the purposes of pro forma disclosures, the estimated fair value of the equity awards is amortized to expense over the options' vesting period. For the purposes of applying SFAS No. 123, the estimated per share value of options granted during the fiscal years ended June 30, 2003, 2002 and 2001 was $145,110, $188,883, and $247,280,
respectively. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for the fiscal years ended June 30, 2003, 2002 and 2001: dividend yield of 0.0%; volatility ranging between 0.60 and 1.61; risk free interest rate range between 4.00% and 5.37%; and expected lives of 10 years.

                                                                                          YEAR ENDED JUNE 30,
                                                                     ------------------------------------------------------------
                                                                          2003                    2002                   2001
                                                                     --------------           ------------           ------------
Net Income, as reported ...................................          $    1,712,377           $    978,857           $    592,200
Deduct: total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects .............................                (145,110)              (188,883)              (247,280)
                                                                     --------------           ------------           ------------
Pro forma net income ......................................          $    1,567,267           $    789,974           $    344,920
                                                                     ==============           ============           ============
Earnings per share:
   Basic -- as reported ...................................          $        0.509           $      0.293           $      0.180
                                                                     ==============           ============           ============
   Basic -- pro forma .....................................          $        0.466           $      0.236           $      0.105
                                                                     ==============           ============           ============
   Diluted -- as reported .................................          $        0.479           $      0.291           $      0.179
                                                                     ==============           ============           ============
   Diluted -- pro forma ...................................          $        0.439           $      0.235           $      0.104
                                                                     ==============           ============           ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

  RESEARCH AND DEVELOPMENT

     All research and development costs are charged to operations as incurred.

  ADVERTISING COSTS

     Advertising costs are charged to operations as incurred. Advertising expense for the three years ended June 30, 2003, 2002 and 2001 was $25,466, $37,959 and $71,654, respectively.

  NET INCOME PER SHARE

     The Company follows Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," in presenting basic and diluted earnings per share. The following table sets forth the computation of basic and diluted earnings per share:

                                                                  JUNE 30,            JUNE 30,            JUNE 30,
                                                                    2003                2002                2001
                                                                 ----------          ----------          ----------
Numerator:
   Numerator for basic and diluted earnings per share
     Net Income .......................................          $1,712,377          $  978,857          $  592,200
                                                                 ----------          ----------          ----------

Denominator:
   Denominator for basic earnings per share -- weighted
     average shares ...................................           3,365,359           3,345,851           3,292,184
   Effect of dilutive securities:
   Employee stock options .............................             207,833              14,641              15,802
                                                                 ----------          ----------          ----------
   Denominator for diluted earnings per share --
     weighted average and assumed conversion ..........           3,573,192           3,360,492           3,307,986
                                                                 ==========          ==========          ==========
Basic earnings per share ..............................          $    0.509          $    0.293          $    0.180
                                                                 ==========          ==========          ==========
Diluted earnings per share ............................          $    0.479          $    0.291          $    0.179
                                                                 ==========          ==========          ==========

  INCOME TAXES

     The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  RECLASSIFICATIONS

     Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement updates, clarifies and simplifies existing pronouncements related primarily to accounting for extinguishment of debt and for leases. SFAS No. 145 is effective for fiscal

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have any impact on its results of operations or its financial condition.

     In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Costs Associated with Exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have any impact on its results of operations or its financial condition.

     On November 25, 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45" or the "Interpretation"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for internal recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The Company adopted FIN 45 as of January 1, 2003, and it did not have any impact on its results of operations or financial condition.

     On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46" or the "Interpretation"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51". The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (""variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE (the "primary beneficiary"). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective immediately for VIE's created after January 31, 2003. FIN 46 is effective no later than the beginning of the first interim or annual financial reporting period beginning after June 15, 2003. The Company is currently evaluating the impact of adopting FIN 46, but does not expect it to have any impact on its results of operations or its financial condition.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect a material impact on its results of operations or its financial position.

(3)  INTANGIBLE ASSETS

  ACQUIRED LICENSE AND DISTRIBUTION RIGHTS

     In connection with the acquisition of EOI assets (see Company overview in Part I of this Form 10-K) a portion of the purchase price was allocated to certain license and distribution agreements. This cost allocation was based on an evaluation by management, with such costs being amortized over an eight-year period using the straight-line method. The value of these assets is reevaluated periodically to determine if the estimated

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
lives continue to be appropriate. Escalon's decision to abandon Povidone Iodine caused the Company to write-off $195,950 related to the license and distribution rights.

     Accumulated amortization of license and distribution rights was $167,044 and $205,379 at June 30, 2003 and 2002, respectively. Amortization expense for the years ended June 30, 2003, 2002 and 2001 was $37,900, $40,625 and $38,256,
respectively.

  PATENTS

     It is the Company's practice to seek patent protection on processes and products in various countries. Patent application costs are capitalized and amortized over their estimated useful lives, not exceeding seventeen years, on a straight-line basis from the date the related patents are issued. Costs associated with patents no longer being pursued are expensed. Accumulated patent amortization was $111,406 and $100,675 at June 30, 2003 and 2002, respectively. Amortization expense for the years ended 2003, 2002 and 2001 was $10,733, 10,733 and 10,733, respectively.

     The aggregate amortization expense for each of the next five years for acquired license and distribution rights and patents are as follows:

                                                                                               YEAR ENDING
                                                                                                 JUNE 30,
                                                                                               -----------
2004 ....................................................................                      $   23,871
2005 ....................................................................                          10,733
2006 ....................................................................                          10,733
2007 ....................................................................                          10,733
2008 ....................................................................                          10,733
                                                                                               ----------
                                                                                               $   66,803
                                                                                               ==========

  GOODWILL, TRADEMARKS AND TRADE NAMES

     Goodwill, trademarks and trade names represent intangible assets obtained from EOI, Endologix and Sonomed acquisitions. Goodwill represents the excess of purchase price over the fair market value of the net assets acquired.

     In accordance with SFAS No. 142, effective July 1, 2001, Escalon discontinued the amortization of goodwill and identifiable intangible assets that have indefinite lives. Intangible assets that have finite lives will continue to be amortized over their useful lives. Goodwill will be assessed annually for impairment. The standard required this impairment assessment to be completed by December 31, 2001. In November 2001, management evaluated whether the intangible assets were impaired and reviewed the allocation of intangible assets related to the purchase of Sonomed as of the January 2000 acquisition date, when the purchase price was allocated based on information available at that time. Management concluded in December 2001 that the intangible assets acquired with the purchase of Sonomed should be allocated as $10,547,488 to goodwill and $665,000 to trademarks and trade names. Management has determined that the original classification was incorrect, and therefore should be restated. The result of this correction was solely a reclassification of the intangible assets among customer lists, trademarks and trade names and goodwill. The total reported value of the intangible assets did not change. Therefore, this correction had no affect on reported earnings, net worth or cash flows for any prior fiscal years. In November 2001, the Company evaluated whether the goodwill and other non-amortizable intangible assets in the Sonomed and Vascular business units were impaired. Management concluded that the carrying value of goodwill and other intangible assets did not exceed their fair values and therefore were not impaired. Management evaluated the carrying value of goodwill as compared to its fair value in the Medical/Trek business unit and concluded that its carrying value did not exceed its fair

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
value and therefore was not impaired. Management made this conclusion after evaluating the discounted cash flow of the Medical/Trek business unit. At the end of fiscal 2003, the Company evaluated whether the goodwill and other non-amortizable intangible assets in the Sonomed and Vascular business units were impaired. Management concluded that the carrying value of goodwill and other intangible assets did not exceed their fair values and therefore were not impaired. Management evaluated the carrying value of goodwill as compared to its fair value in the Medical/Trek business unit and concluded that its carrying value did not exceed its fair value and therefore was not impaired. Management made this conclusion after evaluating the discounted cash flow of the Medical/Trek business unit. In accordance with SFAS 142, the Company's intangible assets will continue to be assessed on an annual basis. Management also concluded that trademarks and trade names had an indefinite life.

                                                                 ADJUSTED
                                     GROSS                        GROSS                        NET
                                   CARRYING                      CARRYING     ACCUMULATED    CARRYING
                                    AMOUNT     IMPAIRMENT         AMOUNT     AMORTIZATION     AMOUNT
                                    ------     ----------         ------     ------------     ------
GOODWILL
Sonomed ......................   $10,547,488      $ --         $10,547,488   $(1,021,938)   $ 9,525,550
Vascular .....................     1,149,813        --           1,149,813      (208,595)       941,218
Medical/Trek .................       272,786        --             272,786      (147,759)       125,027
Sonomed EMS ..................           --         --                  --            --             --
                                 -----------      ----         -----------   -----------    -----------
Balance as of June 30, 2003...   $11,970,087      $ --         $11,970,087   $(1,378,292)   $10,591,795
                                 ===========      ====         ===========   ===========    ===========

                                                              ADJUSTED
                                        GROSS                  GROSS                      NET
                                      CARRYING                CARRYING     ACCUMULATED  CARRYING
                                       AMOUNT    IMPAIRMENT    AMOUNT     AMORTIZATION   AMOUNT
                                       ------    ----------    ------     ------------   ------
AMORTIZED INTANGIBLE ASSETS
PATENTS
Medical/Trek ......................   $257,301   $      --    $ 257,301    $(111,405)   $145,896
Vascular (pending issuance) .......     36,915          --       36,915           --      36,915
Sonomed ...........................         --          --           --           --          --
Sonomed EMS .......................         --          --           --           --          --
                                      --------   ---------    ---------    ---------    ---------
Balance as of June 30, 2003 .......   $ 94,216   $      --    $ 294,216    $(111,405)   $ 182,811
                                      ========   =========    =========    =========    =========
LICENSE AND DISTRIBUTION RIGHTS
Medical/Trek ......................   $ 80,182          --    $ 180,182    $(167,044)   $  13,138
Sonomed ...........................         --          --           --           --           --
Sonomed EMS .......................         --          --           --           --           --
Pharmaceutical ....................    272,185    (195,950)      76,235      (76,235)          --
Vascular ..........................         --          --           --           --           --
                                      --------   ---------    ---------    ---------    ---------
Balance as of June 30, 2003 .......   $452,367   $(195,950)   $ 256,417    $(243,279)   $  13,138
                                      ========   =========    =========    =========    =========

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

                                                              ADJUSTED
                                        GROSS                  GROSS                      NET
                                      CARRYING                CARRYING     ACCUMULATED  CARRYING
                                       AMOUNT    IMPAIRMENT    AMOUNT     AMORTIZATION   AMOUNT
                                       ------    ----------    ------     ------------   ------
UNAMORTIZED INTANGIBLE ASSETS
TRADEMARKS AND TRADE NAMES
Sonomed ......................       $665,000      $ --       $ 65,000     $(63,194)    $601,806
Sonomed EMS ..................         15,100        --         15,100           --       15,100
Medical/Trek .................             --        --             --           --           --
Vascular .....................             --        --             --           --           --
                                     --------      ----       --------     --------     --------
Balance as of June 30, 2003...       $680,100      $ --       $680,100     $(63,194)    $616,906
                                     ========      ====       ========     ========     ========

                                                     FOR THE YEAR ENDED JUNE 30,
                                                     --------------------------
                                                      2003      2002      2001
                                                      ----      ----      ----
GOODWILL AMORTIZATION
Medical/Trek ...................................     $    --   $    --   $    --
Sonomed ........................................          --        --        --
Sonomed EMS ....................................          --        --        --
Vascular .......................................          --        --        --
PATENT AMORTIZATION
Medical/Trek ...................................     $10,730   $10,733   $10,733
Sonomed ........................................          --        --        --
Sonomed EMS ....................................          --        --        --
Vascular .......................................          --        --        --
LICENSE AND DISTRIBUTION RIGHTS AMORTIZATION
Medical/Trek ...................................     $37,900   $40,625   $38,256
Sonomed ........................................          --        --        --
Sonomed EMS ....................................          --        --        --
Vascular .......................................          --        --        --
TRADEMARKS AND TRADENAMES AMORTIZATION
Medical/Trek ...................................     $    --   $    --   $    --
Sonomed ........................................          --        --        --
Sonomed EMS ....................................          --        --        --
Vascular .......................................          --        --        --

ESTIMATED ANNUAL AMORTIZATION EXPENSE

For the year ending June 30, 2004 .......   $23,871
For the year ending June 30, 2005 .......   $10,733
For the year ending June 30, 2006 .......   $10,733
For the year ending June 30, 2007 .......   $10,733
For the year ending June 30, 2008 .......   $10.733

         The adjustment of previously reported net income and earnings per share related to SFAS 142 primarily represents previous amortization of goodwill and trademarks and trade names. The impact on net income,

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
basic net earnings per share and diluted net earnings per share for each of the last three fiscal years is disclosed below:

                                                 FISCAL YEAR ENDED JUNE 30,
                                                 --------------------------
                                            2003            2002            2001
                                            ----            ----            ----
Net income:
  Reported net income (loss) .......   $    1,712,377   $    978,857   $      592,200
  Add: SFAS 142 adjustment .........               --             --          856,679
                                       --------------   ------------   --------------
  Adjusted net income ..............   $    1,712,377   $    978,857   $    1,448,879
                                       ==============   ============   ==============
Basic net income (loss) per share:
  Reported net income (loss) .......   $        0.509   $      0.293   $        0.180
  Add: SFAS 142 adjustment .........               --             --            0.260
                                       --------------   ------------   --------------
  Adjusted net income ..............   $        0.509   $      0.293   $        0.440
                                       ==============   ============   ==============
Diluted net income (loss) per share:
  Reported net income (loss) .......   $        0.479   $      0.291   $        0.179
  Add: SFAS 142 adjustment .........               --             --            0.259
                                       --------------   ------------   --------------
  Adjusted net income ..............   $        0.479   $      0.291   $        0.438
                                       ==============   ============   ==============

(4)LONG-TERM RECEIVABLE

         The Company entered into a loan agreement with an individual who was involved in the development of its Ocufit SR(R) drug delivery system. The note is for $150,000 and is due May 2005.

(5) LINE OF CREDIT AND LONG-TERM DEBT

         On January 14, 2000, Escalon replaced its $2,000,000 credit facility obtained in January 1999. The lender granted a new $12,000,000 credit facility to assist with the Sonomed acquisition. This included a $7,000,000 five-year term loan, a $5,000,000 line of credit and the release of the requirement to maintain a $1,000,000 certificate of deposit with the lender. The interest rate on the term loan was based on prime plus 1.0%, and the interest rate on the line of credit was based on prime plus 0.75%. Escalon paid $100,000 in finance fees related to this refinancing. The finance fees are being amortized over the life of the loans using the effective interest method. Interest rate cap agreements were used to reduce the potential impact of increases in interest rates on the floating rate term loan and line of credit. The Company incurred $123,000 in fees related to these rate cap agreements. The rate cap agreements expired on December 31, 2002, and the related fees have been completely amortized.

         On December 23, 2002, a privately-held financial group acquired the Company's bank debt, which consisted of term debt of $5,850,000 and $1,475,000 outstanding on the $2,000,000 available line of credit. On February 13, 2003, the Company entered into an Amended Agreement with the privately held financial group. The primary amendments of the Amended Loan Agreement were to reduce quarterly principal payments and extend the term of the repayments, and to alter the covenants of the original bank agreement. Historically, the Company failed to meet the EBITDA to current maturities ratio covenant required under its loan agreements. The new loan agreement was amended to reduce the principal payments, significantly reducing current maturities, and also amended this required ratio from 1.05 to 1 to 1.00 to 1. Additionally, the calculation of this ratio has been amended such that only bank debt is used in the calculation. All subordinated debt is

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
specifically excluded from the calculation. The schedule below presents principal amortization for the next three fiscal years under the new loan agreement as of June 30, 2003:

                                                  NEW LOAN
                                                  --------
For the year ending June 30, 2004 ............   $1,300,000
For the year ending June 30, 2005 ............    1,500,000
For the year ending June 30, 2006 ............    2,450,000
                                                 ----------
                                                 $5,250,000
                                                 ==========

         As of June 30, 2003, the amounts outstanding under the term loan and line of credit were $5,250,000 and $975,000, respectively. At June 30, 2003, the interest rates applicable to the term loan and the line of credit were 6.00% and 5.75%, respectively. The privately held financial group's prime rate at June 30, 2003 was 4.25%. The $5,250,000 term loan balance includes a $2,450,000 balloon payment that is due on September 1, 2005.

         On January 21, 1999, the Company's Vascular subsidiary and Endologix, Inc. entered into an Assets Sale and Purchase Agreement. Pursuant to this agreement, Escalon acquired for cash the assets of Endologix's vascular access business, and also agreed to pay royalties based on future sales of the products of the vascular access business for a period of five years following the close of the sale, with a guaranteed minimum royalty of $300,000 per year. On February 1, 2001, the parties amended the agreement to provide an adjustment in the terms of payment of the royalties. Pursuant to the amendment, Escalon paid $17,558 in cash to Endologix, delivered a short-term note in the amount of $64,884 that was satisfied in January 2002, and an additional note in the amount of $717,558, payable in eleven quarterly installments that commenced April 15, 2002, and Escalon issued 50,000 shares of its Common Stock to Endologix.

         As of June 30, 2003, the amount outstanding under the Endologix term loan was $391,393. At June 30, 2003, the interest rate applicable to the Endologix term loan was 5.25%.

                                 PRIVATE GROUP     ENDOLOGIX     DEFERRED
YEAR ENDING JUNE 30,               TERM LOAN       TERM LOAN   FINANCE FEES     TOTAL
--------------------               ---------       ---------   ------------     -----
2004 .........................     $1,300,000      $261,000     $(51,000)     $1,510,000
2005 .........................      1,500,000       130,000           --       1,630,000
2006 .........................      2,450,000            --           --       2,450,000
2007 .........................             --            --           --              --
2008  ........................             --            --           --              --
                                   ----------      --------     --------      ----------
                                   $5,250,000      $391,000     $(51,000)     $5,590,000
                                   ==========      ========     ========      ==========

         At the time the term debt was purchased, the total principal due was $5,550,000. The June 1, 2003 principal payment under the new loan agreement was $300,000, whereas, the required payment would have been $750,000 under the superceded agreement, thus explaining the $450,000 disparity.

(6) CAPITAL STOCK TRANSACTIONS

    STOCK OPTION PLANS

         Escalon has in effect five employee stock option plans, which provide for incentive and non-qualified stock options to purchase a total of 1,522,447 shares of the Company's Common Stock. Under the terms of the plans, options may not be granted for less than the fair market value of the Common Stock at the date of the grant. Vesting generally occurs ratably over five years and is exercisable over a period no longer than ten years after the grant date. As of June 30, 2003, options to purchase 1,313,367 shares of the Company's Common Stock were granted, 1,125,796 were exercisable and 209,080 were reserved for future grants.

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

         The following is a summary of Escalon's stock option activity and related information for the fiscal years ended June 30, 2003, 2002 and 2001:

                                                 2003                        2002                        2001
                                        ---------------------------  -------------------------   -------------------------
                                         COMMON         WEIGHTED      COMMON       WEIGHTED       COMMON      WEIGHTED
                                          STOCK          AVERAGE       STOCK        AVERAGE        STOCK       AVERAGE
                                         OPTIONS     EXERCISE PRICE   OPTIONS   EXERCISE PRICE    OPTIONS   EXERCISE PRICE
                                         -------     --------------   -------   --------------    -------   --------------
Outstanding at beginning of
  year ........................         1,153,458        $  2.385    1,090,000    $    2.301       837,000      $  2.377
  Granted .....................           172,750        $  1.450      171,750    $    2.674       264,500      $  2.046
  Exercised ...................            (9,508)       $  1.958      (53,667)   $    1.998            --      $  0.000
  Forfeited ...................            (3,333)       $  1.601      (54,625)   $    2.008       (11,500)     $  1.962
                                        ---------        --------    ---------    ----------     ---------      --------
Outstanding at end of year ....         1,313,367        $  2.301    1,153,458    $    2.385     1,090,000      $  2.301
Exercisable at end of year ....         1,125,796                      976,765                     841,542
                                        =========                    =========                   =========
Weighted average fair value
  of options granted during
  year ........................                          $  0.840                 $    1.09                     $  0.930
                                                         ========                 =========                     ========

         Options granted during fiscal 2003 have a weighted average exercise price of $1.45. and a remaining contractual life of 9.17 years. Those issued in fiscal 2002 have a weighted average exercise price of $2.674 and a remaining contractual life of 8.39 years. Fiscal 2001 options grants have a weighted average exercise price of $2.046 and a remaining contractual life of 7.29 years. Options were exercised during fiscal 2003 between $1.4500 and $2.1250 per share.

(7) INCOME TAXES

         The provision for income taxes for the years ended June 30, 2003, 2002 and 2001 consist of the following:

                                              2003          2002          2001
                                              ----          ----          ----
Current income tax provision
 Federal ..............................   $        --   $       --   $         --
 State ................................       112,412           --             --
                                          -----------    ---------    -----------
                                              112,412           --             --
                                          -----------    ---------    -----------
Deferred income tax provision (benefit)
 Federal ..............................     3,070,701     (324,875)     4,556,000
 State ................................       722,518       76,441      1,072,000
 Change in valuation allowance ........    (3,793,219)     248,434     (5,628,000)
                                          -----------    ---------    -----------
Income tax expense ....................   $   112,412   $       --   $         --
                                          ===========   ==========   ============

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

         Income taxes as a percentage of income for the years ended June 30, 2003, 2002 and 2001 differs from the statutory federal income tax rate due to the following:

                                                                                2003     2002     2001
                                                                                ----     ----     ----
Statutory federal income tax rate ....................................         34.0 %   34.0 %    34.0 %
State income taxes, net of federal income tax impact .................          8.6      8.6       8.6
Change in valuation allowance ........................................        (34.0)   (42.6)    (42.6)
                                                                              -----     ----     -----
Effective income tax rate ............................................          8.6 %     -- %      -- %
                                                                              =====     ====     =====

         As of June 30, 2003, the Company had deferred income tax assets of $13,768,069. The deferred income tax assets have been reduced by a $13,217,903 valuation allowance. The valuation allowance is based on uncertainty with respect to the ultimate realization of the net operating loss carryforwards.

         The components of the net deferred tax income tax assets and liabilities as of June 30, 2003 and 2002 are as follows:

                                                                              2003             2002
                                                                              ----             ----
Deferred income tax assets:
  Net operating loss carryforward ....................................   $  12,988,019     $ 9,009,928
  General business credit ............................................         562,000         562,000
  Allowance for doubtful accounts ....................................         109,767          88,049
  Accrued vacation ...................................................          66,482          50,029
  Inventory reserve ..................................................          26,888          18,880
  Warranty reserve ...................................................          14,913           5,481
                                                                         -------------     -----------
  Total deferred income tax assets ...................................      13,768,069       9,734,367
  Valuation allowance ................................................     (13,217,903)     (9,424,684)
                                                                         -------------     -----------
Deferred income tax liabilities:                                               550,166         309,683

  Accelerated depreciation ...........................................         (43,596)        (36,215)
  Accelerated amortization ...........................................        (506,570)       (273,468)
                                                                         -------------     -----------
  Total deferred income tax liabilities ..............................        (550,166)       (309,683)
                                                                         -------------     -----------
                                                                         $          --     $        --
                                                                         =============     ===========

         As of June 30, 2003, the Company had a valuation allowance of $13,217,908, which primarily relates to the federal and state net operating loss carryforwards. The increase in the valuation allowance is a result of management reevaluating its estimates of the net operating losses available to the Company that relate to acquired businesses. The Company evaluates a variety of factors in determining the amount of the valuation allowance, including the Company's earnings history, the number of years the Company's operating loss and tax credits can be carried forward, the existence of taxable temporary differences, and near-term earnings expectations. Future reversal of the valuation allowance will be recognized either when the benefit is realized or when it has been determined that it is more likely than not that the benefit will be realized through future earnings. The Company has available federal and state net operating loss carryforwards of approximately, $37,289,000 and $3,490,000, respectively, of which $18,543,000 and $2,032,000, respectively, will expire over the next five years and $18,746,000 and $1,458,000, respectively, expire in years six through twenty.

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

(8) OPERATING LEASES

         Escalon leases its manufacturing, research and corporate office facilities and certain equipment under non-cancelable operating lease arrangements. The future minimum rentals to be paid under these leasing arrangements as of June 30, 2003 are as follows:

YEAR ENDING JUNE 30,                         AMOUNT
--------------------                         ------
2004 ..................................     $321,596
2005 ..................................      244,152
2006 ..................................      158,335
2007 ..................................      149,790
2008 ..................................       54,175
                                            --------
Total .................................     $928,048
                                            ========

         Rent expense charged to operations during the years ended June 30, 2003, 2002 and 2001 was $360,484, $338,540 and $294,050, respectively.

(9) RETIREMENT PLAN

         Escalon adopted a 401(k) retirement plan effective January 1, 1994. Escalon employees become eligible for the plan commencing on the date of employment. Company contributions are discretionary and no contributions have been made since the plans inception.

         On January 14, 2000, Escalon acquired Sonomed. Sonomed adopted a 401
(k) profit sharing plan, which became effective on January 1, 1993. This plan has continued subsequent to the acquisition and is available only to Sonomed employees. Escalon's contribution for the fiscal years ended June 30, 2003, 2002 and 2001 was $37,287, $40,906 and $25,615, respectively.

(10) LICENSE OF INTELLECTUAL LASER PROPERTIES

         In October 1997, Escalon licensed its intellectual laser properties to a privately held company in exchange for an equity interest in the privately held company. The Company has a 2.48% ownership interest in the privately held company that is valued at $0 because there is no readily determinable value. The material terms of the license are that in exchange for licensing the Company's laser patents, which expire in 2014, it will receive a 2.5% royalty on future product sales that are based on the licensed laser patents, subject to deductions for royalties payable to third parties up to a maximum of 50% of royalties otherwise due and payable to the Company and a 1.5% royalty on product sales that are not based on the licensed laser patents. The Company receives a minimum annual license fee of $15,000 per year during the term of the license. The minimum annual license fee is offset against the royalty payments. The license was dated October 23, 1997 and was amended and restated in October 2000 and expires upon the later of the following events: (1) the last to expire of the laser patents; (2) ten years from the effective date of the Amended and Restated Agreement; or (3) the fifth anniversary of the first commercial sale. The material termination provisions of the license are as follows: (1) the default in payment of any royalty; (2) the default in the making of any required report; (3) making of any false report; (4) the commission of any material breach of any covenant or promise under the license agreement; or (5) The termination of the license by the licensee at any time after 90 days notice. If the licensee were to terminate the agreement, it would not be permitted to utilize the licensed technology necessary to manufacture its current products. Also contributed to the venture were the Company's laser inventory, equipment and related furniture having a net book value of $-0-. In December 1999, the privately held company received its first 510(k) approval from the FDA. The privately held company began selling its

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
products in calendar 2002. Royalty income associated with this arrangement was for the fiscal years ended June 30, 2003 and 2002 was $316,219 and $26,779, respectively.

(11) ACQUISITION OF ENDOLOGIX'S VASCULAR BUSINESS UNIT

         On January 21, 1999, Escalon acquired substantially all of the assets used exclusively in Endologix's (formerly Radiance Medical Systems, Inc.) vascular access business unit, which uses Doppler technology to aid medical personnel in locating difficult arteries and veins. This business combination was accounted for as a purchase. The results of operations for this business unit are included in the accompanying financial statements since the date of acquisition. The total cost of the acquisition was $2,104,442, which exceeded the fair value of the net assets of Endologix by $1,086,110. The excess is classified as goodwill and, in accordance with SFAS No. 142, will be assessed annually for impairment.

         At the time of acquisition, the Company and Endologix entered into an Assets Sale and Purchase Agreement. Pursuant to this Assets Sale and Purchase Agreement, the Company agreed to pay royalties based on future sales of the products of the Vascular business unit for a period of five years following the close of the sale, with a guaranteed minimum royalty of $300,000 per year. In lieu of the Company paying guaranteed minimum royalties over the remaining three years, the Company renegotiated with Endologix a lump-sum amount of $717,558 plus interest to be paid over three years, as set forth in the Amendment and Supplement to Asset Sale and Purchase Agreement and Release dated February 28, 2001. In connection therewith, the Company delivered to Endologix a term note in the amount of $717,558, with interest at the prime rate plus one percent, with interest only payable quarterly beginning on May 31, 2001 through January 15, 2002 and principal and interest payable in eleven quarterly installments beginning on April 15, 2002. In addition, the Amendment also accounts for $182,442 of accrued royalties for the period ended January 21, 2001. Pursuant to the Amendment, the Company paid $17,558 to Endologix, delivered a Short-Term
Note in the amount of $64,884, with interest at the prime rate plus one percent, with interest only payable quarterly beginning on May 31, 2001 and principle and interest payable in full on January 15, 2002, and issued to Endologix 50,000 shares of the Company's Common Stock valued at $100,000. The Company registered the shares of the Company's Common Stock issued to Endologix in the Amendment on Form S-3 under the Securities Act of 1933 in a manner that constituted a "shelf registration for the purposes of Rule 415 under the Securities Act of 1933.

(12) ACQUISITION OF SONOMED, INC.

         On January 14, 2000, Escalon purchased all of the outstanding capital stock of Sonomed, Inc., a privately held manufacturer of ophthalmic ultrasound diagnostic devices. This business combination was accounted for as a purchase. The total cost of the acquisition (net of cash acquired) was $12,212,540, $11,212,488 was allocated to proprietary rights and intangible assets, including $10,547,488 to goodwill and $665,000 to trademarks and trade names. In accordance with SFAS No. 142, these intangible assets will be assessed annually for impairment.

         In addition, Escalon entered into a three-year employment agreement with the President of Sonomed, which provided for a $175,000 annual salary (plus cost of living adjustments). The Company also issued certain employees of Sonomed incentive stock options exercisable for the purchase of 330,000 shares of the Company's Common Stock and agreed to make available to certain employees of Sonomed, a bonus program of at least three percent of Sonomed's net quarterly sales for a period of three years. The employment agreement expired on January 14, 2003 and was not renewed, thus also ceasing the accompanying bonus program.

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES

(13) FORMATION OF SUBSIDIARY AND JOINT VENTURE

         The Company formed Sonomed EMS on September 26, 2002 as a wholly owned subsidiary. Sonomed EMS, based in Milan Italy, is in the process of completing its organization under Italian law. Sonomed EMS will operate as a marketing division of Sonomed in Europe. The Company is forming a joint venture with one of its Asian distributors to expand its presence in that market. Sonoscan Holdings, Inc. ("Sonoscan") will be a British Virgin Islands company, of which, Escalon will own 50 percent.

(14) SEGMENTAL REPORTING

         During the fiscal years ended June 30, 2003 and 2002, Escalon's operations were classified into four principal reportable segments that provide different products or services. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

SEGMENTAL STATEMENTS OF OPERATIONS (IN THOUSANDS) -- FISCAL YEARS ENDED JUNE 30,

                                         SONOMED             VASCULAR         MEDICAL/TREK         EMI                 TOTAL
                                    -----------------   -----------------   --------------  -----------------   ------------------
                                      2003      2002      2003      2002     2003    2002    2003      2002      2003       2002
                                      ----      ----      ----      ----     ----    ----    ----      ----      ----       ----
Product revenue ..................  $ 6,495   $ 6,071   $ 2,761   $ 2,634   $1,502  $1,321  $   433   $   267   $ 11,191  $ 10,293
Other revenue ....................       --        --        --        --    2,175   1,781       --        --      2,175     1,781
                                    -------   -------   -------   -------   ------  ------  -------   -------   --------  --------
Total revenue ....................  $ 6,495   $ 6,071   $ 2,761   $ 2,634   $3,677  $3,102  $   433   $   267   $ 13,366  $ 12,074
Costs and expenses:
 Cost of goods sold ..............    2,524     2,704     1,195       988      961     838      216       110      4,896     4,640
Operating expenses ...............    3,004     2,624     1,539     1,589    1,018   1,269      254       170      5,815     5,652
Write-down of license and
 distribution rights .............       --        --        --        --      196      --       --        --        196        --
                                    -------   -------   -------   -------   ------  ------  -------   -------   --------  --------
Total costs and expenses .........  $ 5,528   $ 5,328   $ 2,734   $ 2,577   $2,175  $2,107   $  470   $   280   $ 10,907  $ 10,292
Income from operations ...........      967       743        27        57    1,502     995      (37)      (13)     2,459     1,782
Other income and expenses:
 Termination of JV ...............       --        --        --        --       --      --       --       (23)        --       (23)
 Equity in JV gain ...............       --        --        --        --       --      --       --         8         --         8
 Interest income .................       --        --        --        --        3       2       --        --          3         2
 Interest expense ................     (611)     (743)      (27)      (48)      --      --       --        --       (638)     (791)
                                    -------   -------   -------   -------   ------  ------  -------   -------   --------  --------
Total other income and expense         (611)     (743)      (27)      (48)       3       2       --       (15)      (635)     (804)
Income taxes .....................       --        --        --        --      112      --       --        --        112        --
                                    -------   -------   -------   -------   ------  ------  -------   -------   --------  --------
Net income (loss) ................  $   356   $    --   $    --   $     9   $1,393  $  997  $   (37)  $   (28)  $  1,712  $    978
                                    =======   =======   =======   =======   ======  ======  =======   =======   ========  ========
Depreciation and amortization ....  $    19   $    16   $    41   $    45   $  226  $  243  $    24   $    --   $    308  $    306
Assets ...........................  $12,198   $11,988   $ 2,256   $ 2,465   $2,071  $2,163  $   365   $   296   $ 16,890  $ 16,912
Expenditures for long-lived assets  $    34   $    22   $    16   $    --   $   26  $   65  $    --   $    --   $     76  $     87

         The Company operates in the healthcare market, specializing in the development, manufacture, marketing and distribution of ophthalmic medical devices, Pharmaceuticals and vascular access devices. The business segments reported above are the segments for which separate financial information is available and for which operating results are evaluated regularly by executive management in deciding how to allocate resources and assessing performance. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies. For the purpose of this illustration, corporate

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
expenses, which principally consist of executive management and administrative support functions, are allocated across the business segments primarily based on each segment's product revenue. These expenses are otherwise included in the Medical/Trek business unit.

         During the fiscal year ended June 30, 2003, Sonomed derived its revenue from the sale of A-Scans, B-Scans and pachymeters. These products are used for diagnostic or biometric applications in ophthalmology. Vascular derived its revenue from the sale of PD Access(TM) and SmartNeedle(TM) monitors, needles and catheter products. These products are used by medical personnel to assist in gaining access to arteries and veins in difficult cases. Medical/Trek derived its revenue from the sale of ISPAN(TM) gas products, various disposable ophthalmic surgical products and revenue derived from Bausch & Lomb's sale of Silicone Oil. Commencing January 1, 2002, EMI derived its revenue from the sales of the CFA digital imaging system and related products.

         During the fiscal years ended June 30, 2003 and 2002, there was one entity, Bausch & Lomb, from which Escalon derived more than 10 percent of consolidated net revenue was derived. Revenue from Bausch & Lomb was $2,525,000, or 18.89% of consolidated net revenue during the period ended June 30, 2003, and was $2,186,000, or 18.11% of consolidated net revenue during the period ended June 30, 2002. This revenue is recorded in the Medical/Trek business unit. Of the external revenue reported above, $2,175,000, $170,000, $45,000 and $32,000 were derived internationally in Sonomed, Vascular, Medical/Trek and EMI, respectively, during the fiscal year ended June 30, 2003; and $2,240,000, $169,000, $43,000 and $-0- were derived internationally in Sonomed, Vascular, Medical/Trek and EMI, respectively, during the fiscal year ended June 30, 2002.

(15) SALE OF SILICONE OIL PRODUCT LINE AND OTHER REVENUE

   SILICONE OIL

         In the first quarter of fiscal 2000, Escalon received $2,117,000 from the sale of its license and distribution rights for the Silicone Oil product line. This sale resulted in a $1,864,000 gain after writing off the remaining net book value of license and distribution rights associated with that product line. The Company will also continue to receive additional consideration based on future sales of Silicone Oil through August 2005.

         Other revenue includes quarterly payments earned in connection with the sale of the Adatosil(R) 5000 Silicone Oil product line and royalty payments received from a privately held entity related to the licensing of the Company's intellectual laser technology. For the fiscal years ended June 30, 2003 and 2002, Silicone Oil revenue totaled $1,858,000 and $1,754,000, respectively, and laser technology revenues totaled $316,000 and $27,000, respectively. Accounts receivable related to other revenue was $511,000 and $457,000, respectively.

         The agreement with Bausch & Lomb, which commenced on August 13, 2000, is structured such that the Company receives consideration from Bausch & Lomb based on their sales of Silicone Oil on a quarterly basis. The consideration is subject to a factor, which steps down according to the following schedule:

From 8/13/00 to 8/12/01......................     100%
From 8/13/01 to 8/12/02......................      82%
From 8/13/02 to 8/12/03......................      72%
From 8/13/03 to 8/12/04......................      64%
From 8/13/04 to 8/12/05......................      45%

   LICENSED TECHNOLOGY

         The materials terms of the license of the laser technology are that in exchange for licensing the Company's laser patents, which expire in 2014, it will receive a 2.5% royalty on future product sales that are

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
based on the licensed laser patents, subject to deductions for royalties payable to third parties up to a maximum of 50% of royalties otherwise due and payable to the Company and a 1.5% royalty on product sales that are not based on the licensed laser patents. The Company receives a minimum annual license fee of $15,000 per year during the remaining term of the license. The minimum annual license fee is offset against the royalty payments. The license was dated October 23, 1997 and was amended and restated in October 2000 and expires upon the latest of the following events: (1) the last to expire of the laser patents;
(2) ten years from the effective date of the amendment and restated agreement; or (3) the fifth anniversary date of the first commercial sale. The material termination provisions of the license are as follows: (1) the default in payment of any royalty; (2) the default in the making of any required report; (3) making of any false report; (4) the commission of any material breech of any covenant or promise under the license agreement; or (5) The termination of the license by the licensee after 90 days notice. If the licensee were to terminate the agreement, it would not be permitted to utilize the licensed technology necessary to manufacture its current products.

(IV) CONSOLIDATED STATEMENTS OF OPERATIONS EQUITY FOR THE YEARS ENDED 30 JUNE 2002 AND 2001

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                  For the Years Ended
                                                                        June 30,
                                                                   2002            2001
                                                                   ----            ----
Revenues, net                                                 $ 12,073,932    $ 11,880,017
                                                              ------------    ------------
Cost and expenses:
  Cost of goods sold                                             4,640,325       4,296,525
  Research and developments                                        554,760         491,582
  Marketing, general and administrative                          5,096,994       5,430,813
  Write-down of patent costs and goodwill, Ocufit                       --              --
                                                              ------------    ------------
Total costs and expenses                                        10,292,079      10,218,920
                                                              ------------    ------------
Income from operations                                           1,781,853       1,661,097
                                                              ------------    ------------
Loss from termination of joint venture                             (23,434)             --
Gain on sale of Silicone Oil product line                               --              --
Equity in net income (loss) of unconsolidated joint venture          8,848        (919,164)
Interest income                                                      2,347           2,297
Interest expense                                                  (790,757)     (1,052,030)
                                                              ------------    ------------
Total other income and expenses                                   (802,996)     (1,068,897)
Income before taxes                                           $    978,856    $    592,200
Income taxes                                                            --              --
                                                              ------------    ------------
Net income (loss)                                             $    978,856    $    592,200
                                                              ------------    ------------
Basic net income (loss) per share                             $      0.293    $      0.180
                                                              ------------    ------------
Diluted net income (loss) per share                           $      0.291    $      0.179
                                                              ------------    ------------
  weighted average shares - basic                                3,345,851       3,292,184
                                                              ============    ============
  weighted average shares - diluted                              3,360,492       3,307,986
                                                              ============    ============

(V) CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY FOR THE YEARS ENDED 30 JUNE 2002 AND 2001

                     ESCALON MEDICAL CORP. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
                   FOR THE YEARS ENDED JUNE 30, 2002 AND 2001

                                                                                           Additional
                                       Common Stock       Treasury Stock                    Paid in
                                    Shares       Amount   Shares  Amount     Capital         Value           Deficit
                                    ------       ------   ------  ------     -------         -----           -------
Total Accumulated
Shareholders Equity
Balance at June 30, 2000           3,242,184    $ 3,242      -     $  -   $ 46,021,569    $(40,609,762)   $5,415,049
Common stock issued in
 connection with restructuring
 of liabilities                       50,000         50      -        -         99,950               -       100,000
Net income                                 -          -      -        -              -         592,200       592,200
Balance at June 30, 2001           3,292,184      3,292      -        -     46,121,519     (40,017,562)    6,107,249
Exercise of stock option              53,667         54      -        -        107,191               -       107,245
Net income                                 -          -      -        -              -         978,856       978,856
                                   ---------    -------   -----    ----   ------------    ------------    ----------
                                   3,345,851    $ 3,346      -     $  -   $ 46,228,710    $(39,038,706)   $7,193,350
                                   =========    =======   =====    ====   ============    ============    ==========

PART B - FINANCIAL INFORMATION ON DREW

(I) STATEMENT OF INTERIM RESULTS FOR THE SIX MONTHS ENDED 30 SEPTEMBER 2003

The following is the full text of the interim statement released by Drew Scientific Group plc on 24 December 2003. The Directors of Drew Scientific confirm that the interim accounts have been properly prepared in accordance with the law applicable to the undertaking and they consent to the inclusion of the interim accounts and this statement in this document and accept responsibility for them.

                           DREW SCIENTIFIC GROUP PLC

                                INTERIM RESULTS

Drew Scientific Group PLC ("Drew" or "the Group"), the international healthcare products manufacturer and supplier announces its interim results for the six months ended 30 September 2003. Drew produces diagnostics systems and related consumables for diabetes monitoring, cardiovascular and haematology testing,

HIGHLIGHTS:

-        Sales were (pound)4.6m representing a 24.1% fall compared to 2002

-        Loss after tax attributable to shareholders of (pound)1.1 2m (2002:
         loss (pound)0.09m)

- Operating loss before exceptional item was (pound)0.56m in line with expectations

- Major reorganisation during the period. UK instrument manufacture transferred to Dallas

-        EXIM facility renewed until May 2004

-        Cash remains very tight

COMMENTING ON THE GROUP'S CURRENT TRADING JOHN DAVIS, CHAIRMAN, SAID:

"The fall in sales represents a combination of product issues experienced during the first quarter and severe cash flow difficulties making purchasing of components difficult and inefficient. Our products remain in demand and we are overcoming the challenges we face."

CHAIRMAN'S STATEMENT

The results for the six months ended 30 September 2003 show a loss attributable to shareholders of L1.12m (2002: loss L0.09m) on sales of L4.6m (2002: L6.05m). The operating loss before the exceptional item was L0.56m (2002: loss L0. 14m). The directors are not recommending the payment of a dividend.

Sales fell by 24.1% compared to the prior year. This reduction occurred as a result of a fall in the US of 21.9% in local currency and 14.2% in the UK. The strengthening of the pound against the dollar accounted for an additional loss of sales in the USA of 3.5%. The fall in sales represents a combination of product issues experienced during the first quarter and severe cash flow difficulties making purchasing of components difficult and inefficient.

During the period we took decisive action to improve the Group's trading position. The USA operation was reorganised and the number of employees reduced by approx 30%. The UK instrument production facility was closed and instrument production transferred to Dallas. The UK closure resulted in a one-off closure cost of L0.5m which is disclosed in the results as an exceptional item. Three of the Group directors and 2 other UK based staff have been working in the USA for a number of months leading to improvements throughout the US operation. The product issues highlighted earlier in the year have been addressed.

We have made good progress in addressing the cashliow issue but cash remains very tight. This will continue to affect second half trading. The EXIM facility has been renewed until 31 May 2004. In October 2003 we did a small share placing which when combined with new loans and facilities provided an additional L0.5m of working capital for the Group. Equity shareholders' funds increased by L1.25m during October 2003 when Medisys converted its preference shares into ordinary shares upon the cessation of the Alzheimer's research and development work.

Your Board has initiated a strategic review to determine the best way to develop the Group's products and technology and to maximise shareholder value. Our products remain in demand and we are overcoming the challenges we face.

JOHN DAVIS
Non-executive Chairman

23 December 2003

         PROFIT AND LOSS ACCOUNT FOR THE HALF YEAR TO 30 SEPTEMBER 2003

                                                           UNAUDITED       UNAUDITED          AUDITED
                                                           HALF YEAR       HALF YEAR         FULL YEAR
                                                             TO 30           TO 30             TO 31
                                                           SEPTEMBER       SEPTEMBER           MARCH
                                                             2003             2002             2003
                                                            L'000            L'000            L'000
Turnover -- continuing                                        4,596            6,052           12,453
Gross profit                                                 (3,162)          (3,801)          (8,497)
                                                             ------           ------          -------
Gross profit                                                  1,434            2,251            3,956
Net operating expenses
Trading expenses before goodwill amortisation, goodwill
 impairment and exceptional item                             (1,852)          (2,091)          (4,329)
  Goodwill amortisation                                        (142)            (298)            (598)
  Goodwill impairment                                            --               --           (5,631)
  Exceptional item                                             (500)              --
                                                             (2,494)          (2,389)         (10,558)
                                                             ------           ------          -------
Operating loss                                               (1,060)            (138)          (6,602)
Profit on sale of freehold land and buildings                    --              110              116
Net interest payable                                            (89)             (91)            (159)
                                                             ------           ------          -------
Loss on ordinary activities before taxation                  (1,149)            (119)          (6,645)
Taxation                                                         29               33              146
                                                             ------           ------          -------
Loss after taxation attributable to shareholders             (1,120)             (86)          (6,499)
Dividend                                                         --               --               --
                                                             ------           ------          -------
Retained loss                                                (1,120)             (86)          (6,499)
                                                             ======           ======          =======
Loss per share (Note 2)                                       (2.0p)           (0.2p)          (12.0p)

               CONSOLIDATED BALANCE SHEET AS AT 30 SEPTEMBER 2003

                                                              UNAUDITED     UNAUDITED       AUDITED
                                                               AS AT 30      AS AT 30      AS AT 31
                                                              SEPTEMBER     SEPTEMBER       MARCH
                                                                2003           2002          2003
                                                                L'000        L'000          L'000
FIXED ASSETS
Intangible assets                                               4,957         11,356          5,482
Tangible assets                                                 1,184          1,198          1,348
                                                              -------        -------        -------
CURRENT ASSETS
                                                                6,141         12,554          6,830
Stocks                                                          3,029          4,154          3,030
Debtors                                                         1,975          3,579          3,484
Cash at bank and in hand                                          682            209            546
                                                              -------        -------        -------
                                                                5,686          7,942          7,060
CREDITORS: amounts falling due within one year                 (4,410)        (4,450)        (4,828)
NET CURRENT ASSETS                                              1,276          3,492          2,232
                                                              -------        -------        -------
Total assets less current liabilities
                                                                7,417         16,046          9,062
CREDITORS: amounts falling due after more than one year          (394)          (804)          (480)
                                                              -------        -------        -------
Capital and reserves                                            7,023         15,242          8,582
                                                              =======        =======        =======
Called up equity share capital                                    556            556            556
Share premium                                                  23,524         23,524         23,524
Profit and loss account                                       (18,307)       (10,088)       (16,748)
                                                              -------        -------        -------
Equity shareholders' funds                                      5,773         13,992          7,332
Minority interest -- non-equity                                 1,250          1,250          1,250
                                                              -------        -------        -------
CAPITAL EMPLOYED                                                7,023         15,242          8,582
                                                              =======        =======        =======

     CONSOLIDATED CASHFLOW STATEMENT FOR THE HALF YEAR TO 30 SEPTEMBER 2003

                                                        UNAUDITED     UNAUDITED      AUDITED
                                                        HALF YEAR     HALF YEAR     FULL YEAR
                                                          TO 30         TO 30         TO 31
                                                        SEPTEMBER     SEPTEMBER       MARCH
                                                          2003           2002         2003
                                                         L'000          L'000         L'000
NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES
Operating loss                                          (1,060)         (138)         (6,602)
Depreciation and amortisation charges                      304           441           6,571
(Increase)/decrease in stocks                              (86)         (369)            404
Decrease/increase) in debtors                            1,319          (401)           (437)
(Decrease)/increase in creditors                           (31)         (534)           (780)
                                                        ------        ------          ------
                                                           446        (1,001)           (844)
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid                                              (89)          (91)           (159)

TAXATION
UK Corporation tax received                                136            --              90

NET CAPITAL RECEIPTS/(CAPITAL EXPENDITURE)                 (19)          403             101

ACQUISTION                                                  --          (325)             --

FINANCING                                                 (126)          807             436
                                                        ------        ------          ------
INCREASE/(DECREASE) IN CASH                                348          (207)           (376)
                                                        ------        ------          ------
RECONCILIATION TO NET DEBT
Increase/(decrease) in cash during period                  348          (207)           (376)
Decrease in debt and finance leases                        126            94              83
                                                        ------        ------          ------
Change in net funds from cash flow                         474          (113)           (293)
Non-cash movements                                          79            --              97
                                                        ------        ------          ------
Movement in net debt during period                         553          (113)           (196)
Net debt at start of period                             (2,128)       (1,932)         (1,932)
                                                        ------        ------          ------
Net debt at end of period                               (1,575)       (2,045)         (2,128)
                                                        ------        ------          ------

Notes

1.       The above results do not represent full accounts within the meaning of section 254 of the Companies Act 1985.

2. The loss per share for the half year to 30 September 2003 has been calculated as follows:

                                                            2003                                         2002
                                                          WEIGHTED       PER SHARE                      WEIGHTED        PENCE PER
                                                LOSS     AVERAGE NO.       AMOUNT         LOSSES       AVERAGE NO.        AMOUNT
                                                L'000     OF SHARES        PENCE          L'000         OF SHARES         PENCE
Basic EPS
Loss attributable to shareholders              (1,120)   55,568,764        (2.0p)           (86)       52,450,458         (0.2p)
Effective if dilutive securities options                         --           --
                                               ------    ----------        ----             ---        ----------         ----
Diluted EPS                                    (1,120)   55,568,764        (2.0p)           (86)       52,450,458         (0.2p)
                                               ======    ==========        ====             ===        ==========         ====

3. The figures for the year to 31 March 2003 are an extract from the full accounts for that year which have been filed with the Registrar of Companies and on which the auditors gave an unqualified opinion.

4. The interim financial information has been prepared on the basis of accounting policies adopted for the year ended 31 March 2003 as set out in the group statutory accounts.

5.       Reconciliation of movement in equity shareholders' funds:

                                                               UNAUDITED     UNAUDITED     AUDITED
                                                               HALF YEAR     HALF YEAR    FULL YEAR
                                                                 TO 30         TO 30        TO 31
                                                               SEPTEMBER     SEPTEMBER      MARCH
                                                                 2003          2002         2003
                                                                 L'000         L'000        L'000
Opening equity shareholders' fund                                  7,332       13,945       13,945
Loss for the year attributable to equity shareholders
  transferred from reserves                                       (1,120)         (86)      (6,499)
Foreign exchange translation differences                            (439)        (702)        (949)
New shares issued                                                     --          835          835
                                                                  ------       ------        -----
Closing equity shareholders' funds                                (5,773)      13,992        7,332
                                                                  ======       ======        =====

16

(II) DREW'S CONSOLIDATED ACCOUNTS FOR THE FINANCIAL YEAR ENDED 31 MARCH 2003

CONSOLIDATED PROFIT AND LOSS ACCOUNT
for the year ended 31 March 2003

                                                                             2003           2002
                                                                  Note       L'000          L'000
                                                                  ----    -----------    -----------
TURNOVER                                                            2        12,453         11,957
Cost of sales                                                                (8,497)        (8,002)
                                                                   --       -------         ------
GROSS PROFIT                                                                  3,956          3,955
Net operating expenses
  - Trading expenses before research and development
    costs and goodwill amortisation and impairment                           (3,155)        (4,086)
  - Goodwill amortisation                                                      (598)          (633)
  - Goodwill impairment                                                      (5,631)            --
  - Research and development                                                 (1,174)        (1,495)
                                                                   --       -------         ------
                                                                    3       (10,558)        (6,214)
                                                                   --       -------         ------
Operating loss                                                      3        (6,602)        (2,259)
Profit on disposal of tangible fixed asset                                      116             --
Interest receivable                                                 5             9             --
Interest payable                                                    5          (168)          (170)
                                                                   --       -------         ------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION                                  (6,645)        (2,429)
Taxation on loss on ordinary activities                             6           146             90
                                                                   --       -------         ------
LOSS FOR THE FINANCIAL YEAR ATTRIBUTABLE TO SHAREHOLDERS
AND AMOUNT TRANSFERRED FROM RESERVES                               15        (6,499)        (2,339)
                                                                   --       -------         ------
LOSS PER SHARE
  - Basic                                                          20        (12.0p)         (4.7p)
  - Diluted                                                        20        (12.0p)         (4.7p)
                                                                   --       -------         ------

All of the Group's operations are continuing.

There is no difference between the loss on ordinary activities and the retained loss for the year and their historical cost equivalents.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 March 2003

                                                              2003                       2002
                                                              L'000                     L'000
                                                           -----------                -----------
Loss for financial year                                      (6,499)                    (2,339)
Exchange adjustment offset in reserves                         (949)                       290
                                                             ------                     ------
Total recognised losses for the year                         (7,448)                    (2,049)
                                                             ======                     ======

                                                                              17
CONSOLIDATED BALANCE SHEET
as at 31 March 2003

                                                              2003                        2002
                                                    ------------------------    ------------------------
                                             Note       L'000       L'000          L'000       L'000
                                             ----   -----------  -----------    -----------  -----------
FIXED ASSETS
Intangible assets                             7                     5,482                      12,433
Tangible assets                               8                     1,348                       1,527
                                             --                     -----                      ------
                                                                    6,830                      13,960
CURRENT ASSETS
Stocks                                       10        3,030                       3,590
Debtors                                      11        3,484                       3,145
Cash at bank and in hand                                 546                         354
                                             --        -----        -----          -----
                                                       7,060                       7,089
CREDITORS: AMOUNTS FALLING DUE
WITHIN ONE YEAR                              12       (4,828)                     (5,055)
                                             --       ------        -----         ------
NET CURRENT ASSETS                                                  2,232                        2,034
                                                                    -----                      -------
TOTAL ASSETS LESS CURRENT LIABILITIES                               9,062                       15,994
CREDITORS: AMOUNTS FALLING DUE
AFTER MORE THAN ONE YEAR                     13                      (480)                       (799)
                                             --                     -----                      -------
NET ASSETS                                                          8,582                       15,195
                                             ==                     =====                      =======
CAPITAL AND RESERVES
Called up equity share capital               14                       556                          505
Share premium                                14                    23,524                       22,740
Profit and loss account                      15                   (16,748)                      (9,300)
                                             --                   -------                      -------
EQUITY SHAREHOLDERS' FUNDS                                          7,332                       13,945
Minority interest - non-equity                                      1,250                        1,250
                                                                    -----                      -------
CAPITAL EMPLOYED                                                    8,582                       15,195
                                                                    =====                      =======

18

COMPANY BALANCE SHEET
as at 31 March 2003

                                                              2003                        2002
                                                    -------------------------   ---------------------------
                                              Note     L'000         L'000         L'000           L'000
                                              ----  -----------   -----------   -----------     -----------
FIXED ASSETS
Tangible assets                                  8                          -                           346
Investments                                      9                      3,210                         3,210
                                              ----  -----------   -----------   -----------     -----------
                                                                        3,210                         3,556
CURRENT ASSETS
Debtors due within one year                     11           42                       6,816
Debtors due after more than one year            11        4,850                      11,903
                                              ----  -----------   -----------   -----------     -----------
                                                          4,892                      18,719
CREDITORS: AMOUNTS FALLING
DUE WITHIN ONE YEAR                             12            -                        (30)
                                              ----  -----------   -----------   -----------     -----------
NET CURRENT ASSETS                                                      4,892                        18,689
                                              ----  -----------   -----------   -----------     -----------
TOTAL ASSETS LESS CURRENT LIABILITIES                                   8,102                        22,245
                                              ====  ===========   ===========   ===========     ===========
CAPITAL AND RESERVES
Called up equity share capital                  14                        556                           505
Share premium                                   14                     23,524                        22,740
Profit and loss account                         15                    (15,978)                       (1,000)
                                              ----  -----------   -----------   -----------     -----------
EQUITY SHAREHOLDERS' FUNDS                                              8,102                        22,245
                                              ====  ===========   ===========   ===========     ===========

The financial statements on pages 16 to 33 were approved by the Board of Directors on 5 December 2003 and were signed on its behalf by:

DJ BLAIN     KR DREW
Director     Director

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 March 2003

                                                                2003                      2002
                                                      ------------------------  ------------------------
                                                         L'000        L'000        L'000        L'000
                                                      -----------  -----------  -----------  -----------
NET CASH OUTFLOW FROM OPERATING ACTIVITIES                                (844)                     (629)

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE

  Interest received                                             9                         -
  Interest paid                                              (168)                      170)
                                                      -----------               -----------
NET CASH OUTFLOW FROM RETURNS ON

INVESTMENT AND SERVICING OF FINANCE                                       (159)                     (170)

TAXATION

  UK corporation tax received                                               90                         -
CAPITAL EXPENDITURE
  Purchase of tangible fixed assets                          (319)                     (222)
  Receipts from sale of tangible fixed assets                 458                         -
  Purchase of intangible fixed assets                         (38)                      (36)
                                                      -----------               -----------
NET CASH INFLOW/(OUTFLOW) FOR CAPITAL EXPENDITURE                          101                      (258)

ACQUISITION
  Purchase of business                                          -                    (7,336)
  Net overdraft acquired with subsidiary                        -                    (1,170)
                                                      -----------  -----------  -----------  -----------
NET CASH OUTFLOW FOR ACQUISITION                                             -                    (8,506)
                                                      ===========  ===========  ===========  ===========
NET CASH OUTFLOW BEFORE FINANCING                                         (812)                   (9,563)

FINANCING

  Repayment of loans                                         (378)                     (463)
  Capital element of finance
  lease repayments                                            (21)                       (9)
  Shares issued                                               871                     9,844
  Costs of share issue                                        (36)                   (1,003)
                                                                           436                     8,369
                                                      -----------  -----------  -----------  -----------
DECREASE IN CASH                                                          (376)                   (1,194)
                                                      ===========  ===========  ===========  ===========

The notes to the Consolidated Cash Flow Statement are shown in note 21 to the accounts.

RECONCILIATION OF MOVEMENTS IN EQUITY SHAREHOLDERS' FUNDS for the year ended 31 March 2003

                                                                      2003          2002
                                                                      L'000        L'000
                                                                   -----------  -----------
Opening equity shareholders' funds                                      13,945        5,261
Loss for the year attributable to equity shareholders
transferred from reserves                                               (6,499)      (2,339)
Foreign exchange translation differences                                  (949)         290
New shares issued                                                          835       10,733
                                                                   -----------   ----------
Closing equity shareholders' funds                                       7,332       13,945
                                                                   ===========   ==========

20

NOTES TO THE ACCOUNTS

1. ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The financial statements have been prepared under the historical cost convention and in accordance with applicable accounting standards in the United Kingdom. A summary of the more important Group accounting policies is set out below.

(a) BASIS OF PREPARING THE FINANCIAL STATEMENTS - GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes that the Group will continue in operational existence for the foreseeable future.

The validity of this assumption depends on the Group being able to meet its cash flow projections and on the Group's bankers continuing their support by providing adequate facilities.

During the year the Group incurred a loss of L6,499,000. The Group meets its day to day working capital requirements through bank facilities which are repayable on demand and other medium term finance.

As noted in our preliminary statement on 29 July 2003 the Group's debtor backed facility of $2,000,000 held with Exim/Bank of America was due for renewal on 30 September 2003. This facility has now been renewed and expires in May 2004 and, based on discussions with Exim officials, the Directors believe it will be renewed for at least one year thereafter on a similar basis.

The going concern basis is dependent upon the continuing availability beyond May 2004 of this facility and upon the Group meeting its cash flow projections for at least the next twelve months. These cash flow projections indicate that the Group will be able to remain within its expected facilities. However the nature of the Group's business is such that there can be considerable variation in the timing of cash inflows and there is therefore uncertainty about whether the cash flow projections will be met.

If the Group was unable to continue in operational existence for the foreseeable future, adjustments would have to be made to reduce the Balance Sheet values of assets to their recoverable amounts, to provide for further liabilities that might arise and to reclassify fixed assets and long-term liabilities as current assets and liabilities.

Whilst the Directors are presently uncertain as to the overall outcome of the matters mentioned above, they believe that it is appropriate for the financial statements to be prepared on a going concern basis.

(b) BASIS OF CONSOLIDATION

The financial statements of the Group comprise the financial statements of the Company and its subsidiaries prepared to 31 March 2003.

(c) INTANGIBLE FIXED ASSETS

Intangible fixed assets are stated at cost. Amortisation of intangible fixed assets is provided at rates estimated to write off the cost of each asset over its expected useful life as follows:

Intellectual Property - over the period of the patent, licence, trade mark etc.

Goodwill is amortised so as to write off the cost to the Profit and Loss Account in equal annual instalments over a period of 20 years or less, as deemed appropriate by the Directors in relation to each individual acquisition. Any impairment in the value of intangible fixed assets is dealt with in the Profit and Loss Account in the period in which it arises.

(d) TANGIBLE FIXED ASSETS

Tangible fixed assets are stated at cost. Depreciation on tangible fixed assets is provided at rates estimated to write off the cost, less estimated residual value, of each asset over its expected useful life as follows:

    Freehold buildings     - 50 years
    Leasehold improvements - over the period of the lease
    Plant and machinery    - 10% to 33.3% reducing balance
    Motor vehicles         - 25% straight line basis
    Office equipment       - 15% reducing balance

(e) INVESTMENTS

Investments are stated at cost less any amounts written off in respect of impairment. Investments in subsidiaries are stated at cost less any amounts written off in respect of impairments in the Company's Balance Sheet.

(f) STOCKS

The basis of valuation is as follows:

i) Raw materials and bought in components at the lower of cost and net realisable value on a first in, first out basis.

ii) Work in progress and finished stocks at the lower of cost, which includes an appropriate element of production overhead costs, and net realisable value.

Cost includes all expenditure incurred in bringing each product to its present condition and location. Net realisable value is based on estimated selling prices less further costs expected to be incurred in bringing the stocks to completion and sale.

(g) TURNOVER

Turnover represents the value of goods despatched or services rendered to customers excluding value added tax.

(h) DEFERRED TAXATION

Deferred taxation is recognised in respect of all timing differences that have originated but not reversed at the Balance Sheet date, with the following exceptions:

- deferred taxation assets are only recognised if it is considered more likely than not that there will be suitable profits from which the future reversal of the underlying timing differences can be deducted;

- provision is made for gains on disposal of fixed assets that have been rolled over into replacement assets only where, at the Balance Sheet date, there is a commitment to dispose of the replacement assets; and

- provision is made for the tax that would arise on remittance of the retained earnings of overseas subsidiaries only to the extent that, at the Balance Sheet date, dividends had been accrued or receivable.

Deferred taxation is measured on a non-discounted basis at the tax rates that are expected to apply in the period in which timing differences reverse, based on tax rates and laws enacted at the Balance Sheet date.

(i) FOREIGN CURRENCIES

Foreign currency assets and liabilities are translated into Sterling at rates of exchange ruling at the year end. Trading results are translated at the average rate prevailing during the relevant period. Differences arising on the retranslation of net investments in subsidiary undertakings are taken directly to reserves. All other exchange differences are dealt with in the Profit and Loss Account.

(j) RESEARCH AND DEVELOPMENT

R & D expenditure is written off in the year in which it is incurred.

(k) LEASING AND HIRE PURCHASE COMMITMENTS

Assets held under finance leases and hire purchase contracts are capitalised in the Balance Sheet and are depreciated over their useful lives. The interest element of the rental obligations is charged to the Profit and Loss Account over the period of the lease. All other leases are classified as operating leases and the annual rentals are charged to the Profit and Loss Account as they fall due.

(l) PENSION SCHEME ARRANGEMENTS

The Company's contributions to its defined contribution pension schemes are charged to the Profit and Loss Account as they become payable.

(m) GOVERNMENT GRANTS

Revenue related government grants in respect of research projects are credited to the Profit and Loss Account when they become receivable.

22

NOTES TO THE ACCOUNTS

1.ACCOUNTING POLICIES(CONTINUED)

(n) FINANCIAL INSTRUMENTS AND DERIVATIVES

The Group's accounting policy for derivatives is to defer and only recognise in the Group Profit and Loss Account gains and losses on hedges of revenues, operating payments and capital expenditure to match the underlying transactions.

Forward foreign exchange contracts entered into as hedges of future purchases and sales denominated in foreign currencies are recorded at cost. Gains and losses are deferred and matched to the underlying transaction when it matures.

2.SEGMENT INFORMATION

The Directors consider there to be only one class of business and therefore only geographical segment information is given below:

(a) THE GEOGRAPHICAL ANALYSIS OF TURNOVER DERIVED FROM EXTERNAL CUSTOMERS BY DESTINATION IS AS FOLLOWS:


                                                         2003          2002
                                                         L'000        L'000
                                                         TOTAL        Total
                                                      -----------  -----------
United Kingdom                                                230          540
Mainland Europe                                             1,433        1,569
United States of America                                    8,701        8,364

Rest of World                                               2,089        1,484
                                                      -----------   ----------
                                                           12,453       11,957
                                                      ===========   ==========

(b) TURNOVER, OPERATING LOSS AND NET ASSETS ORIGINATED AS FOLLOWS:

                                      Origination
                    -----------------------------------------------
                             UK                        USA
                    --------------------      ---------------------
                     2003          2002        2003           2002
                    L'000         L'000        L'000         L'000
                    -----        -------      -------       -------
Turnover            4,415         3,354        8,038         8,603
Operating Loss       (536)       (1,051)      (6,066)       (1,208)
Net Assets          3,920         3,882        4,662        11,313
                    =====         =====        =====        ======

3. OPERATING LOSS

(a) OPERATING LOSS IS STATED AFTER CHARGING/(CREDITING):


                                                                         2003         2002
                                                                        L'000        L'000
                                                                        -----        -----
Staff costs (note 4)                                                    4,352       4,412
Research and development
(including staff costs)                                                 1,024       1,495
Foreign exchange losses                                                    58          53
Depreciation of tangible fixed assets
   - owned                                                                269         286
   - leased                                                                12          15
Amortisation of intangible assets                                         659         687
Impairment of intangible assets                                         5,631           -
Operating lease rentals
   - plant and machinery                                                   34          43
   - other                                                                170         145
Auditors' remuneration                                                     99          79
                                                                        =====       =====

Auditors' remuneration shown above includes L3,000 (2002:L3,000) in respect of the Company. Non-audit services supplied by the Company's auditors in the year amounted to L12,000 (2002:L25,000).

(b) ANALYSIS OF EXPENSES

                                                                       2003              2002
                                                                      L'000             L'000
                                                                   -----------       -----------
Net operating expenses:
Sales and distribution                                                 2,052            2,129
Administrative expenses (including goodwill amortisation
and impairment and research and development)                           8,506            4,085
                                                                      ------            -----
                                                                      10,558            6,214
                                                                      ======            =====

4.   EMPLOYEES AND DIRECTORS

(a) EMPLOYEES

The average number of persons employed by the Group (including Executive Directors) was:

                                                                       2003              2002
                                                                       ----              ----
Sales and marketing                                                     36                20
Administration                                                          20                16
Manufacturing                                                           94               104
Product development                                                     15                17
                                                                       ---               ---
                                                                       165               157
                                                                       ===               ===

Their total remuneration was:

                                                                      L'000             L'000
                                                                   -----------       -----------
Wages and salaries                                                    3,713             3,924
Social security costs                                                   319               274
Other pension costs                                                     320               214
                                                                      -----             -----
                                                                      4,352             4,412
                                                                      =====             =====

(b) DIRECTORS

Directors' remuneration for the year was:

                                                                       2003              2002
                                                                      L'000             L'000
                                                                   -----------       -----------
Aggregate emoluments                                                   527               466
Pension contributions for Directors' money purchase schemes             15                14
                                                                       ---               ---
                                                                       542               480
                                                                       ===               ===

Highest paid Director
  - Aggregate emoluments                                               147               120
  - Pension contributions                                                6                --
                                                                       ===               ===

Further details of Directors' emoluments and share options are set out in the Report of the Remuneration Committee on pages 7 and 8. Three Directors (2002: three) had benefits accruing under defined contribution schemes.

24

NOTES TO THE ACCOUNTS

5.   INTEREST

                                                                                                        2003              2002
                                                                                                       L'000             L'000
                                                                                                    -----------       -----------
Interest receivable
  Interest receivable on cash balances and deposits                                                       9                --
                                                                                                        ===               ===

Interest payable
  Interest payable on bank loans and overdrafts                                                         168               170
                                                                                                        ===               ===

6.   TAXATION

There was no liability to United Kingdom Corporate Tax in respect of the year ended 31 March 2003 (2002: LNil). A tax credit of L84,000 (2002:L90,000) arose on R & D expenditure in the year.

The tax credit provided in respect of prior years was understated and is therefore increased by L62,000.

The taxation credit for the year is lower than the standard rate of corporation tax in the UK (30%). The differences are explained below.

FACTORS AFFECTING TAX CHARGE FOR THE YEAR

                                                                                                        2003              2002
                                                                                                       L'000             L'000
                                                                                                    -----------       -----------
Loss on ordinary activities before tax at 30%                                                          1,994              729
Expenses not deductible for tax purposes                                                              (1,899)            (272)
Capital allowances in excess of accounting depreciation                                                   19                3
Current year losses not utilised in the year                                                             (83)            (103)
Overseas adjustments                                                                                      53             (226)
Other permanent differences                                                                               --              (41)
Increase in prior year tax credit                                                                         62               --
                                                                                                    --------          -------
Current year corporation tax credit                                                                      146               90
                                                                                                    ========          =======

FACTORS THAT MAY AFFECT FUTURE TAX CHARGES

The Group has losses available for corporation tax relief which may reduce the Group's effective tax rate in future periods. At 31 March 2003 the Group has unprovided deferred tax assets relating to these losses of L310,000
(2002: L266,406).

7. INTANGIBLE FIXED ASSETS

Intangible fixed assets relate to costs of intellectual property (patents, licences, trade marks and similar rights and assets) and goodwill.

                                                                          Intellectual     Total
                                                             Goodwill       property       Group
                                                              L'000           L'000        L'000
                                                           -----------    ------------   ---------
COST
At 1 April 2002                                               12,718         1,979         14,697
Additions                                                         --            38             38
Adjustment with respect to finalisation of book values
and fair values of assets and liabilities acquired               129            --            129
Exchange movement                                               (808)          (26)          (834)
                                                              ------         -----         ------
AT 31 MARCH 2003                                              12,039         1,991         14,030
                                                              ======         =====         ======
AMORTISATION
At 1 April 2002                                                  685         1,579          2,264
Exchange movement                                                 --            (6)            (6)
Charge for year                                                6,229            61          6,290
                                                              ------         -----         ------
AT 31 MARCH 2003                                               6,914         1,634          8,548
                                                              ======         =====         ======
NET BOOK AMOUNT
AT 31 MARCH 2003                                               5,125           357          5,482
                                                              ======         =====         ======
At 31 March 2002                                              12,033           400         12,433
                                                              ======         =====         ======

The goodwill arising on the acquisitions of MWI Danam and the business and certain assets and liabilities of CDC Technologies Inc. is being amortised on a straight line basis over 20 years being the Directors' estimate of the period over which the values of the underlying businesses acquired are expected to exceed the value of the underlying assets. The Directors have reviewed the carrying value of goodwill at 31 March 2003. This review determined that an impairment of L5.6m has arisen and this has been charged to the Profit and Loss Account.

The goodwill arising on the acquisition of the business and certain assets and liabilities of MWI has been revised following the finalisation of provisional fair values as follows:

                                                          Provisional                     Final book
                                                            book and                       and fair
                                                         fair value to                   value to the
                                                           the Group       Adjustments      Group
                                                             L'000            L'000         L'000
                                                         -------------     -----------   ------------
Fixed assets                                                    567              --           567
Stock                                                         1,761            (129)        1,632
Debtors                                                         741              --           741
Cash                                                             78              --            78
Creditors due within one year                                (2,699)             --        (2,699)
Creditors due after more than one year                         (542)             --          (542)
                                                             ------            ----        ------
Net liabilities                                                 (94)           (129)         (223)
Consideration                                                 8,715              --         8,715
                                                             ------            ----        ------
Goodwill arising                                              8,809             129         8,938
                                                             ======            ====        ======

The adjustments to fair values results from the finalisation of management's review into the net realisable value of stock acquired.

26

NOTES TO THE ACCOUNTS

8. TANGIBLE FIXED ASSETS
(a) GROUP

                                                   Short
                                   Freehold      leasehold
                                   land and       land and       Plant and        Office           Motor
                                  buildings      buildings       equipment      equipment        vehicles         Total
                                    L'000          L'000           L'000          L'000           L'000           L'000
--------------------------------------------------------------------------------------------------------------------------
COST
At 1 April 2002                      427            136            1,468           646              40            2,717
Exchange movement                     --            (11)             (79)          (66)             (3)            (159)
Acquisition (note 9]                  --             --              189            --              --              189
Disposals                           (427)            --               --            --              --             (427)
Additions                             --              7              296            16              --              319
--------------------------------------------------------------------------------------------------------------------------
AT 31 MARCH 2003                      --            132            1,874           596              37            2,639
--------------------------------------------------------------------------------------------------------------------------
DEPRECIATION
At 1 April 2002                       81             63              751           279              16            1,190
Exchange movement                     --             (4)             (53)          (37)             (1)             (95)
Disposals                            (85)            --               --            --              --              (85)
Charge for the year                    4             13              177            80               7              281
--------------------------------------------------------------------------------------------------------------------------
AT 31 MARCH 2003                      --             72              875           322              22            1,291
--------------------------------------------------------------------------------------------------------------------------
NET BOOK AMOUNT
AT 31 MARCH 2003                      --             60              999           274              15            1,348
--------------------------------------------------------------------------------------------------------------------------
At 31 March 2002                     346             73              717           367              24            1,527
--------------------------------------------------------------------------------------------------------------------------

Assets held under finance leases, capitalised and included in plant and equipment:

                                                        2003           2002
                                                        L'000          L'000
-------------------------------------------------------------------------------
Cost                                                     77              77
Aggregate depreciation                                  (35)            (23)
-------------------------------------------------------------------------------
Net book amount                                          42              54
-------------------------------------------------------------------------------

(b) COMPANY

                                                       Freehold land           Office
                                                       and buildings          equipment              Total
                                                           L'000                L'000                L'000
----------------------------------------------------------------------------------------------------------
COST
At 1 April 2002                                              427                   16                  443
Disposals                                                   (427)                   -                 (427)
----------------------------------------------------------------------------------------------------------
AT 31 MARCH 2003                                               -                   16                   16
----------------------------------------------------------------------------------------------------------
DEPRECIATION
At 1 April 2002                                               81                   16                   97
Charge for the year                                            4                    -                    4
Disposals                                                    (85)                   -                  (85)
----------------------------------------------------------------------------------------------------------
AT 31 MARCH 2003                                               -                   16                   16
----------------------------------------------------------------------------------------------------------
NET BOOK AMOUNT
AT 31 MARCH 2003                                               -                    -                    -
----------------------------------------------------------------------------------------------------------
At 31 March 2002                                             346                    -                  346
----------------------------------------------------------------------------------------------------------

9. INVESTMENTS

                                                      Company
                                             ---------------------------
                                                2003            2002
                                               L'000           L'000
------------------------------------------------------------------------
Cost of shares in Group undertakings            3,210           3,210
------------------------------------------------------------------------

The principal subsidiary undertakings, all of which are included in the consolidated results for the year, at 31 March 2003 were as follows:

                                                                                                       Proportion
                                                                                      Country of      of ordinary
                                                                                     registration        share
Company and nature of business                                                       and operation    capital held
-------------------------------------------------------------------------------------------------------------------
DREW SCIENTIFIC LIMITED
Design and manufacture of analytical instrumentation                                    England           100%
COUNTING TECHNOLOGY LIMITED
Development, production and marketing of medical electronic instruments                 England           100%
DREW SCIENTIFIC DISTRIBUTION LIMITED
Sales and marketing of analytical instrumentation                                       England           100%
DREW SCIENTIFIC INC.
Sales, marketing and support for analytical instrumentation (now dormant)                   USA           100%
DREW SCIENTIFIC INVESTMENT LIMITED
Holding Company of Drew Scientific Development Limited                                  England           100%
DREW SCIENTIFIC DEVELOPMENT LIMITED
Development of a test for Alzheimer's disease                                           England           100%
CDC ACQUISITION CORP
Development, production and marketing of medical electronic instruments                     USA           100%
DANAM ACQUISITION CORP
Dormant Company (subsidiary of CDC Acquisition Corp)                                        USA           100%
DREW SCIENTIFIC INC (FORMERLY MWI INC)
Development, production and marketing of medical
electronic instruments (subsidiary of CDC Acquisition Corp)                                 USA           100%

In addition to the above, the Group's staff benefit from the Drew Scientific Limited Employee Trust. At 31 March 2003 the Employee Trust held 187,000 (2002:
881,300) 1p ordinary shares of the Group.

ACQUISITION

On 1 September 2002 the Company completed the acquisition of the Prochem V product line for Synbiotics Inc of L316,000 payable over five years in 60 equal instalments. This has been accounted for as an acquisition. The total goodwill arising on the acquisition is L nil. The fair value of assets acquired is based upon provisional assessments pending final determination of certain assets. The book values of assets acquired, which approximate to the provisional fair values, were:

                                                          L'000
---------------------------------------------------------------
Fixed assets                                               189
Current assets
    - Stocks                                               165
--------------------------------------------------------------
Total assets                                               354
--------------------------------------------------------------
Satisfied by:
    - five year loan                                       316
    - Professional fees                                     38
--------------------------------------------------------------
                                                           354
--------------------------------------------------------------

From the date of acquisition the Prochem V product line has contributed turnover of L223,000, losses of L52,000 and utilised operating cash flows of L52,000. Audited financial information for the product's financial performance prior to acquisition is not available. These results are not considered material to the Group and therefore have not been disclosed separately on the face of the Profit and Loss Account.

28

NOTES TO THE ACCOUNTS

10. STOCKS

                                                   Group
                                            -------------------
                                            2003          2002
                                            L'000         L'000
---------------------------------------------------------------
Raw materials and components                2,449         2,563
Work in progress                              377           523
Finished goods                                204           504
---------------------------------------------------------------
                                            3,030         3,590
---------------------------------------------------------------

In the opinion of the Directors the replacement cost of stock is not materially different from the carrying value above.

11. DEBTORS

                                                                         Group                           Company
                                                                  ----------------------           ---------------------
                                                                  2003             2002            2003          2002
                                                                  L'000            L'000           L'000         L'000
------------------------------------------------------------------------------------------------------------------------
Trade debtors                                                     2,634            2,275              --             --
Amounts owed by Group undertakings                                   --               --           4,850        1 8,675
Other debtors                                                       184              210              30             10
Prepayments                                                         434              484              12             34
Corporation tax                                                     232              176              --             --
------------------------------------------------------------------------------------------------------------------------
                                                                  3,484            3,145           4,892         18,719
------------------------------------------------------------------------------------------------------------------------

Included within amounts due from Group undertakings is L12,834,000 (2002:
L11,903,000) due after more than one year. The amounts due are unsecured and interest free. A provision of L15m has been made against the recoverability of amounts owed by Group undertakings in the Company's financial statements.

12. CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                              Group                           Company
                                                      ----------------------            --------------------
                                                      2003             2002             2003           2002
                                                      L'000            L'000            L'000          L'000
------------------------------------------------------------------------------------------------------------
Bank loans and overdrafts                             2,182            1,488              --             --
Finance lease creditors                                  12               12              --             --
Trade creditors                                       1,893            2,519              --             --
Other taxes and social security costs                   111               94              --             --
Accruals                                                630              942              --             30
------------------------------------------------------------------------------------------------------------
                                                      4,828            5,055              --             30
------------------------------------------------------------------------------------------------------------

The bank loans and overdraft at 31 March 2003 are secured by a fixed and floating charge over the Group's assets. The L360,000 overdraft facility of Drew Scientific Limited is personally guaranteed by certain of the Group's Directors and one former Director.

13. CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                              Group
                                                                       --------------------
                                                                       2003            2002
                                                                       L'000          L'000
-------------------------------------------------------------------------------------------
Bank loans                                                               --            194
Hire purchase creditors                                                   5             26
Other loans                                                             475            579
------------------------------------------------------------------------------------------
                                                                        480            799
------------------------------------------------------------------------------------------

Other loans are as follows:

                                                                    L'000          L'000
----------------------------------------------------------------------------------------
Former Director of Counting Technology Limited                        25              25
Medisys PLC                                                          147             375
Texas Mezzanine Fund Inc                                              67             179
Synbiotics Inc                                                       221              --
Other loans                                                           15              --
----------------------------------------------------------------------------------------
                                                                     475             579
----------------------------------------------------------------------------------------

The loan from a former Director of Counting Technology Limited is re-payable at a rate of 0.75% of sales of the products of Counting Technology Limited. The loan is unsecured and interest free.

The loan from Medisys PLC is re-payable in eight equal instalments commencing on 30 June 2003 and ending on 30 March 2005. The loan is unsecured and interest free.

The loan from the Texas Mezzanine Fund Inc. is re-payable in equal monthly instalments expiring in February 2005 and bears interest at 10% per annum. The loan is secured on certain of the assets of MWI Inc.

The loan from Synbiotics Inc represents the purchase price of the acquisition of the Prochem V product line from Synbiotics and is repayable in 60 equal monthly instalments at a fixed interest rate of 5%.

Hire purchase creditors are as follows:

                                                                           Group
                                                                    ---------------------
                                                                    2003            2002
                                                                    L'000           L'000
-----------------------------------------------------------------------------------------
Net obligations under hire purchase contracts                        17              38
Less current instalments due within one year                        (12)            (12)
---------------------------------------------------------------------------------------
                                                                      5              26
---------------------------------------------------------------------------------------

Re-payable as follows:

                                                              Group
                                                       -------------------
                                                       2003          2002
                                                       L'000         L'000
--------------------------------------------------------------------------
Between one and two years                                5             10
Between two and five years                              --             16
-------------------------------------------------------------------------
                                                         5             26
-------------------------------------------------------------------------

Borrowings can be analysed as follows:

                                                        Group                           Company
                                               ----------------------            ---------------------
                                                2003             2002             2003           2002
                                               L'000            L'000            L'000           L'000
------------------------------------------------------------------------------------------------------
Due within five years:
Within one year
    - bank loans and overdrafts                1,863            1,488              --              --
    - other                                      331               12              --              --
From one to two years
    - bank loans                                  --              100              --              --
    - other                                      282              197              --              --
From two to five years
    - bank loans                                  --               94              --              --
    - other                                      198              408              --              --
-----------------------------------------------------------------------------------------------------
                                               2,674            2,299              --              --
-----------------------------------------------------------------------------------------------------

30

NOTES TO THE ACCOUNTS

14. CALLED UP EQUITY SHARE CAPITAL AND SHARE PREMIUM ACCOUNT
(a) ORDINARY SHARE CAPITAL

                                                                                 Group &
                                                                             Company allotted
                                                                              and fully paid
                                                                           --------------------
                                                                           2003           2002
                                                                           L'000          L'000
-------------------------------------------------------------------------------------------------
55,568,764 (2002: 50,518,764) ordinary shares of 1p each                    556            505
-------------------------------------------------------------------------------------------------

The authorised share capital of the Company at 31 March 2003 is L640,000 (2002:
L640,000) comprising 64,000,000 (2002: 64,000,000) ordinary shares of 1p each.

During July 2002 5,050,000 new ordinary shares of 1p each with an aggregate nominal value of L50,500 were issued for a net cash consideration of L835,000. The excess of the consideration over the nominal value of L784,500 has been transferred to the share premium account.

50,000 options at 112.5p lapsed during May 2002 as a result of not being exercised within six months of cessation of employment with the Group of the option holder.

During March 2003 2,600,000 share options, which had been granted during October 2002, lapsed as a result of failure to meet performance criteria. 125,000 options at 94p lapsed on 31 March 2003 as a result of not being exercised within the exercise period.

The following unapproved share options were in issue at 31 March 2003:

                                                                                Number
                            Option price                  Period              of ordinary
Date option granted          per share                  exercisable             shares
-----------------------------------------------------------------------------------------
19/08/96                        38.0p               20/08/99 - 19/08/03         149,500
08/06/98                       112.5p               08/06/01 - 07/06/05         500,000
29/06/00                       147.5p               29/06/03 - 28/06/07         100,000
03/04/01                        83.5p               03/04/04 - 02/04/08         180,000

During August 2003, 149,500 share options lapsed as they were not exercised within the exercise period.

(b) SHARE PREMIUM

                                                      Group &
                                                      Company
                                                       L'000
-------------------------------------------------------------
At 1 April 2002                                        22,740
On new issues during the year less costs                  784
-------------------------------------------------------------
AT 31 MARCH 2003                                       23,524
-------------------------------------------------------------

15. PROFIT AND LOSS ACCOUNT

                                                                  Group        Company
Retained losses                                                   L'000         L'000
--------------------------------------------------------------------------------------
Accumulated losses at 1 April 2002                                9,300          1,000
Loss for the year                                                 6,499         14,978
Foreign exchange translation differences                            949             --
--------------------------------------------------------------------------------------
ADVERSE BALANCE AT 31 MARCH 2003                                 16,748         15,978
-----------------------------------------------------------------------------------------

16. PARENT COMPANY PROFIT AND LOSS ACCOUNT

Drew Scientific Group PLC has not presented its own Profit and Loss Account, as permitted by section 230 (1) of the Companies Act 1985. The amount of the consolidated loss for the financial year dealt with in the accounts of the parent Company, which have been approved by the Board, is L14,978,000 (2002:
L273,000).

17. OPERATING LEASE OBLIGATIONS

The annual commitment under non-cancellable operating leases comprise:

                                                                 Group
                                           -------------------------------------------------
                                             Land and buildings                 Other
                                           --------------------           ------------------
                                           2003           2002            2003         2002
                                           L'000          L'000           L'000        L'000
--------------------------------------------------------------------------------------------
Expiring
    - Within one year                       16              --               35          48
    - Between one and two years             84              --                3          31
    - Between two and five years            74             190               16          --
-------------------------------------------------------------------------------------------
                                           174             190               54          79
-------------------------------------------------------------------------------------------

18. CAPITAL COMMITMENTS AND CONTINGENT LIABILITIES

The Group had no capital commitments at 31 March 2003 (2002: Nil). The Group is the subject of two legal actions in the United States of America. A lawsuit has been brought against the Group by a distributor of CDC Technologies Inc. from which the Group acquired certain assets and liabilities relating to veterinary haematology. The Group does not believe itself to be liable in this case. A second lawsuit has been brought against the Group by certain former shareholders of CDC Technologies Inc. and the Group is strongly defending itself and does not believe itself to be liable in this case. No provision has been made in the results for the year ended 31 March 2003 as the Directors believe that any loss arising from these disputes will not be material. Other than these disputes the Group had no material contingent liabilities at 31 March 2003 (2002: Nil).

19. PENSION COMMITMENTS

The Group operates a defined contribution pension scheme. The pension charge for the year is L320,000 (2002: L214,000).

20. LOSS PER SHARE

                                                             2003                                            2002
                                           ----------------------------------------    -----------------------------------------
                                                           WEIGHTED                                      Weighted
                                                           AVERAGE        PER SHARE                       average      Per share
                                           LOSSES          NO. OF          AMOUNT        Losses          no. of         amount
                                            L'000          SHARES         - PENCE         L'000           shares       - pence
--------------------------------------------------------------------------------------------------------------------------------
Basic EPS
    Loss attributable to shareholders      (6,499)        53,977,668       (12.0p)       (2,339)        48,960,344       (4.7)
Effect of dilutive securities
    Options                                                       --                                            --
--------------------------------------------------------------------------------------------------------------------------------
Diluted EPS                                (6,499)        53,977,668       (12.0p)       (2,339)        48,960,344       (4.7)
--------------------------------------------------------------------------------------------------------------------------------

21. Consolidated Cash Flow Statement

(a) Reconciliation of Operating Loss to Net Cash Outflow from Operating
Activities

                                                            2003            2002
                                                           L'000           L'000
---------------------------------------------------------------------------------
Operating loss                                            (6,602)         (2,259)
Depreciation and amortisation charges                      6,571             987
Decrease in stocks                                           404             649
Increase in debtors                                         (437)           (283)
(Decrease)/increase in creditors                            (780)            277
--------------------------------------------------------------------------------
Net cash outflow from operating activities                  (844)           (629)
--------------------------------------------------------------------------------

32

NOTES TO THE ACCOUNTS

21. CONSOLIDATED CASH FLOW STATEMENT (CONTINUED)
(b) RECONCILIATION TO NET DEBT

                                                        2003            2002
                                                        L'000           L'000
------------------------------------------------------------------------------
Decrease in cash during period                           (376)         (1,194)
Decrease/(increase) in debt and finance leases             83             (70)
-----------------------------------------------------------------------------
Change in net debt from cash flow                        (293)         (1,264)
Non-cash movements                                         97              12
-----------------------------------------------------------------------------
Increase in net debt                                     (196)         (1,252)
Net debt at 1 April                                    (1,932)           (680)
-----------------------------------------------------------------------------
Net debt at 31 March                                   (2,128)         (1,932)
=============================================================================

(c) ANALYSIS OF NET DEBT

                                               31 March                                          Non cash      31 March
                                                 2002           Acquisition      Cash flow       movements       2003
                                                L'000              L'000           L'000           L'000         L'000
-----------------------------------------------------------------------------------------------------------------------
Cash in hand, at bank                              354               --             196              (4)           546
Bank overdraft                                  (1,387)              --            (572)             96         (1,863)
----------------------------------------------------------------------------------------------------------------------
                                                (1,033)              --            (376)             92         (1,317)
Debt due after one year                           (799)            (253)            301             271           (480)
Debt due within one year                          (100)             (63)             98            (266)          (331)
----------------------------------------------------------------------------------------------------------------------
Total                                           (1,932)            (316)             23              97         (2,128)
----------------------------------------------------------------------------------------------------------------------

22. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Set out below are the narrative and numerical disclosures required by Financial Reporting Standard 13 ("Derivatives and other financial instruments"). The Group has taken advantage of the exemption available under Financial Reporting Standard 13 not to provide numerical disclosures in relation to short-term debtors and creditors.

The Group's financial instruments other than derivatives, comprise borrowings, some cash and liquid resources, and various items such as trade debtors and trade creditors, that arise directly from its operations. The main purpose of these financial instruments is to manage the finance for the Group's operations. The Group also enters into derivative transactions (principally foreign exchange contracts). The purpose of these transactions is to manage the currency risks arising from the Group's operations. It is, and has been for the period under review, the Group's policy that no trading in financial instruments shall be undertaken.

The main risks arising from the Group's financial instruments are interest rate risk, liquidity risk and foreign currency risk.

The Board reviews and agrees policies for managing each of these risks and they are summarised below. These policies have remained unchanged throughout the year.

i) The Group finances its operations through net cash and available bank facilities.

ii) The Group has transactional currency exposures which arise from sales or purchases in currencies other than the Group's functional currency. The main exposure relates to sales to the USA from the UK. After taking into account foreign exchange contracts and matching of payments and receipts, these other exposures are not considered material to the Group. The Group has structural currency risk relating to subsidiary companies whose assets and liabilities are denominated in USA Dollars. No action has been taken to reduce this exposure.

iii) Gains and losses arising on net investments overseas are recognised in the Statement of Total Recognised Gains and Losses.

The interest rate and currency profile of the Group's financial assets/(liabilities) at 31 March 2003 was:

                                                        FLOATING                    FIXED                   INTEREST
                                TOTAL                     RATE                      RATE                      FREE
                                2003         2002         2003         2002         2003         2002         2003         2002
     Currency                   L'000        L'000        L'000        L'000        L'000        L'000        L'000        L'000
--------------------------------------------------------------------------------------------------------------------------------
Sterling    - assets              542          157          542         157           --           --           --           --
            - liabilities      (1,085)      (1,158)        (708)       (720)         (17)         (38)        (360)        (400)
USA Dollars - assets                4          197            4         197           --           --           --           --
            - liabilities      (1,589)      (1,141)      (1,156)       (962)        (418)        (179)          --           --

Floating rate Sterling denominated financial liabilities bear interest based on the United Kingdom bank base rate. Floating rate USA Dollar denominated financial liabilities bear interest based on the USA bank base rate. Fixed rate Sterling financial liabilities related to finance leases with a weighted average interest rate of 6.5% for five years. Fixed rate USA Dollar denominated financial liabilities relate to a loan with a fixed rate of interest of 10% and another at a fixed rate of 5%.

The maturity profile of the Group's financial liabilities at 31 March 2003 was as follows:

                                                   Financial liabilities
                                                   ---------------------
                                                     2003         2002
                                                    L'000        L'000
------------------------------------------------------------------------
In one year or less                                 2,194        1,500
Between one and two years                             282          297
Between two and five years                            198          502
----------------------------------------------------------------------
                                                    2,674        2,299
-------------------------------------------------------------------------

Set out below is a comparison by category of book values and fair values of the Group's financial assets and liabilities:

                                                           2003                      2002
                                                 ------------------------  -----------------------
                                                  BOOK VALUE   FAIR VALUE   Book value  Fair value
                                                    L'000        L'000        L'000        L'000
--------------------------------------------------------------------------------------------------
Cash at bank and in hand                              546          546         354            354
Bank loans                                          1,865        1,865       1,682          1,682
Other loans                                           809          809         617            617

The Group also has USA Dollar denominated monetary assets held in the UK company of L12,834,000 (2002: L11,903,000). The Group does not have any additional material non functional currency exposures.

At 31 March 2003 the Group had banking facilities totalling L1,625,000 (2002:
L1,414,000) of which L1,317,000 (2002: L1,033,000) were utilised.

23. POST BALANCE SHEET EVENTS

On 29 July 2003 the Group announced the transfer of instrument manufacture from its UK factory to its Dallas factory and the resultant closure of the instrument manufacturing site on 31 August 2003 at an estimated cost of L500,000.

During October 2003 the Company issued 2,778,400 of ordinary shares for net cash consideration of L146,000 for working capital purposes. Additional loan facilities totalling L354,000 were secured during October and November 2003. The Bank of America/Exim facility has been renewed until May 2004. During October 2003 the convertible preference shares held by Medisys were converted into 1p ordinary shares thereby removing the minority interest from the Balance Sheet from that date. Equity shareholders' funds increased by L1,250,000 as a result of this conversion.

(III) DREW'S CONSOLIDATED PROFIT AND LOSS ACCOUNT FOR THE YEARS ENDED 31 MARCH 2002 AND 2001

  CONSOLIDATED PROFIT AND LOSS ACCOUNT
  for the year ended 31 March 2002

                                                                   2002            2001
                                                         Note      L'000           L'000
------------------------------------------------------------------------------------------
Turnover
   - Continuing operation                                            5,204         5,538
   - Acquisition                                                     6,753            --
----------------------------------------------------------------------------------------
Total turnover                                            2         11,957         5,538
Cost of sales                                                       (8,002)       (3,664)
----------------------------------------------------------------------------------------
Gross profit                                                         3,955         1,874
Net operating expenses
   - Trading expenses before research and
     development costs and goodwill amortisation                    (4,086)       (1,822)
   - Goodwill amortisation                                            (633)          (52)
   - Research and development                                       (1,495)         (835)
   - Exceptional research and development                 5             --        (1,250)
                                                                    (6,214)       (3,959)

Operating loss
   - Continuing operation                                           (1,673)       (2,085)
   - Acquisition                                                      (586)           --
                                                          3         (2,259)       (2,085)
Interest receivable                                       7             --            29
Interest payable                                          7           (170)          (47)
----------------------------------------------------------------------------------------
Loss on ordinary activities before taxation                         (2,429)       (2,103)
Taxation on loss on ordinary activities                   8             90            87
----------------------------------------------------------------------------------------
Loss for the financial year attributable to
shareholders and amount transferred from reserves        17         (2,339)       (2,016)
========================================================================================
Loss per share
   - Basic                                               22          (4.7p)        (6.1p)
   - Diluted                                             22          (4.7p)        (6.1p)
========================================================================================
Loss per share excluding exceptional item
   - Basic                                               22          (4.7p)        (2.3p)
   - Diluted                                             22          (4.7p)        (2.3p)
========================================================================================

            All of the Group's operations are continuing.

            There is no difference between the loss on ordinary activities and the retained loss for the year and their historical cost equivalents.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES for the year ended 31 March 2002

                                                          2002                2001
                                                          L'000               L'000
-------------------------------------------------------------------------------------
Loss for the financial year                              (2,339)             (2,016)
Exchange adjustment offset in reserves                      290                   6
-----------------------------------------------------------------------------------
Total recognised losses for the year                     (2,049)             (2,010)
===================================================================================

                                   APPENDIX IV

                                   DEFINITIONS

"Act" or "Companies Act"                   the Companies Act 1985 (as amended);

"Admission"                                the admission of the New Escalon Shares issued pursuant to the Offer to trading on NASDAQ SmallCap Market or NASDAQ National Market, as the case may be becoming effective in accordance with the rules of the SEC;

"Associate"                                any associate or associated company as such terms are respectively defined in sections 417 and 416 of ICTA;

"Atlantic Law"                             Atlantic Law, a firm of solicitors authorised and regulated by the Financial
                                           Services Authority, whose offices are situated at One Great Cumberland Place,
                                           London W1H 7AL;

"Australia"                                Commonwealth of Australia, its states, territories or possessions;

"Board" or "Directors"                     the board of directors of Escalon from time to time;

"Canada"                                   Canada, its possessions, provinces, territories and all areas subject to its jurisdiction or any political subdivision thereof;

"Capita"                                   Capita IRG Plc, Corporate Actions, PO Box 166, The Registry, 34 Beckenham Road,
                                           Beckenham, Kent BR3 4TH, the receiving agents of Escalon;

"certificated" or                          where a share or other security is not in uncertificated form;
"in certificated form"

"City Code"                                the City Code on Takeovers and Mergers;

"CREST"                                    the computerised settlement system to facilitate the transfer of title of the shares in uncertificated form operated by CRESTCo;

"CRESTCo"                                  CRESTCo Limited;

"CREST Regulations"                        the Uncertificated Securities Regulations 2001 (SI 2001/3755), as amended from time to time;

"Daily Official List"                      the daily official list of the London Stock Exchange;

"Document" or "Offer Document"             this document and any document containing the Offer;

"Drew"                                     Drew Scientific Group Plc, a company incorporated in England and Wales with registration number 02800824 and whose registered office is at Sowerby Woods
                                           Industrial Estate, Barrow-in-Furness, Cumbria LA4 4QR and where relevant all of its Subsidiaries, Associates and affiliates;

"Drew Board"                               the board of directors of Drew;

"Drew Directors"                           the directors of Drew;

"Drew Options"                             the options held by employees and directors of Drew over 780,000 Drew Shares at exercise prices of between 83.5p and 147.5p per share, further details of which are set out in pages 29 and 31 of the Drew Listing Particulars;

"Drew Listing Particulars                  the Listing Particulars dated 18 March 2004 issued by Drew in connection with its rights issue, a copy of which accompanies this Document;

"Drew Shareholders"                        registered holders of Drew Shares;

"Drew Shares"                              the existing issued or unconditionally allotted and fully paid (or credited as fully paid) ordinary shares of 1 penny each in Drew and any further such shares which are unconditionally allotted or issued while the Offer remains open for acceptance or, subject to the provisions of the City Code by such earlier date as
                                           Escalon may determine;

"Escalon"                                  Escalon Medical Corp., a corporation incorporated in the Commonwealth of
                                           Pennsylvania, US, with its principle office address at 575 East Swedesford Road,
                                           Suite 100, Wayne, Pennsylvania 19087, United States of America;

"Escalon Board"                            the board of directors of Escalon;

"Escalon Directors"                        the directors of Escalon, whose names are set out in paragraph 2 of Appendix II to this Document;

"Escalon Officers"                         the officers of Escalon, whose names are set out in paragraph 2 of Appendix II to this document;

"Escalon Shares"                           common stock of $0.001 nominal (par) value each in the capital of Escalon;

"Escalon Group"                            Escalon and its Subsidiaries on the date of this Document;

"Form of Acceptance"                       the form of acceptance and authority relating to the Offer accompanying this Document;

"ICTA"                                     the Income and Corporation Taxes Act 1988;

"Inland Revenue"                           the UK Inland Revenue;

"Japan"                                    Japan, its cities, prefectures, territories and possessions;

"Listing Particulars"                      the listing particulars prepared by a company pursuant to the Listing Rules;

"Listing Rules"                            the listing rules of the UK Listing Authority;

"London Stock Exchange"                    London Stock Exchange plc or its successor;

"NASDAQ"                                   The National Association of Securities Dealers Automated Quotation System of the
                                           US;

"New Escalon Shares"                       new common stock of $0.001 nominal (par) value each in the capital of Escalon issued pursuant to the Offer;

"Offer"                                    the offer made by Atlantic Law on behalf of Escalon for the entire issued and to be issued share capital of Drew on the terms and subject to the conditions set out in this Document and the Form of Acceptance and, where the context requires any subsequent revision, variation, extension or renewal thereof;

"Offer Period"                             the period commencing on 8 April 2004 and ending at 3.00 p.m. on 4 June 2004 or, if later, the date on which the Offer becomes or is declared unconditional or lapses;

"Offer Price"                              the price payable by Escalon for the Drew Shares pursuant to the Offer;

"Official List"                            the Official List of the UK Listing Authority;

"Panel"                                    the Panel on Takeovers and Mergers;

"Regulatory Information Service"           any of the services set out in schedule 12 to the Listing Rules, for the purposes of Part VI of the Financial Services and Markets Act 2000;

"Rights Issue"                             the rights issue made by Drew as contained in the Drew Listing Particulars;

"Subsidiary"                               has the meaning ascribed to it in section 736 and 736b of the Companies Act 1985 and "Subsidiaries" shall be interpreted accordingly;

"SEC"                                      the Securities and Exchange Commission of the US;

"SDRT"                                     UK stamp duty reserve tax;

"UK Listing Authority"                     the Financial Services Authority acting in its capacity as the United Kingdom
                                           Listing Authority;
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

"uncertificated" or                        recorded on the relevant register of the share or security concerned as being in
"in uncertificated form"                   uncertificated form in CREST and title to which may be transferred by means of
                                           CREST;

"United Kingdom" or "UK"                   the United Kingdom of Great Britain and Northern Ireland and its dependent territories;

"United States" or "US"                    the United States of America, its territories and possessions, any state of the
                                           United States of America and the District of Columbia and all other areas subject to its jurisdiction and any political subdivision thereof;

"US Securities Act"                        the United States Securities Act of 1933 (as amended);

"L" or "Pound"                             UK pounds sterling;

"$" or "Dollars"                           United States dollars.

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